As filed with the Securities and Exchange Commission on November 18, 2005
Registration No. 333-126530

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Post-effective Amendment No 1)
Lighting Science Group Corporation (Name of small business issuer in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3646 (Primary Standard Industry Classification Code Number)	23-2596710 (I.R.S. Employer Identification No.)

2100 McKinney Avenue, Suite 1555 Dallas, Texas 75201 (214) 382-3630 (Address and telephone number of principal executive offices)
2100 McKinney Avenue, Suite 1555 Dallas, Texas 75201 (Address of principal place of business or intended principal place of business)

Ronald E. Lusk, Chief Executive Officer
Lighting Science Group Corporation
2100 McKinney Avenue, Suite 1555
Dallas, Texas 75201
(214) 382-3630
(Name, address, and telephone number of agent for service)

Copies to:
Mario V. Mirabelli, Esq.
Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037
(202) 457-6000

Approximate date of proposed sale to the public: From time to time as soon as practicable after the effectiveness of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Max. Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value per share (2)(5)	14,260,823	$ 0.92	$ 13,119,957	$ 1,544.22 *
Common Stock, $.001 par value per share, underlying warrants (3)(5)	7,422,733	$ 0.92	$ 6,828,914	$ 803.76 *
Common Stock, $.001 par value per share, issuable upon conversion of preferred stock (4)(5)	9,043,864	$0.92	$ 8,320,355	$ 979.31 *
* Previously paid

1.
Estimated solely for the purposes of calculating the registration fee under Rule 457(c) under the Securities Act of 1933, as amended. Based on the average of the high and low prices for the registrant’s common stock as quoted on the Pink Sheets on July 6, 2005 of $0.92. Our common stock began trading on the OTCBB on July 14, 2005.

2.	Includes 14,260,823 shares issued to selling stockholders who are party to a lock-up agreement dated as of May 12, 2005.
3.	Includes up to 7,422,733 shares of common stock underlying warrants to purchase common stock.
4.	Includes 9,043,864 shares that will be issued to selling stockholders upon the conversion of the 6% convertible preferred stock.
5.
Pursuant to Rule 416 under the Securities Act, this registration statement also covers additional shares of Lighting Science Group common stock that may be issued pursuant to certain anti-dilution provisions applicable to the 6% convertible preferred stock and the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Lighting Science Group Corporation

Up to 30,727,420 shares of common stock

This prospectus relates to the sale of up to 30,727,420 shares of Lighting Science Group Corporation, or Lighting Science Group, common stock, par value $.001 per share, by the selling stockholders named in the "Selling Stockholders" section (or their pledgees, donees, permitted transferees or other successors-in-interest) from time to time. The selling stockholders will sell the shares from time to time on the Over-the-Counter Bulletin Board (the “OTCBB”) at prevailing market prices or privately negotiated prices. These prices will fluctuate based on the demand for the shares of common stock. On November 9, 2005, the closing sales price of Lighting Science Group’s common stock was $0.49 per share. Our common stock is quoted on the OTCBB under the symbol “LSGP.”

Of the common stock offered hereby, (i) 9,043,864 shares of the common stock are issuable upon conversion of $7,235,086 aggregate principal amount of our 6% convertible preferred stock, (ii) up to 7,422,733 shares of common stock are issuable upon exercise of warrants issued in connection with the sale of the preferred stock, and (iii) 14,260,823 shares of common stock were acquired prior to May 12, 2005 by certain selling stockholders who have agreed to the terms of a lock-up agreement dated as of May 12, 2005 and may not be sold by the selling stockholders except pursuant to the lock-up agreement. We are not offering or selling any shares of our common stock pursuant to this prospectus. We will not receive any proceeds from any sales made by the selling stockholders. We will, however, receive the proceeds from the exercise of the warrants issued to the selling stockholders if and when they are exercised, to the extent they are not exercised under a cashless exercise as provided for in the warrant agreement. We will pay the expenses of this offering. We will not be paying any underwriting discounts or commissions in this offering. The selling stockholders identified in this prospectus, or their pledgees, donees, permitted transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

We do not know when or in what amount a selling stockholder may offer shares for sale, including whether a selling stockholder will sell any or all of the shares offered by this prospectus.

Investing in our common stock involves certain risks. Before buying any shares, you should carefully consider the risk factors described in the "Risk Factors" section.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.
Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2005.

TABLE OF CONTENTS

SUMMARY
RISK FACTORS
CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF BUSINESS
PLAN OF OPERATION
DESCRIPTION OF PROPERTY
DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELLING STOCKHOLDERS
DESCRIPTION OF SECURITIES
PLAN OF DISTRIBUTION
LEGAL PROCEEDINGS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
OUR ACCOUNTANTS
FINANCIAL STATEMENTSF-
SIGNATURES

SUMMARY

This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, including the “Risk Factors” section, before making an investment decision.

Lighting Science Group Corporation

Lighting Science Group Corporation is a Delaware corporation incorporated in June 1988. On June 1, 2004, Lighting Science Group acquired 100% of the outstanding common stock of Lighting Science, Inc., a Delaware corporation that developed and owned certain intellectual property related to the design and development of lighting products utilizing light emitting diodes, or LEDs, as a source of light. With our acquisition of Lighting Science, Inc., we entered the field of solid-state lighting. We began conducting operations under the name Lighting Science Group Corporation on January 1, 2005.

As of the date of this prospectus, Lighting Science Group continues with its plans to develop and sell products based upon the intellectual property acquired in the acquisition of Lighting Science, Inc. related to the design and development of lighting products utilizing light emitting diodes as a source of light.

Our principal executive offices are located at 2100 McKinney Avenue, Suite 1555, Dallas, Texas 75201. Our telephone number is (214) 382-3630.

Market Overview

The global lighting market has annual sales exceeding $40 billion, with the U.S. market alone contributing $12 billion to $15 billion annually. More importantly, the lighting market consumes over 20% of the world’s energy on an annual basis. This is the target market that management believes will evolve to solid-state lighting. Industry studies have predicted that LED-based lighting will replace over 40% of incandescent lighting applications by 2025. It is estimated that by the same year solid-state lighting could reduce the global amount of electricity used for lighting by 50%. We believe that no other use of electricity can offer such a large energy-savings potential.

Competitive Advantages

Through the development of its Optimized Digital Lighting™, or ODL™, technology, Lighting Science Group believes that it has begun to close the gap between the theoretical performance capability of today’s LEDs and the current level of LED performance in the existing generation of general illumination products. With our enabling technologies, we believe that we have positioned ourselves at the forefront of the emerging solid state lighting industry and will be able to compete in the marketplace.

Products/Distribution

Lighting Science Group is positioned to introduce its ODL products through traditional commercial and retail distribution channels and on a direct basis through its sales force, as well as through shared savings plans with larger commercial and municipal customers (See "Plan of Operation" section  for a discussion of our shared savings program). Our near-term product portfolio includes flashlights and floodlights for the consumer market, cabinet lighting for the furniture manufacturing and hospitality markets, and outdoor lighting products for parking garages and street lighting for the commercial and municipal markets.

The Private Placement

On May 12, 2005, we entered into a definitive Securities Purchase Agreement with Western Reserve Hedged Equity, LP, AG Domestic Convertibles, L.P., A.G. Offshore Convertibles, Ltd., the Gryphon Master Fund, L.P., the GSSF Master Fund, L.P., Xerion Partners I LLC, Xerion Partners II Master Fund Limited, Telemark Asset Management, LLC and certain other accredited investors including certain officers and directors of Lighting Science Group, collectively referred to as the Purchasers, for the private placement of 6% convertible preferred stock of Lighting Science Group, $.001 par value per share, pursuant to which the Purchasers bought 2,260,966 shares of the preferred stock at $3.20 per share for an aggregate purchase price of $7,235,086. Additionally, warrants, a registration rights agreement and lock-up agreements with affiliates and certain unaffiliated stockholders of Lighting Science Group were also entered into and executed. A certificate of designation that sets forth the rights, preferences, terms and conditions of the preferred stock was filed with the Secretary of State of the State of Delaware on May 10, 2005.

The preferred stock may be converted into shares of common stock. The preferred stock has an initial conversion price of $0.80 per share of common stock subject to full ratchet anti-dilution provisions. The Purchasers also received warrants to purchase an additional 6,782,889 shares of common stock at an exercise price of $0.96 per share (subject to adjustment pursuant to anti-dilution provisions). The warrants have a term of five years from the closing date of the transaction. Merriman Curhan Ford & Co. acted as placement agent for this transaction. MRM Capital LP acted as our financial advisor. Warrants to purchase a total of 639,844 shares of common stock at an exercise price of $1.50 per share (subject to adjustment pursuant to anti-dilution provisions) were issued to Merriman and MRM in conjunction with this transaction.

The lock-up agreements provide that all affiliated stockholders of Lighting Science Group will not offer sell, contract to sell, pledge or otherwise dispose of common stock or securities convertible into, or exchangeable or exercisable for, common stock, subject to certain exceptions for a period of 180 days following the date that a registration statement is declared effective with regard to such common stock. Shares of common stock that affiliates held prior to the private placement will not be included in this registration statement.

Lock-up agreements were also entered into with certain unaffiliated stockholders covering a total of 14,260,823 shares of our common stock. Such lock-up agreements provide that such unaffiliated stockholders will not offer sell, contract to sell, pledge or otherwise dispose of common stock or securities convertible into, or exchangeable or exercisable for, our common stock, subject to certain exceptions, for 180 days following the effective date of a registration statement regarding the common stock. Shares of common stock held by unaffiliated stockholders who have executed a lock-up agreement will be included in this registration statement.

Neither the preferred stock nor the warrants have been registered under the Securities Act of 1933, as amended, and may not be subsequently offered or sold by investors in the United States absent registration or an applicable exemption from the registration requirement. Pursuant to the registration rights agreement, we have agreed with the purchasers of these securities to register the common stock underlying these securities for public resale. This prospectus has been prepared, and the registration statement of which this prospectus is a part has been filed with the SEC, in order to satisfy our obligations to the purchasers of these securities.

Accordingly, this prospectus covers:

•	the resale by the selling stockholders of shares of our common stock issued upon conversion of the selling stockholders’ preferred stock.

•	the resale by the selling stockholders of shares of our common stock issuable upon exercise of the warrants.

•	the resale by certain unaffiliated, selling stockholders of our common stock purchased prior to the date of the Securities Purchase Agreement and who have executed a lock-up agreement.

•	any additional shares of our common stock that may be issued pursuant to anti-dilution provisions applicable to the preferred stock and the warrants.

Investing in our securities involves risks. You should carefully consider the information in the “Risk Factors” section of this prospectus and the other information included or incorporated by reference in this prospectus before investing in our securities.

The Offering

Common stock currently outstanding(1)	55,310,632 shares
Common stock offered by the selling stockholders(2)	30,727,420 shares
Common stock to be outstanding after the offering(3)	71,777,229 shares
Use of proceeds
The exercise of warrants for common shares being registered under this registration statement will result in proceeds of up to $7,471,339 to Lighting Science Group. These proceeds will be used for working capital purposes.

Trading Symbol	LSGP
________________________

(1)	Includes approximately 15,663,416 shares beneficially owned by affiliates.
(2)	Includes approximately 16,466,597 shares underlying the 6% convertible preferred stock and warrants.
(3)
Assumes the conversion of 2,260,966 shares of preferred stock into 9,043,864 shares of common stock and the exercise of warrants held by the selling stockholders for up to 7,422,733 shares of common stock.

Summary Consolidated Financial Information

Set forth below are summary consolidated statement of operations for the nine months ended September 30, 2005 and 2004, the cumulative period beginning September 26, 2003 and ended September 30, 2005, the year ended December 31, 2004, and the periods from September 26, 2003 to December 31, 2003 and January 1, 2003 to September 25, 2003. Also please find set forth below the consolidated balance sheets as of September 30, 2005, December 31, 2004 and September 26, 2003. This information should be read in conjunction with our audited consolidated financial statements as of and for the years ended December 31, 2004 and December 31, 2003 and the notes thereto and our unaudited consolidated financial statements as of and for the three months ended September 30, 2005 and 2004 and the notes thereto and the “Plan of Operation”, which appear elsewhere in this prospectus.

Income Statement Data:	For the Nine Months Ended September 30, 2005	For the Nine Months Ended September 30, 2004	Cumulative from September 26, 2003 through September 30, 2005	For the Year Ended December 31, 2004	September 26, 2003 through December 31, 2003	January 1, 2003 through September 25, 2003
Revenue	$42,868	$-	$46,272	$3,404	$-	$3,524,732
Cost of goods sold	(16,487)	-	(18,563)	(2,076)	-
Cost of services	-	-	-	-	-	(3,048,070)
Gross margin	26,381	-	27,709	1,328	-	476,662

Operating expenses:
Selling, general and administrative	1,158,278	592,916	2,461,742	1,483,264	79,451	925,306
Compensation and related expenses	1,441,424	949,669	2,797,911	1,148,426	208,061	-
Consulting fees	1,154,996	395,590	1,779,930	624,934	-	-
Directors fees	225,000	279,167	701,075	388,575	87,500	-
Depreciation and amortization	364,736	144,507	623,987	-	-	-
Total operating expenses	4,344,434	2,361,849	8,364,645	3,645,199	375,012	925,306
Operating income (loss)	(4,318,053)	(2,361,849)	(8,336,936)	(3,643,871)	(375,012)	(448,644)

Interest, net and other income and expense, net	(733,494)	(101,466)	(894,804)	(127,150)	(34,160)	(842,613)
Net loss	(5,051,547)	(2,463,315)	(9,231,740)	(3,771,021)	(409,172)	(1,291,257)

Dividend on 6% Convertible Preferred Stock and accretion of preferred stock redemption value	729,982	-	729,982	-	-	-
Net loss applicable to common stock	$(5,781,529)	$(2,463,315)	$(9,961,722)	$(3,771,021)	$(409,172)	$(1,291,257)

Basic net loss per weighted average common share	$(0.10)	$(0.10)	$(0.27)	$(0.12)	$(0.02)	$(0.15)

Weighted average number of common shares outstanding	55,214,668	25,896,693	36,814,103	31,688,957	16,685,446	8,335,961

Balance Sheet Data:	September 30, 2005	December 31, 2004	September 26, 2003
Cash and cash equivalents	$3,452,678	$987,023	$278
Other current assets	682,361	178,450	-
Total current assets	4,135,039	1,165,473	278

Property and equipment, net	326,826	310,475	-
Reorganized value in excess of amounts allocable to identifiable assets	2,793,224	2,793,224	2,793,224
Intellectual property, net	1,123,733	1,168,883	-
Property rights agreement, net	590,555	856,306	-
Other non-current assets	158,365	181,312	-
TOTAL ASSETS	$9,127,742	$6,475,673	$2,793,502

Accounts payable	$170,632	$40,636	$-
Accrued expenses	75,515	17,899	-
Accrued dividend on 6% Convertible Preferred Stock	59,994	315,554	-
Note payable and accrued interest from related parties	-	1,851,299	2,526,002
Current portion of note payable to related party	-	25,000	-
Total current liabilities	306,141	2,250,388	2,526,002

Note payable - related party	150,000	150,000	-
Liability under derivative contracts	7,189,863	-	-
Total other liabilities	7,339,863	150,000	-
TOTAL LIABILITIES	7,646,004	2,400,388	2,526,002

6% Convertible preferred stock	562,949	-	-

Series A preferred stock	-	533	533
Common stock	55,061	51,297	16,685
Additional paid-in-capital	12,496,135	8,229,648	250,282
Stock subscriptions receivable	-	(26,000)	-
Deficit accumulated during the development stage	(11,632,407)	(4,180,193)	-
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	918,789	4,075,285	267,500
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$9,127,742	$6,475,673	$2,793,502

RISK FACTORS

An investment in our common stock is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks occur, our business could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to Lighting Science’s Business

Because We Have A Lack Of Revenues And A History Of Losses, We May Be Unable To Continue Operations Unless We Can Generate Operating Income By Completing Development Of Our Products, Obtaining Approval of Intellectual Property Rights And Marketing The Products.

Since we emerged from bankruptcy on September 26, 2003, we have sustained operating losses. For the year ended December 31, 2004, we had limited revenues from operations of $3,404 and as of September 30, 2005 and December 31, 2004, we had an accumulated deficit of $13,361,571 and $4,180,193, respectively. We do not expect to have significant revenue from operations in fiscal 2005. We anticipate operating losses over the next year as we continue our research and development efforts and seek to market our products. Therefore, our ability to continue operations depends on our ability to generate operating income by completing development of our products, obtaining strategic partners and ultimately marketing our products.

It Is Difficult To Evaluate The Likelihood That We Will Achieve Or Maintain Profitability In The Future.

We are emerging from being a development stage company to one that is focusing on sales and growth in the lighting industry marketplace. Accordingly, since acquiring Lighting Science, Inc. and refocusing on the sale and development of the Optimized Digital Lighting products, we have not yet achieved profitability on an annual basis. As we begin this next stage concentrating on sales and growth, our limited operating history makes an evaluation of our future prospects difficult. If we do not achieve sufficient growth in our reserves or achieve and sustain profitability in the future, we may be unable to continue operations.

If We Are Unable To Obtain Outside Capital When Needed, In The Amount Needed, Our Business And Future Prospects Will or Could Be Adversely Affected And We Could Be Forced To Suspend Or Discontinue Operations.

Although no assurance can be given, we believe that our current cash and investment balances will be sufficient to meet our operating needs through the end of 2005. The actual amount of funds that we will need will be determined by many factors, some of which are beyond our control. These factors include the success of our research and development efforts (including any unanticipated delays), the costs and timing of obtaining new patent rights, regulatory changes, competition and technological developments in the market.
Potential sources of outside capital include entering strategic business relationships, public or private sales of shares of our capital stock or debt or other similar arrangements. We do not have any committed sources of outside capital at this time. It is uncertain whether we will be able to obtain outside capital when we need it or on terms that would be acceptable. If we raise funds by selling additional shares of our common stock or securities convertible into our common stock, the ownership interest of our existing stockholders will be diluted. If we are unable to obtain outside capital when needed, in the amount needed, our business and future prospects will or could be adversely affected and we could be forced to suspend or discontinue operations.

Because We Rely Upon Ronald E. Lusk And Other Key Personnel, A Loss Of Any Key Personnel Could Prevent Or Significantly Delay The Achievement Of Our Goals.

Our success will depend to a large extent on the abilities and continued service of Ronald E. Lusk and other key personnel. The loss of Mr. Lusk, the CEO, or other key personnel could prevent or significantly delay the achievement of our goals. We have employment agreements with Ronald E. Lusk, Fredric S. Maxikand J. Michael Poss. We maintain key man life insurance policy with respect to Fredric S. Maxik. If any of these persons were to leave Lighting Science Group, it could delay implementation of our business plan and marketing efforts. Should any of them leave, we would seek to replace them as soon as possible. As we grow, we will need to add additional management and other personnel. Competition for qualified personnel in our industry is intense, and our success will depend on our ability to attract and retain highly skilled personnel. We cannot assure you that our efforts to obtain or retain such personnel will be successful.

The recent resignations of the Company’s President, Chief Financial Officer and Executive Vice President Could Prevent Or Significantly Delay The Achievement Of Our Goals.

In October 2005, the Company’s President, Stan T. Waldrop, and Executive Vice President, Philip R. Lacerte, resigned their positions with the Company. In November 2005, Michael N. Lavey, our Chief Financial Officer also resigned. Mr. Waldrop has agreed to provide transition consulting for a six month period for which he was issued 50,000 shares of the Company’s common stock. In exchange for being released from his employment agreement, Mr. Lacerte agreed to return 100,000 shares of common stock to the Company. Although we have hired a replacement for Mr. Lavey, we have not yet replaced Mr. Waldrop or Mr. Lacerte and we are unable assess whether the loss of these officers could prevent or significantly delay the achievement of our goals. Additionally, we are unable to assess the impact the resignations of these executives will have on the other employees of the Company.

Customer Acceptance Of Our Products Is Dependent On Our Ability To Meet Changing Requirements.

Customer acceptance of our products is significantly dependent on our ability to offer products that meet the changing requirements of our customers. Any decrease in the level of customer acceptance of our products could have a material adverse effect on us.

Our Future Performance Is Dependent Upon Attracting And Retaining Customers.

We are moving from a research and development stage company to one which is focused on sales and growth. If we are unsuccessful in our attempts to commercialize our products and attract and retain a solid customer base, then we will be unable to continue as a going concern.

The Markets For Many Of Our Products Are Characterized By Changing Technology.

The markets for many of our products are characterized by changing technology, new product introductions, product enhancements and evolving industry standards. The introduction or enhancement of products embodying new technology or the emergence of new industry standards could render existing products obsolete or result in short product life cycles. Accordingly, our ability to compete is in part dependent on our ability to continually offer enhanced and improved products.

We are Dependent on Key Outside Contract Manufacturers or Processes to Deliver a Custom Product with the Highest Performance and Shortest Time to Market.

We depend on key outside contract manufacturers’ equipment and assembly processes. We believe that these key manufacturing and assembly processes give us the flexibility and responsiveness to meet our customer delivery schedule and performance specification with a custom product. This value proposition is an important component of our offering to our customers. A loss of these capabilities or access to key outside contract manufacturers could have an adverse effect on our existing operations and new business growth.

Our Industry Is Sensitive To Changing Economic Conditions.

We believe that many factors affect our industry, including consumer confidence in the economy, interest rates and credit availability. The overall economic climate or Gross National Product growth has a direct impact on our customers and the demand for our products. We cannot assure you that our business will not be adversely affected as a result of an industry or general economic downturn.

If Our Optimized Digital Lighting Technology Does Not Achieve Market Acceptance, Prospects For Our Growth And Profitability May Be Limited.

Our future success depends on market acceptance of our Optimized Digital Lighting technology. Potential customers may be reluctant to adopt solid-state lighting as an alternative to traditional lighting technology because of its higher initial cost or perceived risks relating to its novelty, reliability, usefulness and cost-effectiveness when compared to other lighting sources available in the market. If acceptance of solid-state lighting in general, and of our ODL lighting systems in particular, does not continue to grow within the high performance lighting markets that we may serve directly, and in the markets that we serve indirectly through future customers, then opportunities to increase our revenues and operate profitably may be limited.

If Critical Components That We Currently Purchase From Our Suppliers Become Unavailable, We May Incur Delays In Shipment, Which Could Damage Our Business.

We depend on our suppliers for certain components critical to the manufacture of our solid-state lighting systems. For certain types of LEDs used in our lighting systems, we currently have a limited number of suppliers. We depend on our vendors to supply critical components in adequate quantities and consistent quality and at reasonable costs. Finding a suitable alternate supply of required components and obtaining them in needed quantities may be a time-consuming process and there can be no assurance that an adequate alternative source of supply could be found at an acceptable cost.

We could experience shortages of standard electronic components as well as custom components specific to our products. If our suppliers are unable to meet our demand for critical components at reasonable costs, and if we are unable to obtain an alternative source or the price for an alternative source is prohibitive, our ability to maintain timely and cost-effective production of our products will or could be harmed. Because we generally rely on purchase orders rather than long-term contracts with our suppliers, we cannot predict with certainty our ability to obtain components in adequate quantities and at acceptable prices in the longer term. If we are unable to obtain components in adequate quantities we may incur delays in shipment or be unable to meet demand for our products, which could harm our revenues and damage our reputation and our relationships with customers and prospective customers.

The principal raw materials used in the manufacture of our LED components and sensor assemblies are silicon wafers, gold wire, lead frames, and a variety of packages and substrates, including metal, printed circuit board, flex circuits, ceramic and plastic packages. All of these raw materials can be obtained from several suppliers. From time to time, particularly during periods of increased industry-wide demand, silicon wafers and other materials have been in short supply. Any significant interruption in the supply of these raw materials could have a material adverse effect on us.

If The Companies To Which We Outsource The Manufacture Of Our Products Fail To Meet Our Requirements For Quality, Quantity And Timeliness, Our Revenues And Reputation In The Marketplace Could Be Harmed.

We outsource the manufacture of our products, and do not own or operate a manufacturing facility. We currently depend on a small number of contract manufacturers to manufacture our products at plants in various locations throughout the world. These manufacturers supply all necessary raw materials (other than certain critical components such as LEDs, which we procure directly), provide all necessary facilities and labor to manufacture our products, and stock and arrange for transport of our finished goods, generally by ship, to our distributors and customers. If these companies were to terminate their arrangements with us or fail to provide the required capacity and quality on a timely basis, we would be unable to manufacture and ship our products until replacement manufacturing services could be obtained. To qualify a new contract manufacturer, familiarize it with our products, quality standards and other requirements, and commence volume production may be a costly and time-consuming process. We cannot assure you that we would be able to establish alternative manufacturing relationships on acceptable terms.

Our reliance on contract manufacturers involves certain risks, including the following:

•	lack of direct control over production capacity and delivery schedules;

•	lack of direct control over quality assurance, manufacturing yields and production costs;

•	risk of loss of inventory while in transit; and

•
risks associated with international commerce, including unexpected changes in legal and regulatory requirements, changes in tariffs and trade policies, risks associated with outbreaks of disease, risks associated with the protection of intellectual property and political and economic instability.

Any interruption in our ability to manufacture and distribute products could result in delays in shipment, lost sales, limited revenue growth and damage to our reputation in the market, all of which would adversely affect our business.

If We Are Unable To Increase Production Capacity For Our Products In A Timely Manner, We May Incur Delays In Shipment And Our Revenues And Reputation In The Marketplace Could Be Harmed.

An important part of our business strategy is the expansion of production capacity for our products. We plan to increase production capacity by adding new contract manufacturers and by expanding capacity with our existing contract manufacturers. Our ability to successfully increase production capacity will depend on a number of factors, including the following:

•	identification and availability of appropriate and affordable contract manufacturers;

•	ability of our current contract manufacturers to allocate more existing capacity to us or their ability to add new capacity quickly;

•	availability of critical components used in the manufacture of our products;

•	establishment of adequate management information systems, financial controls and supply chain management and quality control procedures; and

•	ability of our future contract manufacturers to implement our manufacturing processes.

If we are unable to increase production capacity for our products in a timely manner while maintaining adequate quality, we may incur delays in shipment or be unable to meet increased demand for our products, which could harm our revenues and damage our reputation and our relationships with customers and prospective customers.

If Demand For Our Optimized Digital Lighting And Other Light Products In The General Lighting Market Fails To Emerge, We May Not Be Able To Carry Out Long-Term Business Strategies.

Our long-term business strategy includes penetration of the general lighting market with our ODL and other lighting products. Failure to obtain and incorporate into our products, on a timely basis, LEDs having satisfactory performance, quality and cost characteristics could delay our planned introduction of our products, or reduce the attractiveness to potential customers of our products that incorporate LEDs.

In addition, the characteristics of our Optimized Digital Lighting technology that we believe are desired by customers in the high performance color lighting markets that we currently serve may not provide us with competitive advantages in the general lighting market. For example, end-users in the general lighting market may not require the complex, dynamic lighting effects or sophisticated digital control that our systems provide. Similarly, if LED manufacturers are able to develop single LEDs that produce light of acceptable consistency and color, our color temperature control technologies may be of less importance in the general lighting market than in the high performance color lighting market.

We have devoted, and intend to continue to devote, substantial resources to the development of our products and technologies suitable for use in the general lighting market. If demand for these products and technologies in the general lighting market does not develop and we do not receive revenue to offset these expenditures, our profitability will or could be harmed and our ability to carry out our long-term business strategy may be adversely affected.

If We Are Not Able To Compete Effectively, Our Prospects For Future Success Will Be Jeopardized.

In the high performance lighting markets in which we plan to sell our Optimized Digital Lighting and other LED lighting systems, and in the licensing markets in which we participate, our systems compete with lighting products utilizing traditional lighting technology provided by many vendors. In addition, we face competition from a smaller number of manufacturers, including manufacturers of traditional lighting equipment that have developed one or more solid-state lighting products. Some of our competitors, particularly those that offer traditional lighting products, are larger companies with greater resources to devote to research and development, manufacturing and marketing than we have.

We expect to encounter competition from some of the competitors described above. Additionally, to the extent that we seek to introduce Optimized Digital Lighting products for use in general lighting applications, such as retrofit bulbs and lamps for standard fixtures, we expect to encounter competition from large, established companies in the general lighting industry such as General Electric, Matsushita, Osram Sylvania and Philips Lighting, each of which has, we believe, undertaken initiatives to develop LED technology. These companies have global marketing capabilities and substantially greater resources to devote to research and development and other aspects of the development, manufacture and marketing of solid-state lighting systems than we have. We will also be competing with domestic and international manufacturers of lighting components of various sizes and resources. We cannot assure you that we will be able to compete successfully in such markets against these or future competitors.

In each of our markets, we anticipate the possibility that LED manufacturers, including those that currently supply us with LEDs, may seek to compete with us by introducing more complete systems that do not infringe upon our patents.

Our competitors’ lighting technologies and products may be more readily accepted by customers than our products. Additionally, to the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our revenues and profitability, and our future prospects for success, may be harmed.

If We Are Unable To Manage Our Growth Effectively, Our Future Growth, Profitability And Liquidity Could Be Adversely Affected.

We anticipate significant growth in our business. Our anticipated growth is expected to place significant strain on our limited research and development, sales and marketing, operational and administrative resources. To manage any future growth, we must continue to improve our operational and financial systems and expand, train and manage our employee base. For example, we must implement new modules of our management information system, hire and train new sales representatives and expand our supply chain management and quality control operations. We recently hired a new chief financial officer and we will need to make other additions to our operations and administrative management teams. If we are unable to manage our growth effectively, our future growth may be limited, we may be unable to operate profitability and we may not be able to effectively pursue our business plan.

We Have Limited Experience Conducting Operations Internationally, Which May Make Expansion More Difficult And Costly Than We Expect And Adversely Affect Our Revenue Growth And Profitability.

We currently outsource the manufacture of our products to international facilities. To the extent that we continue to outsource to international locations, we are exposed to differing laws, regulations and business cultures than what we experience domestically and that may adversely impact our business. We may also be exposed to economic and political instability and international unrest. Although we hope to enter into agreements with manufacturers, shippers and distributors that attempt to minimize these risks, there is no assurance that such agreements will be honored or that we will be able to adequately protect our interests.

We intend to continue outsourcing the manufacturing of our products internationally for the foreseeable future. There are many barriers and risks to operating successfully in the international marketplace, including the following:

•	foreign currency risks;

•	dependence on foreign manufacturers, shippers and distributors;

•	compliance with multiple, conflicting and changing governmental laws and regulations; and

•	import and export restrictions and tariffs.

If we are not able to successfully deliver our products and services to our anticipated markets, our revenue growth and profitability may be adversely affected.

Our Products Could Contain Defects, Which Could Reduce Sales Of Those Products Or Result In Claims Against Us.

Despite testing by us and our customers, defects could be found in the future in our existing or future products. This could result in, among other things, a delay in the recognition or loss of revenues, loss of market share or failure to achieve market acceptance. These defects may cause us to incur significant warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts and harm our relationship with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our products and would likely harm our business. Defects, integration issues or other performance problems in our products could result in personal injury or financial or other damages to our customers or could damage market acceptance of our products. Our customers could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

Risks Related To Intellectual Property

If We Are Unable To Respond Effectively As New Lighting Technologies And Market Trends Emerge, Our Competitive Position And Our Ability To Generate Revenues And Profits May Be Harmed.

The emergence of solid-state lighting is transforming the lighting industry. To be successful, we will need to keep pace with rapid changes in lighting technology, changing customer requirements, new product introductions by competitors and evolving industry standards, any of which could render our existing products obsolete if we fail to respond in a timely manner. For example, if new solid-state lighting devices are introduced that can be controlled by methods not covered by our proprietary technology, or if effective new sources of light other than solid-state devices are discovered, our current products and technology could become less competitive or obsolete. If others develop innovative proprietary lighting technology that is superior to ours, or if we fail to accurately anticipate technology and market trends and respond on a timely basis with our own innovations, our competitive position may be harmed and we may not achieve sufficient growth in our revenues to attain, or sustain, profitability.

If We Are Unable to Obtain and Protect Our Intellectual Property Rights, Our Ability to Commercialize Our Products Could Be Substantially Limited.

We have filed fifteen applications with the United States Patent and Trademark Office. From these applications, two (2) patents have been allowed and thirteen (13) are pending approval.

We cannot assure you that any patent applications filed by us, or by others under which we have rights, will result in patents being issued in the United States or foreign countries. In addition, we cannot guarantee that patents that have been or will be issued will afford meaningful protection for our products. Competitors may develop products similar to our products that do not conflict with our patents. Others may challenge our patents and, as a result, our patents could be narrowed or invalidated. We cannot assure that we will be able to afford the legal costs associated with defending or enforcing any of our patents. We have not received any communications, allegations, complaints or threats of litigation relating to patent infringement to date.

If We Are Unable To Protect Our Intellectual Property Rights Adequately, The Value Of Our Products Could Be Diminished.

We utilize proprietary design rules and processing steps in the development and fabrication of our LED products. In addition, we have filed fifteen (15) patent applications for the protection of the intellectual property used in our products and two (2) patents have been allowed. There can be no assurance that any of the patent applications will be approved or any patents, if issued, will provide us with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patent owned by us, or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity and to prevent the infringement of a patent could be substantial and could have a material adverse effect on our operating results. Furthermore, there can be no assurance that our ODL technology will not inadvertently infringe on patents or rights owned by others or licenses which might not be available to us. Based on limited patent searches, contacts with others knowledgeable in the field of LED technology, and a review of the published materials, we believe that our competitors hold no patents, licenses or other rights to the ODL technology which would preclude us from pursuing our intended operations.

In some cases, we may rely on trade secrets to protect our innovations. There can be no assurance that trade secrets will be established, that secrecy obligations will be honored or that others will not independently develop similar or superior technology. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our projects, disputes might arise as to the proprietary rights to such information that may not be resolved in our favor.

We May Incur Substantial Costs Or Lose Important Rights As A Result Of Litigation Or Other Proceedings Relating To Patent And Other Intellectual Property Rights.

In recent years, there has been significant litigation involving patents and other intellectual property rights. Since it is possible for patent applications to be retained in secrecy by the U.S. Patent Office until and unless a patent issues, it is not possible for us to know whether U.S. patent applications are pending that would be infringed by the use of our technology or a part thereof, thus substantially interfering with the future conduct of our business. In addition, there may be issued patents in the U.S. or other countries that are pertinent to our business of which we are not aware. We could be sued by other parties for patent infringement in the future. Such lawsuits could subject us to liability for damages and invalidate our proprietary rights. In addition, intellectual property lawsuits may be brought by third parties against LED and licensing customers that incorporate our ODL technology in their products.

In addition to being subject to claims by third parties that we have infringed upon their proprietary rights, we may in the future assert our intellectual property rights by instituting legal proceedings against others. We cannot assure you that we will be successful in enforcing our patents in any lawsuits that we may commence. Defendants in any litigation we commence to enforce our patents may attempt to establish that our patents are invalid or are unenforceable. Thus, any patent litigation we commence could result in a determination that one or more of our patents are invalid or unenforceable.

Whether we are defending the assertion of intellectual property rights against us or asserting our own intellectual property rights against others, such litigation can be complex, costly, protracted and highly disruptive to our business operations by diverting the attention and energies of our management and key technical personnel. As a result, the pendency or adverse outcome of any intellectual property litigation to which we are subject could disrupt our business operations, require the incurrence of substantial costs and subject us to significant liabilities, each of which could severely harm our business. Plaintiffs in intellectual property cases often seek injunctive relief. Any intellectual property litigation commenced against us could force us to take actions that could be harmful to our business, including the following:

•	stop selling our products or using technology that contains the allegedly infringing intellectual property;

•	attempt to obtain a license to the relevant intellectual property, which may not be available on reasonable terms or at all; and

•	attempt to redesign products that embody the allegedly infringing intellectual property.

If we are forced to take any of the foregoing actions, we may be unable to manufacture and sell our Optimized Digital Lighting, LED and/or solid-state lighting systems, which could seriously harm our business. We may not be able to develop, license or acquire non-infringing technology under reasonable terms, if at all. These developments would result in an inability to compete for customers and would adversely affect our ability to increase our revenues. The measure of damages in intellectual property litigation can be complex, and is often subjective or uncertain. If we were to be found liable for infringement of proprietary rights of a third party, the amount of damages we might have to pay could be substantial and is difficult to predict.

If We Are Unable To Obtain And Maintain Patent Protection For Our Technology And Otherwise Protect Our Intellectual Property, The Value Of Our Technology And Products Will Be Adversely Affected.

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent they are covered by valid and enforceable patents or are effectively maintained as trade secrets. To date, we have applied for fifteen (15) patents and two (2) patents have been allowed. Because the patent position of technology companies involves complex legal, scientific, and factual questions, the issuance, scope, validity and enforceability of our patents cannot be predicted with certainty. Our applied for or issued patents may be rejected or invalidated or their enforceability challenged, and they may not provide us with competitive advantages against others with similar products and technology. Furthermore, others may independently develop similar products or technology or duplicate or design around any technology that we have developed.

We also attempt to protect our proprietary information with contractual arrangements and the use of trade secret laws. Our employees and consultants generally enter into agreements containing provisions with respect to confidentiality and the assignment of rights to inventions made by them while in our employ. The protection offered by patents or trade secret laws or by these agreements may not be sufficient to protect our intellectual property and existing or future patents could be challenged, invalidated or circumvented. Moreover, the laws of many foreign countries, including The People’s Republic of China, where our contract manufacturers are located, do not protect our intellectual property rights to the same extent as do the laws of the United States.

Risks Related to This Offering

Risks Relating To Our Common Stock.

Our share price has been volatile in the past and may decline in the future.

Our common stock has experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements of technological innovations or new products by us or our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in the status of our intellectual property rights;

•	announcements by third parties of significant claims or proceedings against us;

•	additions or departures of key personnel;

•	future sales of our common shares; and

•	stock market price and volume fluctuations.

Stock markets often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding the United States, could adversely affect the market price of our common stock.

Future sales of our common stock in the public market could lower our stock price, and conversion of our warrants and any additional capital raised by us may dilute your ownership in us.

We may sell additional shares of common stock in subsequent offerings. In addition, holders of warrants to purchase our common stock will, most likely, exercise their warrants to purchase shares of our common stock after this registration statement is declared effective. We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock, including shares issued in connection with the exercise of the warrants, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Shares eligible for public sale in the future could decrease the price of our common stock and reduce our future ability to raise capital.

Sales of substantial amounts of our common stock in the public market could decrease the prevailing market price of our common stock, which would have an adverse affect on our ability to raise equity capital in the future.

Because Lighting Science’s Stock Price Is Volatile, It Can Be Difficult For Stockholders To Predict The Value Of Their Shares At Any Given Time.

The price of our stock can be volatile, which makes it difficult for stockholders to predict the value of their shares or buy or sell shares at any given time. In the last two fiscal years, the price of our common stock has ranged from $0.24 to $2.55. A variety of factors may affect the market price of our common stock including, but not limited to, results of research and development; corporate partnerships; technological innovations by Lighting Science Group or competitors; changes in laws and government regulations; developments concerning proprietary rights, including patents and litigation matters; public perception relating to the commercial value or safety of any of our products; and general stock market conditions.

Our common stock is currently traded on the OTCBB. Trading in our common stock is sporadic, and days may from time to time pass without any reported trades. If limited trading in our common stock continues, it may remain difficult for stockholders to sell their shares in the public market. This limited trading also could decrease or eliminate our ability to raise additional funds through issuances of its securities.

There Is No Assurance Of An Established Public Trading Market For Our Securities.

Although our common stock is quoted in the OTCBB, a regular trading market for the securities may not be sustained in the future. The OTCBB is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ stock market. Quotes for stocks listed in the OTCBB are not listed in the financial sections of newspapers and newspapers generally have very little coverage of stocks quoted solely in the OTCBB. Accordingly, prices for and coverage of securities quoted solely in the OTCBB may be difficult to obtain. In addition, stock quoted solely in the OTCBB tend to have a limited number of market makers and a larger spread between the bid and ask prices than those listed on the NYSE, AMEX or NASDAQ. All of these factors may cause holders of our common stock to be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	changes in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock, and

•	general economic and other national conditions.

Our Common Stock May Be Considered A “Penny Stock” And May Be Difficult to Sell.

The SEC regulations generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and, therefore, it may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

Because Lighting Science Group Has Never Paid Dividends On Its Common Stock And Has No Plans To Do, So, The Only Return On Your Investment Will Come From Any Increase In The Value Of The Common Stock.

Since beginning our current business, we have not paid cash dividends on the common stock and do not intend to pay cash dividends in the foreseeable future due to our limited funds for operations. We currently intend to retain future earnings, if any, to finance operations and expand our business and, therefore, do not expect to pay any dividends in the foreseeable future. Therefore, any return on your investment would come only from an increase in the value of the stock.

Our Directors And Management Will Collectively Control Approximately 30% Of Our Outstanding Common Stock.

Immediately after this offering, our directors and executive officers and their affiliates will collectively control approximately 30% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. You and other stockholders may have a limited influence over these actions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might adversely affect the market price of our common stock.

Because There Is A Potential For Future Dilution To Existing Stockholders, Their Percentage Ownership And Control Over Company Matters Could Be Reduced.

Currently, we are authorized to issue up to 495,000,000 shares of our common stock. As of November 9, 2005, there were issued and outstanding 55,310,632 shares of our common stock and we may be obligated to issue up to 20,062,597, shares to the holders of our outstanding preferred stock, warrants and stock options. The authorized but unissued shares may be issued by us in such transactions and at such times as our board of directors considers appropriate, whether in public or private offerings, as stock splits or dividends or in connection with mergers and acquisitions or otherwise. Any such issuance that is not made solely to then-existing stockholders proportionate to their interests (as in a stock dividend or stock split) will result in dilution to each stockholder by reducing his or her percentage ownership of the total outstanding shares.

We Could Be The Subject Of Securities Class Action Litigation Due To Future Stock Price Volatility.

The stock market in general, and market prices for the securities of technology companies like ours in particular, recently have experienced extreme volatility that often has been unrelated to the operating performance of the underlying companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, our defense of the lawsuit could be costly and divert the time and attention of our management.

Substantial Sales Of Our Common Stock Could Cause Our Stock Price To Decline.

Sales of a substantial number of shares of common stock after this offering, or the perception that sales could occur, could adversely affect the market price of our common stock. On completion of this offering, we will have up to 71,777,229 shares of common stock outstanding, 720,000 shares underlying outstanding stock options and 2,876,000 shares subject to outstanding warrants. In general, the 30,727,420 shares sold in this offering will be freely tradable without restriction or further registration under the federal securities laws. The remaining 41,049,809 shares of common stock outstanding on completion of the offering will be “restricted securities” as that term is defined in Rule 144 under the Securities Act. Our directors, executive officers and most other stockholders have executed lock-up agreements that limit their ability to sell common stock. These stockholders have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the effective date of this prospectus pursuant to the terms of the lock-up agreements. When the lock-up agreements expire or are terminated, approximately 41,930,879 shares of our common stock will be held by non-affiliates and freely tradable under Rule 144(k) and an additional 13,763,186 shares held by the remaining non-affiliates will be eligible for sale under Rule 144, subject to the time, volume and manner of sale limitations of Rule 144.

Anti-Takeover Provisions In Our Charter Documents And Delaware Law Could Prevent Or Delay A Change In Control Of Our Company.

Provisions of our certificate of incorporation and by-laws may discourage, delay or prevent a merger, acquisition or change of control that a stockholder may consider favorable. These provisions include the ability to issue “blank check” preferred stock. The existence of this provision could limit the price that investors might be willing to pay in the future for shares of our common stock.

Provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with our company or obtaining control of our company.

CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “Plan of Operation” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that we will be able to make strategic acquisitions on a timely basis, that we will retain the acquiree’s customers, that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our management will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement.” Further, when we use the words “may,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “internal,” and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed above. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. All of the proceeds will be payable solely to the selling stockholders. We will, however, receive the proceeds from the exercise of the warrants issued to the selling stockholders if and when they are exercised, to the extent they are not exercised under a cashless exercise. The terms of the warrant agreement permit the warrants to be exercised without tendering cash at a value based on market value of the Company’s common stock under certain conditions. A cashless exercise will result in less shares being issued than under a cash exercise. We anticipate that the net proceeds from the exercise of the warrants, if any, will be used for working capital and general corporate purposes. The actual allocation of proceeds realized from the exercise of these warrants will depend upon the amount and timing of such exercises, our operating revenues/losses and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

The selling stockholders will pay any expenses customarily borne by selling stockholders (including discounts, commissions and fees and expenses of counsel relating to the sale of their securities, to the extent not required to be paid by us). We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, but not limited to, all registration and filing fees, listing fees and expenses of our counsel and our accountants.

DESCRIPTION OF BUSINESS

Lighting Science Group is a Delaware corporation organized in June 1988. On December 23, 2004, The Phoenix Group Corporation, our predecessor entity, announced its decision to change its name to Lighting Science Group Corporation by means of a parent/subsidiary merger with its wholly-owned subsidiary, Lighting Science, Inc. Pursuant to a resolution approved by the board of directors, The Phoenix Group Corporation filed a certificate of merger with the office of the Secretary of State of Delaware on December 23, 2004 to complete the merger of Lighting Science, Inc. with and into The Phoenix Group Corporation and to change the name. Lighting Science Group began conducting its operations under the name Lighting Science Group Corporation on January 1, 2005.

On or about August 20, 2002, we filed a voluntary petition seeking debtor-in-possession status for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The case was subsequently transferred to the U.S. Bankruptcy Court for the Northern District of Texas - Ft. Worth Division bankruptcy court. The bankruptcy court granted the requested status. During the summer of 2003, we filed a Disclosure Statement and Plan of Reorganization that was confirmed by the bankruptcy court on September 16, 2003 with an effective date of September 26, 2003. Under the terms of the plan of reorganization, the holder of the Series A Preferred Stock, Match, Inc., a company controlled by our Chief Executive Officer, Ronald E. Lusk, agreed to waive its rights, including its voting and conversion rights, and the creditors of Lighting Science Group received an aggregate of approximately 51% of the common stock of the restructured entity in exchange for notes, accounts payable, and other forms of debt held at the time of the filing of the petition. This feature of the plan of reorganization - the exchange of debt for greater than 50% of the equity in the restructured entity - qualified us to utilize the reporting guidelines of the “Fresh Start” accounting rules contained in Statement of Position 90-7.

On June 1, 2004, we acquired 100% of the outstanding common stock of Lighting Science, Inc., a corporation that developed and owned certain intellectual property related to the design, development and power management of lighting products utilizing light emitting diodes as a source of light. As of the date of this prospectus, we continue with our plans to develop and sell products based upon the intellectual property acquired in this acquisition.

Market Overview

The global lighting market has annual sales exceeding $40 billion, with the U.S. market alone contributing $12 billion to $15 billion annually.1 More importantly, the lighting market consumes over 20% of the world’s energy on an annual basis.2 This is the target market that management believes will evolve to solid state lighting.

With our acquisition of Lighting Science, Inc., we entered the field of solid state lighting. Light emitting diode technology has been in use since 1962, but until recently was used only in small electronic devices. Unlike incandescent bulbs, which produce the full spectrum of light in a spherical pattern, LEDs emit a monochromatic focused beam that is highly directional. For many applications, such as indicators or switch illuminators, this is not a problem. But it took development of multi-chip arrays, high-flux LED chips, and specialized phosphors to achieve the effect of an incandescent bulb.

As a result of these recent innovations, many designers have begun to focus their attention on LEDs as a new source of product for traditional lighting needs. LED-based lighting is now available in a variety of light bases and sizes, most of which are suitable only for specialty lighting. LED-based lighting is rugged, durable, and visible in daylight. Its life span, which far exceeds that of incandescent bulbs, is an advantage for high volume users of light bulbs who are faced with high-energy consumption and recurring maintenance obligations. These maintenance obligations can have legal ramifications as well as aesthetic implications.

Industry studies have predicted that LED-based lighting will replace over 40% of incandescent lighting applications by 2025. It is estimated that by the same year solid state lighting could reduce the global amount of electricity used for lighting by 50%.4 Lighting Science Group believes that no other use of electricity can offer such a large energy-savings potential.

Increased investment by the manufacturers of LEDs over the past decade has resulted in performance enhancements and cost reductions that have exceeded expectations. Since their introduction, LED prices have fallen while performance has grown. This pattern caused retired Agilent scientist Roland Haitz to measure the change and to develop “Haitz’s Law” (similar to Moore’s Law in the computer chip industry) which holds that each decade since the first LED appeared in 1962, prices have fallen by a factor of 10 while performance has grown by a factor of 20.5

While manufacturers of LEDs have made great strides, the enabling technologies such as power conversion and thermal management have not kept pace. These technologies in the LED industry can be equated to software applications in the computer chip industry. But while software development takes advantage of each hardware enhancement, the technologies necessary to derive the greatest performance from LEDs have lagged. Consequently, the existing gap between the advancements in LED technology and their incorporation into general illumination systems has widened over the past five years.

1.   Projected estimates in 2002 by United States Department of Energy
2.   Estimate from article published by Sandia National Labs
3.   “LED Lighting Technologies and Potential for Near Term Market Applications” by Ecos Consulting 2003
4.   “The Promise of Solid State Lighting for General Illumination” 2002 Optoelectronics Industry Development Association, Co-sponsored by Department of Energy
5.   “LEDs are seeing the light more and more,” January 5, 2005, MENAFN.com

Competitive Advantages

Through the development of its Optimized Digital Lighting technology, we believe that we have begun to close the gap between the theoretical performance capability of today’s LEDs and the level of their performance in the current generation of general illumination products. With our enabling technologies, we believe that we have positioned ourselves at the forefront of the emerging solid state lighting industry and will be able to compete in the marketplace, for the following reasons:

•	Digital lighting expertise is our core competency. We have and will continue to generate important intellectual properties:

•	Patent pending digital lighting engineering design
•	Patent pending bulb design appearance
•	Patent pending manufacturing process

•	Compared with 65-watt incandescent bulbs, Optimized Digital Lighting bulbs currently reduce energy use by up to 85% and have a useful life that is up to 50 times longer (approximately 50,000 hours).

•	Several factors contribute to the benefits produced by our ODL technology:

•	Our patented and patent pending technology allows retail pricing that is both affordable and provides a fast payback through reduced energy consumption maintenance costs in most applications.
•	Optimized Digital Lighting products have added functionality - they are dimmable and reach their full operating level instantly unlike most fluorescent bulbs.
•
Development of additional Optimized Digital Lighting products is ongoing. The product development team is bolstered by a scientific advisory board with expertise in many disciplines of the lighting industry.

Products/Distribution

Lighting Science Group has begun to introduce its Optimized Digital Lighting products through traditional commercial and retail distribution channels and on a direct basis through its sales force, as well as through shared savings plans with larger commercial and municipal customers. Our near-term product portfolio consists of the following:

•
Flashlights - We have developed a flashlight that provides a high candlepower output across a broader beam angle than is typical of existing LED based flashlights and can be made available at a lower price point due to the manufacturing efficiencies created by Lighting Science Group’s proprietary design.

•
Cabinet Lighting - We have a developed a small lamp, called the Puck Light, that replaces existing halogen incandescent lamps. Aside from energy savings and much longer life, the Puck Light is safer for usage inside furniture because it operates at a much lower temperature.

•
Floodlights - We are developing a second generation floodlight prototype that equals or exceeds existing PAR 30 65-watt floodlights sold by incumbent lighting manufacturers in terms of the amount of illumination (foot candles) measured at the surface to be illuminated across a beam angle of 50º. We plan initial shipments of the floodlight in the first quarter of 2006.

•	Parking Garage Lighting - We have developed a low bay form factor light that we believe is competitive with conventional lights used in parking garages.

•
Outdoor Lighting - We are currently prototyping a cobra head form factor street light which we believe will be competitive with 150 watt - 250 watt conventional street lights on poles 30 feet or less in height. Other forms, in higher wattage equivalents (e.g. 400 watts) are planned.

Operations

Following the acquisition of Lighting Science, Inc., we have continued with our plans to develop and sell products based upon the acquired intellectual property. Staff has been added to support the development process. Additionally, we have begun to work with major international design, engineering and manufacturing companies to support the development of our products and the transition of such products into the manufacturing process.

In order to minimize our investment in plant and equipment and enable us to focus on research and development, our manufacturing strategy is to outsource the manufacture of our Optimized Digital Lighting products, and, therefore, we do not own or operate a manufacturing facility. We currently partner with a small number of contract manufacturers to manufacture our products at plants in various locations throughout the world. These manufacturers supply all necessary raw materials (other than certain critical components such as LEDs, which we procure directly), provide all necessary facilities and labor to manufacture our products, and stock and arrange for transport of our finished goods, generally by ship, to our distributors and customers.

We currently have four sources of supply for the LEDs used in the assembly of our lighting products. We buy LEDs from two domestic manufacturers and two foreign manufacturers. All suppliers currently have adequate capacity to provide sufficient quantities of LEDs to meet our forecasted needs. Our lighting products incorporate a proprietary power supply chip. These chips are fabricated by two domestic manufacturers, each of which has adequate capacity to produce estimated quantities of chips to meet our forecasted needs. One domestic supplier and one foreign supplier provide microelectronic components for the various lighting products. We have no sole source supply for any of the components required for the manufacture of its lighting products.

Employees

As of November 9, 2005, we have 12 full-time employees. We believe that our relationship with our employees is good. None of our employees is represented by an employee union.

PLAN OF OPERATION

As of the date of this report, we continue to operate as a development stage company, not having had appreciable revenue during our last fiscal year or the first nine months of 2005. Accordingly, our plan of operation for the next twelve months is set forth below.

Business Overview

With our acquisition of certain intellectual property rights on June 1, 2004, we have entered the field of solid-state lighting. Light emitting diode technology has been in use since 1962, but until recently was used only in small electronic devices. Unlike incandescent bulbs, which produce the full spectrum of light in a spherical pattern, LEDs emit a monochromatic focused beam that is highly directional. For many applications, such as indicators or switch illuminators, this is not a problem. But it took development of multi-chip arrays, high-flux LED chips, and specialized phosphors to achieve the effect of an incandescent bulb.

Through the development of Optimized Digital Lighting technology, we believe that we have begun to close the gap between the theoretical performance capability of today’s LEDs and the level of their performance in the current generation of general illumination products. With our enabling technologies, Lighting Science Group believes that it has positioned itself at the forefront of the emerging solid state lighting industry and will be able to compete in the marketplace.

Strategy

We are beginning to introduce our Optimized Digital Lighting products through traditional commercial and retail distribution channels and on a direct basis through our sales force, as well as through shared savings plans with larger commercial and municipal customers.

We have developed the Shared Savings ProgramSM which allows customers to partner with us to deploy our ODL products without any upfront capital expenditures while benefiting from the significant energy savings provided by our ODL products. Our lighting products pay for themselves in energy savings, which are shared between us and the customer. The Shared Savings Program is focused on municipalities and companies with significant outdoor lighting requirements. The program requires an investment by us in product and labor to install the lights in a city or a municipality. We believe that we will be able to secure the financing for such installations through traditional commercial lending institutions.

We will also focus on the wholesale and retail distribution of our ODL technology and its general illumination products. These products include existing and planned product lines of floodlights, spotlights, and additional general illumination products that are under development. We are exploring opportunities to sell our ODL products through traditional mass market retailers as well as domestic and international lighting distributors.

Our distribution strategy with respect to our near term products is as follows:

•
Flashlights - Our flashlight is currently available on the website of the Home Depot, a big box retailer, and is currently under evaluation by Home Depot for sale in its stores. We are aggressively marketing this product to other retailers as well as through distributors.

•
Cabinet Lighting - We have delivered an initial order of puck lights to a major Las Vegas casino and we intend to aggressively market this product to furniture manufacturers and to potential users in the hotel and recreation industries.

•
Floodlights - We intend to market this light through warehouse-style and other big-box retailers, lighting distributors, under our Shared Savings Program and on a direct basis in certain industries. We have begun to prototype an industry standard form factor PAR 30 floodlight in the third quarter of 2005, and we plan to sell this product via big-box retailers in addition to marketing it directly to the hospitality and facility management industries.

•
Parking Garage Lighting - We have established direct contact with major parking garage operators across the country and these parking garage lights will be made available for outright sales, as well as under the Shared Savings Program. In conjunction therewith, we have formed an alliance with Amtech Lighting Services (see below) to install our parking garage lights and fixtures in facilities that Amtech services.

•	Outdoor Lighting - We expect to make streetlights available under our Shared Savings Program either directly or via Energy Service Company (ESCO) partners.

Strategic Alliances

Agreement with Amtech Lighting Services

On September 8, 2005, we announced that we entered into an alliance with Amtech Lighting Services, a subsidiary of ABM Industries Incorporated, a multi-national facilities services leader, to install our ODL Low Bay lights and fixtures in facilities that ABM services. The Low Bay product is designed for widespread, high volume use in parking garages and other applications that require high efficiency, long lasting light.

Under the alliance, Amtech Lighting Services is marketing our ODL products to its customers the Company’s Shared Savings Program. As part of the Amtech Lighting Services/Lighting Science alliance, Amtech will undertake installation and maintenance of the ODL parking garage lights on behalf of its customers.

More specifically, Amtech Lighting Services is in the initial phase of introducing our ODL products to some of its energy-conscious customers who operate 35,000 locations nationwide, and is beginning to test and install ODL fixtures at some of the 1,700 garages it leases or manages through Ampco System Parking, a subsidiary of ABM Industries.

Agreement with Giuliani Capital Advisors

On February 15, 2005, we entered into a letter agreement with Giuliani Capital Advisors LLC, or GCA, to engage GCA to provide financial advisory services to us and a yet to be formed entity. On May 4, 2005, we entered into an agreement with GCA to form the joint venture. The intent of the joint venture is to own parking garage lights and streetlights and related lighting infrastructure targeting municipalities, public utility corporations, universities, large mall owners, parking lot owners, and other organizations as partners/customers. The services GCA has agreed to provide include the following:

•	Assist us on an exclusive basis to raise capital for the joint venture;
•	Evaluate financial and organization structures on a non-exclusive basis relating to different market opportunities that may be presented to us;
•	Advise us on sources of debt and equity capital available to fund the joint venture;
•	Assist management in coordination between advisors and debt/equity underwriters;
•	Assist us in arranging meetings with various governmental entities and utilities, both domestic and international to acquire light poles and related infrastructure; and
•	If requested, assist Lighting Science Group to raise equity or debt financing for other Company projects.

Consulting Contract with Equity Group, Inc.

On February 10, 2005, we entered into a consulting contract with Equity Group, Inc. to provide financial public relations and investor relations on behalf of Lighting Science Group for a fee of $5,000 per month during the term of the contract.

Liquidity and Capital Resources

On May 12, 2005, Lighting Science Group entered into the Securities Purchase Agreement with investors for the private placement of its preferred stock pursuant to which the investors purchased 2,260,966 shares of the preferred stock at $3.20 per share for an aggregate purchase price of approximately $7.2 million. The net proceeds to Lighting Science Group were approximately $6.5 million, including $276,000 of certain officer and director loans outstanding at the time, which were also converted to preferred stock. These funds are being used for working capital purposes.

We have embarked upon an aggressive design and development program to begin to bring product to market during 2005. If, as management believes, we are successful in developing viable products, additional capital may be needed to fund the manufacturing process to generate finished goods. In the event orders are received from established retailers and distributors of lighting products, management believes that traditional lending sources will be available to provide a portion of the capital needed to cover the manufacturing and receivables cycles. However, we may still be required to raise additional capital to meet our obligations.

Our strategy includes the outsourcing of manufacturing operations. Accordingly, there are no significant investments in plant or equipment expected in the next 12 months. Additionally, the startup of product deliveries will require us to make additions to our operations and administrative management teams. However, such personnel additions are not expected to result in substantial increases in employee headcount.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located in Dallas, Texas. We occupy excess office space that is leased by an institutional shareholder of Lighting Science Group. The shareholder previously served as a financial advisor to Lighting Science Group. The shareholder allowed us to occupy the office space during the term of the financial services agreement on a rent free basis. Upon termination of the financial services agreement on September 29, 2005, we began to pay the shareholder rent on a month to month basis at the rate of $10,000 per month. We also have leased office space in Ft. Lauderdale, Florida for our research and development activities for a period of one year commencing February 1, 2005 at a rate of approximately $4,200 per month. The Company entered into a rental agreement related to space in the facility of one of the Company’s manufacturing suppliers. This 15 month agreement provides rental payments averaging approximately $3,000 per month. We also lease space in Hong Kong on a month-to-month basis at a rate of approximately $250 per month.

DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS

Lighting Science Group’s Board of Directors consists of eight (8) directors. Lighting Science Group’s bylaws allow for the number of Directors to be set by the Board of Directors. Directors are elected annually to serve one-year terms.

Set forth below is information concerning our directors and executive officers:

Name	Age	Position
Ronald E. Lusk	48	President, CEO and Chairman
J. Michael Poss	53	Executive Vice President - Legal
Stephen A. Hamilton	41	Chief Financial Officer
Fredric S. Maxik	45	Director and Chief Technology Officer
K. Shane Hartman	50	Chief Information Officer
Robert E. Bachman	63	Director
John A. Collingwood	66	Director
Donald R. Harkleroad	61	Director
Robert McMonigle	60	Director
Daryl N. Snadon	59	Director
Robert L. Woodson, III	56	Director

Ronald E. Lusk, 48, has served as the Chairman of the board of directors and CEO of Lighting Science Group since November 1998. Mr. Lusk was appointed as President of the Company in October 2005. Mr. Lusk is also the president of Match, Inc., a private investment company. Mr. Lusk has over 22 years of diverse business and management expertise contributing to his direct ownership and control of various companies, predominately in the healthcare industry. Mr. Lusk currently serves as a director on the boards of several private companies.

J. Michael Poss, 53, has served as Executive Vice President - Legal of Lighting Science Group since May 2005. Mr. Poss served as chief financial officer of Lighting Science Group from May 2002 to May 2005. Prior to his association with Lighting Science Group, Mr. Poss served as executive vice president of Zix Corporation from April 2000 through February 2002 where he was involved in sales, marketing, investor relations, and the negotiation of strategic alliance agreements with industry-leading partners. Prior to moving to Zix Corporation, Mr. Poss held the position of chief financial officer of The Perot Group, the family office operation of Ross Perot. Before joining Mr. Perot in 1979, Mr. Poss worked for Arthur Young & Company. He was awarded his Certified Public Accountant designation in 1978, and he received a Bachelor of Business Administration degree from the University of Texas at Austin in 1973. Mr. Poss is also a licensed attorney, having graduated from the University of Texas Law School in 1976. Mr. Poss also served as a director of Lighting Science Group from September 2003 through August 2005.

Stephen A. Hamilton, 41, joined us as Chief Financial Officer in November 2005. From September 2004 until joining Lighting Science, Mr. Hamilton served as a Senior Consultant at Grant Knauth LLP, a consulting firm specializing in technical outsourcing, where he prepared financial statements and Sarbanes-Oxley compliance documents for clients, and acted as liaison with the firm’s stockholders. From June 2000 - September 2004, Mr. Hamilton was with Quadrem International Holding Limited, a private company operating an electronic marketplace used by over 7,500 industrial customers worldwide. He served as CFO of Quadrem from January 2001 - September 2004, during which time he was responsible for all financial functions and was the main contact with domestic and international banks, investors and external auditors. From May 1995 - May 2000, Mr. Hamilton served as Controller and then Group Controller at Noranda Inc., a publicly traded, multi-national mining and metals producer with revenues of $6 billion. While at Noranda, he was responsible for negotiating, performing due diligence and assessing financing for acquisitions of up to $600 million in value, as well as preparing regulatory documents and achieving cost savings through the restructuring of administrative and support processes. Mr. Hamilton received is Bachelor of Commerce from the University of Toronto, and is a Chartered Accountant (CPA equivalent).

Fredric S. Maxik, 45, has served as Chief Technology Officer of Lighting Science Group since June 2004. After graduating from Bard College with a bachelor’s degree in physics and philosophy, Mr. Maxik began his career with Sansui Electronics in 1983 in Tokyo, Japan where he became vice president of product development. In 1990, he was recruited to the position of vice president of product development for Onkyo Electronics in Osaka, Japan. In 1993, Mr. Maxik formed a product development consulting firm. In 2002, Mr. Maxik formed an environmental products company, which developed the intellectual property that eventually became the principal asset of Lighting Science, Inc. that was acquired by Lighting Science Group in June 2004. Mr. Maxik received his honorary PhD in physics from the University of Hong Kong in 1993. Mr. Maxik has served as a director of Lighting Science Group since August 2004.

K. Shane Hartman, 50, was named Chief Information Officer and executive vice president of Lighting Science Group effective November 15, 2000. Prior to joining us, Mr. Hartman accumulated 20 years of business experience in the information technology industry, having served with Perot Systems where he held several senior management positions, most recently as Chief Technologist. Previously, Mr. Hartman served as Chief Architect for Programmability at Lotus Development Corporation. He is an alumnus of the Massachusetts Institute of Technology.

Robert E. Bachman, 63, has served as a director of Lighting Science Group since September 2003. He is the president and a director of USGT Investors Management Company, Inc., a Dallas-based investment/merchant bank that is the general partner of USGT Investors, L.P., a private venture capital/equity fund. Mr. Bachman serves as the chairman of the audit committee of the board of directors of Lighting Science Group.

John A. Collingwood, 66, has served as a director of Lighting Science Group since August 2004. He is a private investor and serves as an officer and/or director of several privately held companies and was previously a major shareholder of Lighting Science, Inc. prior to its acquisitions on June 1, 2004. Mr. Collingwood is an alumnus of the University of Kansas, and he graduated from the University of the Americas in Chouloa, Mexico with a degree in International Business Administration.

Donald R. Harkleroad, 61, has served as a director of Lighting Science Group since September 2003. He is president of The Bristol Company, an Atlanta-based holding company with interests in the food, technology, and merchant banking industries. Mr. Harkleroad serves as the chairman of the compensation committee of the board of directors of Lighting Science Group.

Robert McMonigle, 60, has served as a director of Lighting Science Group since August 2004. He is a sales and marketing consultant to Aristocrat Technologies, Inc., the second largest manufacturer of slot machines in the world. Mr. McMonigle served as executive vice president of International Gaming Technologies, Inc. (IGT) where he was responsible for worldwide sales. During his eighteen-year tenure with that company, Mr. McMonigle also directed IGT’s gaming development in the United States, Canada, South America, Europe and South Africa. Mr. McMonigle retired from IGT in October 2001. Shortly thereafter, he joined American Gaming & Electronics, Inc. where he served as president until July 2003 at which time he began his present relationship with Aristocrat.

Daryl N. Snadon, 59, has served as a director of Lighting Science Group since September 2003. He is the owner of Beltway Development Company, a Dallas-based real estate development company with a 30-year operating history. Mr. Snadon is the principal owner of 25 separate commercial properties in Texas and other states. He serves as an officer and director of numerous privately held corporations, as managing partner of numerous joint ventures, and as a member or partner of numerous limited liability companies and partnerships.

Robert L. Woodson, III, 56, has been a director of Lighting Science Group since 1998 and previously served as president and chief operating officer of Lighting Science Group from January 1999 to November 2000. Mr. Woodson was president and chief executive officer from November 1998 to January 1999. Prior to joining Lighting Science Group, Mr. Woodson was president of HFI Home Care Management LP, a company that acquires and manages home health agencies, from 1994 through 1997, and executive vice president and secretary of HealthFirst, Inc., a company that manages home health agencies, from 1992 through 1994. In March 2000, Mr. Woodson resigned as an executive officer of Lighting Science Group but continues to serve as a director.

Each outside director receives compensation of $50,000 per year for service on the board of directors. To date, this compensation has been paid in the form of common stock of Lighting Science Group. We will continue paying compensation to directors in the form of Common Stock of Lighting Science Group for the foreseeable future.

EXECUTIVE COMPENSATION

The following table summarizes for the years indicated the compensation paid by Lighting Science Group to its chief executive officer during fiscal year 2004 and all executive officers of Lighting Science Group that earned a salary and bonus for 2004 in excess of $100,000.

		Annual Compensation
Name and Principal Position	Year	Salary ($	)		Bonus ($) (1)
Ronald E. Lusk	2004	212,147		(3)	88,880	(3)
Chief Executive Officer	2003	131,942		(3)	-
	2002	43,727			-

J. Michael Poss	2004	154,452		(4)	108,443	(4)
Chief Financial Officer	2003	218,024		(4)	-
	2002	28,421			-

K. Shane Hartman	2004	154,049		(5)	64,046	(5)
Chief Information Officer	2003	197,922		(5)	-
	2002	50,452			-

Kathryn D. Fuller (2)	2004	80,250		(6)	99,117	(6)
Corporate Secretary	2003	95,961		(6)	-
	2002	17,156			-

Fredric S. Maxik	2004	158,650		(7)	37,500	(7)
Chief Technology Officer

(1)	Paid in the form of unregistered common stock of Lighting Science Group.
(2)	Ms. Fuller resigned in May of 2005.
(3)
Includes 431,715 common shares issued at $0.22 and 555,502 common shares issued at $0.16 related to 2004 salary and bonus, respectively. Includes 157,333 common shares issued at $0.42 related to 2003 salary.

(4)
Includes 434,464 common shares issued at $0.22 and 677,769 common shares issued at $0.16 related to 2004 salary and bonus, respectively. Includes 154,627 common shares issued at $0.42 related to 2003 salary.

(5)
Includes 349,226 common shares issued at $0.22 and 400,289 common shares issued at $0.16 related to 2004 salary and bonus, respectively. Includes 126,307 common shares issued at $0.41 related to 2003 salary.

(6)
Includes 169,955 common shares issued at $0.22 and 619,479 common shares issued at $0.16 related to 2004 salary and bonus, respectively. Includes 61,528 common shares issued at $0.41 related to 2003 salary.

(7)	Includes 67,628 common shares issued at $0.49 and 156,250 common shares issued at $0.24 related to 2004 salary and bonus, respectively.

Pursuant to the terms of each individual’s employment agreements, such individual had (or has, in the case of Mr. Maxik) the ability to elect to receive salary and other forms of cash compensation in the form of our equity securities.

On July 6, 2005, the board of directors of Lighting Science Group adopted the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan and a proposal to implement this plan was approved at the annual shareholders’ meeting in August 2005. A total of 5,000,000 shares of common stock have been reserved under this plan. Prior to adoption of this plan, the Company had no option or other equity based compensation plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Loans to Lighting Science Group; Issuance of Warrants to Directors

At a meeting of the Board of Directors of Lighting Science Group held on March 30, 2005, certain individual members of our board of directors and members of senior management agreed to loan Lighting Science Group an aggregate of $340,000 on a short-term basis pursuant to the terms of promissory notes from Lighting Science Group and in favor of each of the individual lenders. The members of the board and senior management who agreed to loan us funds and the amounts loaned by each individual are as follows: John A. Collingwood - $100,000, Ronald E. Lusk - $30,000, Stan T. Waldrop - $30,000, Philip R. Lacerte - $30,000, Robert E. Bachman (through USGT Investors L.P.)- $30,000, Donald R. Harkleroad (through the Bristol Company)- $30,000, Robert L. Woodson, III - $30,000, Daryl N. Snadon - $30,000, and Fredric S. Maxik (through the Phibian S Trust) - $30,000. Mr. Lusk loaned Lighting Science Group an additional $15,000 on April 29, 2005 and $5,000 on May 2, 2005. Mr. Snadon loaned us an additional $100,000 on May 3, 2005 and Mr. Harkleroad loaned us an additional $16,000 on May 6, 2005. The board members and officers who loaned Lighting Science Group funds in this transaction are collectively referred to as the Lenders. Proceeds from each of the loans were used to fund our continuing operating expenses, including salaries, legal and accounting fees, and for working capital purposes and other contingencies. Pursuant to the terms of the notes issued by us to each Lender, we have: (i) paid interest to each Lender at a rate of 9.50% per annum; (ii) paid a 10% commitment fee to each Lender and (iii) issued a warrant to each Lender for the purchase of 30,000 shares of our common stock (or 100,000 shares in the case of Mr. Collingwood, 130,000 shares in the case of Mr. Snadon, 46,000 shares in the case of Mr. Harkleroad and 50,000 shares in the case of Mr. Lusk) for a total of 476,000 shares. The principal and interest due on the notes were due on May 30, 2005. A total of $300,086 of such loans, including accrued interest and commitment fees of $24,086, were converted to Preferred Stock in the private placement described in the "Summary Section" of this prospectus and the remaining $200,000 of such loans were repaid from proceeds of the private placement.

The warrants issued to the Lenders for the purchase of 476,000 shares of our common stock are exercisable at $1.50 per share. Eight warrants for 30,000 shares of common stock and one warrant for 100,000 shares of common stock vested on the date of issuance, April 20, 2005. On April 29, 2005 and May 2, 2005, we issued warrants for 15,000 and 5,000 shares of common stock, respectively, to Mr. Lusk. On May 3, 2005, we issued a warrant for 100,000 shares of common stock to Mr. Snadon and on May 6, 2005, we issued a warrant for 16,000 shares to Mr. Harkleroad. All such warrants vested on the date of issuance. The warrants have anti-dilution and exercise price adjustment provisions for dividends and stock splits. Each warrant expires five years from the date of issuance.

Reverse Stock Split

On August 20, 2004, our shareholders approved a proposal by management to undertake a reverse split of the shares of our common stock in the ratio of one share of new common stock for every 16 shares of old common stock. All per-share amounts in the accompanying consolidated financial statements have been retroactively adjusted for the reverse split of Lighting Science Group’s shares. All other references to shares of our common stock in this prospectus and in the accompanying consolidated financial statements have been retroactively adjusted to a post reverse-split basis unless otherwise noted.

Acquisition of Lighting Science, Inc.

On June 1, 2004, we acquired Lighting Science, Inc. by purchasing all of that corporation’s outstanding stock in exchange for 4,796,276 shares of common stock and Lighting Science Group’s obligation to issue up to an additional 4,499,965 shares of common stock upon the satisfaction of certain conditions under the stock purchase agreement. Two of our directors, Fredric S. Maxik and John A. Collingwood, had significant relationships with Lighting Science, Inc. Mr. Maxik was the chief executive officer of Lighting Science, Inc. and the co-trustee of a trust that was a major stockholder of Lighting Science, Inc. Mr. Collingwood was also a major stockholder of Lighting Science, Inc. As part of the acquisition of Lighting Science, Inc., Lighting Science Group agreed to use its best efforts to cause the election of Mr. Maxik and Mr. Collingwood to Lighting Science Group’s board of directors. The acquisition of Lighting Science, Inc. was previously disclosed on Lighting Science Group’s Form 8-K filed with the Securities and Exchange Commission on June 15, 2004. As part of the acquisition Mr. Maxik entered into an employment agreement with Lighting Science Group.

Note to Phibian S Trust

As part of the acquisition Lighting Science, Inc., Lighting Science Group executed a promissory note in favor of the Phibian S. Trust, a revocable trust for the benefit of the children of Fredric S. Maxik. At such time, the trust was controlled by Mr. Maxik who was co-trustee of the trust. On July 2, 2004, Mr. Maxik resigned his position as co-trustee. Currently, Mr. Maxik exercises no control over the trust, and has informed us that he disclaims all beneficial ownership in the trust.

The note was issued by Lighting Science, Inc. to the trust in exchange for the assignment of certain provisional patents and intellectual property that formed the basis for the acquisition of Lighting Science, Inc. by Lighting Science Group. The note is in the principal amount of $200,000, does not bear interest and is payable in 36 equal monthly installments beginning on the fifteenth day of the month following the first full month that we begin generating revenue in the amount of $10,000 or more, as determined in accordance with generally accepted accounting principles.

We made advance payments to the trust on this note in the amounts of $25,000 in October 2004 and $25,000 in May 2005. This note provides for no interest. However, under generally accepted accounting principles, an amount of interest should have been imputed. Such amount was not material.

Note Payable to Trust of Stockholder and Chairman Ronald E. Lusk / Exchange of Note and Series A Preferred Stock for Common Stock

We were previously obligated under the terms of a line of credit agreement to Match, Inc. outstanding in the amount of $1,851,299 principal balance and $341,226 in accrued interest at March 31, 2005. Ronald E. Lusk, Chairman of Lighting Science Group, controls Match, Inc. as Trustee of the Ronald E. Lusk Revocable Trust. The line of credit agreement with Match, Inc. was available up to a limit of $2 million, bore interest at prime plus 1% on the note balance and prime plus 2% on any unpaid interest amounts, was due on demand and was unsecured.

On July 25, 1994, Lighting Science Group sold, for proceeds of $2 million, 533,333 shares of Series A Preferred Stock with cumulative dividends of $0.30 per annum for each share and conversion rights to common stock at a price of $3.75 per share. Under the terms of the Plan under which the Company emerged from bankruptcy, Match, Inc., the holder of the Series A Preferred Stock, waived such rights, including voting and conversion rights. No dividends had been paid with respect to this class of stock. At March 31, 2005, the cumulative unpaid dividend with respect to the preferred stock was $1,670,685. Thus, the total liquidation preference of the preferred stock was $3,670,685 as of March 31, 2005.

In contemplation of the Company’s private placement of 6% Convertible Preferred Stock that was completed in May 2005, our financial advisor and its investment-banking representative had both advised that the outstanding debt and preferred stock would preclude the Company from successfully completing the financing transaction and should be eliminated through conversion into common stock. The board of directors concurred with this assessment, and accordingly, a special committee of independent directors consisting of Directors Robert E. Bachman, Donald R. Harkleroad, and Robert L. Woodson, III was formed on March 14, 2005 to negotiate with Mr. Lusk to exchange the preferred stock and the amount owed on the debt for shares of common stock.

The special committee took note of the fact that for the month of March 2005, the closing prices for the common stock had ranged between $1.48 and $1.90 per share. The proposal submitted by Mr. Lusk offered to set the exchange ratio at $1.725 per share, which represented the five-day average closing price as of March 15, 2005. Mr. Lusk also proposed to reduce the amount of the accrued interest on the line of credit with Match, Inc. by $250,000. Thus, the number of shares for which the preferred stock and the cumulative dividend would be exchanged was equal to 2,127,933 ($3,670,685 / $1.725) under the proposal presented by Mr. Lusk. Using the same conversion price of $1.725 proposed by Mr. Lusk, the total of $1,942,525 ($2,192,525 - $250,000) due on the line of credit would be convertible into 1,126,101 shares of common stock of Lighting Science Group. The committee also noted that the trading range for the stock at the end of the month of March was closer to the lower end of the range ($1.48) at the time that the analysis was being completed. The special committee reported the results of its analysis to the board.

The board of directors (with Mr. Lusk abstaining and one director absent) reviewed the analysis prepared by the special committee. Based upon the exchange ratio of $1.725 per share offered by Mr. Lusk with respect to both the exchange of the preferred stock and the debt, as well as the proposal by Mr. Lusk to reduce the accrued interest on the line of credit by $250,000, the board concluded that the offer was fair to Lighting Science Group and voted to approve the transactions contained in the proposal from Mr. Lusk. A total of 3,254,034 shares of common stock were issued in exchange for the Series A Preferred Stock and the amount due under the line of credit agreement on May 5, 2005.

Loan from Stockholder and Chairman Ronald E. Lusk

On November 25, 2003 Ronald E. Lusk, the chairman of Lighting Science Group, advanced $50,000 to Lighting Science Group for purposes of meeting general and administrative expenses. The loan provided for interest at a rate of prime plus 1%. Mr. Lusk elected to forego any interest that was otherwise due with respect to the loan. No interest on the loan had previously been recorded by Lighting Science Group. Any such interest would not have been material. During 2004, Mr. Lusk advanced Lighting Science Group an additional $29,541 for general corporate purposes. During the third quarter of 2004, Lighting Science Group repaid the outstanding balances on these advances.

Office Lease with Stockholder and Director Daryl N. Snadon

Until November 2004, we leased our executive offices from a partnership consisting of Daryl N. Snadon, a member of our board of directors, and two other individuals. Our former, long-term lease with this partnership was terminated in connection with our bankruptcy. When we emerged from bankruptcy, we entered into an oral lease agreement with Mr. Snadon’s partnership to lease our executive offices on a month-to-month basis. Under the agreement, the landlord agreed to accept shares of our common stock in lieu of cash payments for rent. To date, all amounts owed by us under our lease have been paid by issuing shares of common stock to the members of the partnership, including 682,684 shares to Mr. Snadon. No further commitment remains under this agreement, and no additional stock is required to be issued.

Service Agreement with Shareholder

On November 13, 2004, we moved our executive offices from Richardson, Texas to Dallas, Texas where we occupy excess office space that is leased by an institutional shareholder of Lighting Science Group who previously served as a financial adviser. The shareholder allowed us to occupy the space on a rent-free basis during the terms of the financial services agreement. Such free rent was not material in 2004. Upon termination of the financial services agreement on September 29, 2005, we began to pay the shareholder rent at the rate of $10,000 per month. For services rendered as financial advisor, we issued a warrant to purchase 63,984 shares of our common stock in conjunction with our private placement of preferred shares on May 12, 2005.

Employment Agreements

We entered into three-year employment agreements with each of Messrs. Lusk, Poss and Hartman, and Ms. Fuller during fiscal years 1999, 2000, 2002 and 2002, respectively. Ms. Fuller resigned from the Company in May 2005 and is no longer an employee. On June 1, 2004, we entered into a similar agreement with Mr. Maxik upon the acquisition of Lighting Science, Inc. Upon completion of the initial three-year terms, each agreement is automatically renewed for successive one-year periods. We may terminate any agreement as of the renewal date of such agreement upon 90 days advance written notice to the subject employee. In addition, we may terminate an agreement upon the death or disability of the employee or upon just cause. In the event an agreement is terminated by us without cause or by the employee upon a change in control of Lighting Science Group, we are obligated to pay the compensation that the employee would otherwise be entitled to receive had the agreement not been terminated.

Under their agreements, Messrs. Lusk, Maxik and Poss were entitled to receive a base annual salary of $250,000. In addition, upon execution of the agreements, Mr. Lusk was issued 31,250 shares of common stock in March 2000, Mr. Poss was issued 312,500 shares of common stock in May 2004 and Mr. Maxik was issued 156,250 shares of common stock in August 2004. Under Mr. Hartman’s agreement, he was entitled to receive a base annual salary of $200,000. Upon execution of his agreement, Mr. Hartman was issued 31,250 shares of common stock in December 2000. Under Ms. Fuller’s agreement, she was entitled to receive a base annual salary of $100,000. Upon execution of her agreement, Ms. Fuller was issued 37,500 shares of common stock in March 2002. Previously, under all of the employment agreements, certain of the compensation owed to the employees was payable by us through the issuance of shares of Lighting Science Group’s common stock. Such compensation was not paid in the amounts set forth in the employment agreements and is no longer due or payable. We did pay stay bonuses in recognition of the work performed to allow us to emerge from bankruptcy, pursuant to which Mr. Lusk was issued 555,502 shares of common stock, Mr. Poss was issued 365,269 shares of common stock, Mr. Hartman was issued 400,289 shares of common stock, and Ms. Fuller was issued 619,479 shares of common stock. The employment agreements of Messrs. Lusk, Poss and Hartman were amended effective May 29, 2004, to remove the provision regarding the payment of compensation through the issuance of shares of our common stock and the base salaries of certain of these officers as set forth in their employment agreements were amended, as follows: Mr. Poss, $90,000, and Mr. Hartman, $150,000. Pursuant to the terms of his employment agreement, Mr. Maxik is still entitled to elect to receive his compensation in shares of our common stock.

On October 12, 2004, we hired and entered into 3 year employment and change in control agreements with Mr. Stan T. Waldrop and Mr. Philip R. Lacerte to serve as the Company’s President and Executive Vice President, respectively. The terms of the employment agreements provided for annual compensation of $225,000. However, Mr. Waldrop and Mr. Lacerte elected to defer the first year of salary so that additional funds could be committed to our product development. The terms of the change in control agreements provided that in the event of a change in control, as defined in the agreement, a single sum cash payment equal to two and one-half (2-1/2) times the executive's average annual compensation (including base salary and bonuses) paid to him in cash during the thirty-six (36) month period immediately preceding the date on which the change in control occurred shall be paid to each of Mr. Waldrop and Mr. Lacerte. Each executive was also granted the right to sell to Lighting Science Group all or any portion of the shares of Company stock granted to him under his employment agreement or obtained through the exercise of Company-granted stock options which he owned (or to which he was entitled under an outstanding stock option or other agreement) as of the date of the change in control at a price equal to 105% of the per share price (or the equivalent thereof) paid in the transaction causing the change in control. A similar change in control agreement was executed with Mr. Lusk on the same date.

On October 4, 2005 Mr. Lacerte resigned as the Company’s Executive Vice President effective as of that date. In connection with his resignation and in consideration for the Company agreeing to release him from his obligations under his employment and change in control agreements, except for certain sections within each agreement, Mr. Lacerte agreed to transfer and deliver to the Company 100,000 shares of the Company’s common stock, $.001 par value per share. Effective October 17, 2005, the employment and change in control agreement with Mr. Waldrop was terminated as a result of Mr. Waldrop’s resignation as the Company’s President, except for certain sections thereof, which remain in full force and effect. Mr. Waldrop has agreed to provide consulting services to the Company for six months following his resignation on an as-needed basis in exchange for 50,000 shares of the Company’s common stock, $.001 par value per share, which were issued as of October 18, 2005.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Effective on July 14, 2005, our common stock is quoted on the Over-the-Counter Bulletin Board, or the OTC Bulletin Board or the OTCBB, which is a quotation service administered by the National Association of Securities Dealers (NASD). Our trading symbol on the OTCBB is “LSGP.”

The OTCBB is a limited and sporadic trading market. The following table sets forth the range of high and low bid information of the common shares as reported on the OTCBB for the last two fiscal years and the subsequent periods ended March 31, 2005, June 30, 2005 and September 30, 2005. The price information available reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Common Stock
	HIGH	LOW
2005
Fourth Quarter	$0.90	$0.45
Third Quarter	1.65	0.73
Second Quarter	1.65	0.73
First Quarter	2.08	1.45
2004
Fourth Quarter	2.25	0.56
Third Quarter	0.72	0.24
Second Quarter	0.64	0.21
First Quarter	0.40	0.16
2003
Fourth Quarter	0.56	0.16
Third Quarter	1.44	0.40
Second Quarter	0.96	0.40
First Quarter	0.40	0.05

As of November 9, 2005, there were 616 holders of record of our common stock, holding a total of 55,310,632 shares, and 569 beneficial owners.

To date, Lighting Science Group has not paid cash dividends on its common stock and does not intend to pay cash dividends in the foreseeable future due to Lighting Science Group’s limited funds for operations. We currently intend to retain future earnings, if any, to finance operations and expand our business and, therefore, do not expect to pay any dividends in the foreseeable future. Therefore, any return on your investment would come only from an increase in the value of the stock.

On July 6, 2005, our board of directors adopted the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan and a proposal to implement this plan was approved at the annual shareholders’ meeting in August 2005. . A total of 5,000,000 shares of common stock have been reserved under this plan. Prior to adoption of this plan, the Company had no option or other equity based compensation plans.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of November 9, 2005, by:

•	each person who is known by us to beneficially own more than five percent of our common stock;

•	each of our directors at that date and nominees and named executive officers; and

•	all directors and officers as a group.

	Shares Beneficially Owned (1)
Name and Address of Beneficial Owner (2)	Number	Percent
Directors and Officers
Robert E. Bachman (3)	585,036	1.1%
John A. Collingwood (4)	3,859,923	7.0%
Donald R. Harkleroad (5)	1,005,492	1.8%
K. Shane Hartman (15)	1,239,942	2.2%
Ronald E. Lusk (7)(15)	6,303,404	11.4%
Fredric S. Maxik (8)(15)	162,250	*
Robert M. McMonigle (16)	201,124	*
J. Michael Poss (15)	1,549,017	2.8%
Daryl N. Snadon (9)	1,490,002	2.7%
Robert L. Woodson, III (11)	572,975	1.0%
Kathryn D. Fuller (14)(15)
All Directors and Officers as a Group (13 persons)	16,969,165	30.2%
Certain Stockholders
AG Offshore Convertibles Ltd. (12)	6,562,500	10.6%
Edward I. Lanier (13)	3,494,298	6.3%
Philip R. Lacerte (6)	3,717,202	6.7%
Stan T. Waldrop (10)	2,855,834	5.2%

* Indicates ownership of less than 1% of our common stock

______________________

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.
(2)	Unless otherwise indicated, the address of each person in the above table is Lighting Science Group Corporation, 2100 McKinney Avenue, Suite 1555, Dallas, TX 75201.
(3)
Includes 41,652 shares of common stock issuable upon conversion of 10,413 shares of 6% Preferred Stock, 61,239 shares of common stock issuable upon exercise of warrants and 100,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Includes 535,036 shares of common stock held by USGT Investors L.P. Mr. Bachman is controlling shareholder in the sole corporate general partner of USGT Investors, L.P. and may be deemed to have voting and/or investment power with respect to the shares owned by USGT Investors, L.P.

(4)
Includes 18,752 shares of common stock issuable upon conversion of 4,688 shares of 6% Preferred Stock, 14,063 shares of common stock issuable upon exercise of warrants and 50,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.

(5)
Includes 62,500 shares of common stock issuable upon conversion of 15,625 shares of 6% Preferred Stock, 92,876 shares of common stock issuable upon exercise of warrants and 200,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Includes 855,492 shares of common stock held by the Bristol Company. Mr. Harkleroad is sole shareholder of the Bristol Company and may be deemed to have sole voting and/or investment power with respect to the shares owned by the Bristol Company.

(6)
Includes 41,496 shares of common stock issuable upon conversion of 10,374 shares of 6% Preferred Stock and 61,122 shares of common stock issuable upon exercise of warrants. Mr. Lacerte served as The Company’s Executive Vice President of Sales and Marketing from October 12, 2004 until his resignation on October 4, 2005.

(7)
Includes 50,000 shares of common stock issuable upon exercise of warrants. Includes 5,591,097 shares of common stock held by the Ronald E. Lusk Revocable Trust. Mr. Lusk is the trustee of the Ronald E. Lusk Revocable Trust and may be deemed to have voting and/or investment power with respect to the shares owned by the Ronald E. Lusk Revocable Trust.

(8)	Includes 30,000 shares of common stock issuable upon exercise of warrants.
(9)
Includes 116,952 shares of common stock issuable upon conversion of 29,238 shares of 6% Preferred Stock, 217,715 shares of common stock issuable upon exercise of warrants and 50,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.

(10)
Includes 30,000 shares of common stock issuable upon exercise of warrants. Includes 1,504,167 shares of common stock held by Greenfield Capital V L.P. Mr. Waldrop is the sole partner in Greenfield Capital V L.P. and may be deemed to have voting and/or investment power with respect to the shares owned by Greenfield Capital V L.P. Also includes 196,667 shares of common stock held by SDW Investments Ltd. Mr. Waldrop is trustee of SDW Investments Ltd. and may be deemed to have sole voting and/or investment power with respect to the shares owned by SDW Investments Ltd. Mr. Waldrop served as the Company’s President from October 12, 2004 until his resignation on October 17, 2005.

(11)
Includes 30,000 shares of common stock issuable upon exercise of warrants and 50,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.

(12)
Includes 2,625,000 shares of common stock issuable upon conversion of 656,250 shares of 6% Preferred Stock and 1,968,750 shares of common stock issuable upon exercise of warrants. Also includes 1,125,000 shares of common stock issuable upon conversion of 281,250 shares of 6% Preferred Stock and 843,750 shares of common stock issuable upon exercise of warrants that were originally issued to AG Domestic Convertibles, L.P. in the May 12, 2005 private placement of 6% Convertible Preferred Stock. Such preferred shares and warrants were transferred to AG Offshore in August 2005.

(13)	Includes 31,252 shares of common stock issuable upon conversion of 7,813 shares of 6% Preferred Stock and 23,437 shares of common stock issuable upon exercise of warrants.
(14)	Ms. Fuller resigned in May of 2005.
(15)	Pursuant to the terms of their employment agreement, individual had (or has, in the case of Mr. Maxik) the ability to elect to receive salary and other forms of cash compensation in the form of equity securities of Lighting Science Group.
(16)	Includes 50,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are either shares of common stock (i) currently owned by the selling stockholder or (ii) issuable upon conversion of the 6% convertible preferred stock, par value $.001 per share held by purchasers of the preferred stock issued pursuant to a securities purchase agreement dated as of May 12, 2005 or (iii) issuable upon exercise of the warrants issued to those purchasers. For additional information regarding the preferred stock and the warrants, see “Prospectus Summary -- The Private Placement” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Certain selling stockholders, as indicated next to their names, are members of our board of directors and senior management. Other associations, such as family relationships or affiliated trusts or businesses are also indicated.

The term “selling stockholders” includes the stockholders listed below and their respective transferees, assignees, pledgees, donees or other successors. The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on the stockholder’s ownership of the preferred stock, warrants and other shares of common stock, as of May 12, 2005, assuming conversion of all preferred stock and exercise of the warrants held by each selling stockholder on that date, without regard to any limitations on conversions or exercise.

In accordance with the terms of registration rights agreements with the selling stockholders, this prospectus generally covers the resale of the sum of the (i) the number of shares of our common stock issuable upon conversion of the preferred stock as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, (ii) the number of shares of common stock issuable upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, (iii) the shares of common stock issued and issuable in payment of dividends on the preferred stock, and upon any stock split, stock dividend, recapitalization or similar event with respect to such shares of common stock and any other securities issued in exchange of or replacement of such shares of common stock, (iv) the shares of common stock held by non-affiliated stockholders who have executed a lock-up agreement with Lighting Science Group and (v) shares of our common stock to be issued upon exercise of warrants held by Merriman Curhan Ford & Co., who acted as placement agent and MRM Capital LP, who acted as financial advisor in the private placement. Because the conversion price of the preferred stock and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Position, Office or Other Material Relationship	Number of Shares of Common Stock Owned Prior to the Offering	Number of Shares of Common Stock Issuable upon the Conversion of Preferred Stock Owned Prior to the Offering	Number of Shares of Common Stock Issuable upon the Exercise of Warrants Owned Prior to the Offering	Number of Shares of Common Stock Issuable upon the Exercise of Stock Options Owned Prior to the Offering	Total Number of Securities Owned Prior to the Offering	Total Number of Securities to be Offered		Number of Shares of Common Stock to be Beneficially Owned After the Offering	Percentage of Shares of Common Stock to be Beneficially Owned After the Offering
Robert Shelton (1)		4,167	-	-	-	4,167	4,167		-	-
Trust for Daniel Barson (1)		10,417	-	-	-	10,417	10,417		-	-
Trust for Sophia Barson (1)		10,417	-	-	-	10,417	10,417		-	-
Bernie Selmenson (1)		20,000	-	-	-	20,000	20,000		-	-
Clay Christensen (1)		35,046	-	-	-	35,046	25,000		10,046	*
David A. Reed (1)		25,000	-	-	-	25,000	25,000		-	-
Elise Ayers (1)		31,250	-	-	-	31,250	31,250		-	-
Holly Davis (1)		62,500	-	-	-	62,500	31,250		31,250	*
Josh Phillips (1)	Son-in-law of Philip R. Lacerte	41,666	-	-	-	41,666	41,666		-	-
Unimark Insurance Company (1)		41,667	-	-	-	41,667	41,667		-	-
Chris M. Gigl (1)		41,667	-	-	-	41,667	41,667		-	-
Allen B. Smith (1)		83,334	-	-	-	83,334	60,000		23,334	*
Halden Conner (1)		62,500	-	-	-	62,500	62,500		-	-
Reagan Vidal (1)		62,500	-	-	-	62,500	62,500		-	-
Mary Beougher (1)		62,500	-	-	-	62,500	62,500		-	-
William Arnold (1)		83,333	-	-	-	83,333	83,333		-	-
Mark Sommer (1)		100,759	-	-	-	100,759	100,759		-	-
Jim Durbin (1)		100,759	-	-	-	100,759	100,759		-	-
Alan Barson (1)		104,167	-	-	-	104,167	104,167		-	-
George Parker Young (1)		441,667	-	-	-	441,667	104,167		337,500	2.2%
Amy Lacerte (1)	Daughter of Philip R. Lacerte	125,000	-	-	-	125,000	125,000		-	-
Stuart Dickinson (1)		262,500	-	-	-	262,500	131,250		131,250	*
Charles Terrell (1)		135,418	-	-	-	135,418	135,418		-	-
Craig Hudson (1)		175,000	-	-	-	175,000	140,000		35,000	*
Steve Dulin (1)		208,333	-	-	-	208,333	208,333		-	-
Eric Norris (1)		208,333	-	-	-	208,333	208,333		-	-
Craig Martin (1)		208,333	-	-	-	208,333	208,333		-	-
Kate Blackmon (1)	Our Vice President of Sales	241,667	-	-	-	241,667	229,167		12,500	*
JPB GS (5x5) (1)		345,000	-	-	-	345,000	345,000		-	-
BLF Investments, LP (1)		416,667	-	-	-	416,667	416,667		-	-
Joe Williams (1)		812,500	-	-	-	812,500	812,500		-	-
Robert Schlegel (1)		1,000,000	-	-	-	1,000,000	1,000,000		-	-
Total Capital (1)		1,100,000	-	-	-	1,100,000	1,000,000		100,000	*
2 Boys AB Revocable Trust (1)	Trust for the benefit of the children of Kathryn D. Fuller	1,627,017	31,252	23,438	-	1,681,707	1,681,707		-	-
Phibian S Trust (1)	Trust for the benefit of the children of Fredric S. Maxik	2,511,010	-	-	-	2,511,010	2,511,010		-	-
Edward I. Lanier (1)	Former board member of Lighting Science, Inc.	3,439,609	31,252	23,437	-	3,494,298	3,194,298	(2)	300,000	1.9%
Western Reserve Hedged Equity, LP		-	712,500	534,375	-	1,246,875	1,246,875		-	-
Western Reserve Hedged Equity Offshore, Ltd.		-	787,500	590,625	-	1,378,125	1,378,125		-	-
Gryphon Master Fund L.P.		-	1,625,000	1,218,750	-	2,843,750	2,843,750		-	-
GSSF Master Fund, L.P.		-	875,000	656,250	-	1,531,250	1,531,250		-	-
AG Offshore Convertibles Ltd.		-	3,750,000	2,812,500	-	6,562,500	6,562,500		-	-
Xerion Partners I, LLC		-	312,500	234,375	-	546,875	546,875		-	-
Xerion Partners II Master Fund Limited		-	312,500	234,375	-	546,875	546,875		-	-
Telemark Asset Management		-	156,252	117,188	-	273,440	273,440		-	-
Jerome Hill Amy Hill JTWRS		-	75,000	56,250	-	131,250	131,250		-	-
George L. Lowe		62,500	31,252	23,437	-	117,189	54,689	(3)	62,500	*
Bristol Company	Beneficially owned by Donald R. Harkleroad	650,116	62,500	92,876	200,000	1,005,492	109,376	(4)	896,116	5.7%
Daryl N. Snadon		1,105,335	116,952	217,715	50,000	1,490,002	204,667	(5)	1,285,335	8.1%
Trust for Cole Snadon	Son of Daryl N. Snadon	-	31,252	23,437	-	54,689	54,689		-	-
Trust for Kendall Snadon	Daughter of Daryl N. Snadon	-	31,252	23,437	-	54,689	54,689		-	-
USGT Investors L.P.	Beneficially owned by Robert E. Bachman	382,145	41,652	61,239	100,000	585,036	72,891	(6)	512,145	3.3%
John A. Collingwood		3,677,108	18,752	114,063	50,000	3,859,923	32,815	(7)	3,827,108	24.4%
Philip R. Lacerte		3,614,584	41,496	61,122	-	3,717,202	72,618	(8)	3,644,584	23.2%
Merriman Curhan & Ford		-	-	575,860	-	575,860	575,860		-	-
MRM Capital, LP (1)		1,187,500	-	63,984	-	1,251,484	1,063,984	(9)	187,500	1.2%

Total		24,920,991	9,043,864	7,758,733	400,000	42,123,588	30,727,420		11,396,168

* Indicates ownership of less than 1% of our common stock

(1)	Party to the Lock-up Agreement
(2)	Consists of 3,139,609 shares of common stock, 31,252 shares underlying preferred stock and 23,437 shares underlying warrants.
(3)	Consists of 31,252 shares underlying preferred stock and 23,437 shares underlying warrants.
(4)	Consists of 62,500 shares underlying preferred stock and 46,876 shares underlying warrants.
(5)	Consists of 116,952 shares underlying preferred stock and 87,715 shares underlying warrants.
(6)	Consists of 41,652 shares underlying preferred stock and 31,239 shares underlying warrants.
(7)	Consists of 18,752 shares underlying preferred stock and 14,063 shares underlying warrants.
(8)	Consists of 41,496 shares underlying preferred stock and 31,122 shares underlying warrants.
(9)	Consists of 1,000,000 shares of common stock and 63,984 shares underlying warrants.

DESCRIPTION OF SECURITIES

The following description is a summary of our capital stock and contains the material terms of the capital stock. Additional information can be found in our Certificate of Incorporation and Bylaws. Our certificate of incorporation authorizes the issuance of 495,000,000 shares of common stock, $0.001 par value per share. As of November 9, 2005, 55,310,632 shares of common stock were issued and outstanding.

Each holder of common stock is entitled to one vote per share of common stock standing in such holder’s name on the records on each matter submitted to a vote of Lighting Science Group stockholders, except as otherwise required by law. Holders of the common stock do not have cumulative voting rights. Holders of the common stock are entitled to equal dividends and distributions, per share, when, as and if declared by the board of directors from funds legally available. Holders of the common stock do not have preemptive rights to subscribe for any of our securities nor are any shares of the common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred stockholders, if any, are paid.

Our certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock, $0.001 par value per share, the designation and rights of which are to be determined by our board of directors. As of November 9, 2005, 2,260,966 shares of preferred stock were issued and outstanding.

The preferred stock may be issued from time to time in one or more series by resolution or resolutions of our board of directors. The resolution or resolutions of our board of directors may, to the full extent now or hereafter permitted by law and subject to the provisions of our certificate of incorporation, fix the voting powers, designations, preferences and relative, participating, option or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series. The authority of our board of directors with respect to each such series may include, but not be limited to, determinations of the following:

(a)
the distinctive designation of such series, the number of shares that shall constitute such series, including any limitation on the authority to increase or decrease such number, and the stated value thereof, if any, if different from the par value thereof;

(b)
the dividends, if any, payable either in cash, property or securities of Lighting Science Group, on such series, and the restrictions, limitations and conditions, if any, upon the payment of such dividends, whether any such dividends shall be cumulative or non-cumulative, the date or dates from which dividends, if declared, shall be payable, and the preference, if any, or relation that such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(c)	whether the shares of such series shall have voting power, in addition to any voting power provided by law and, if so, the terms of such voting power, which may be general or limited;

(d)	the right, if any, of Lighting Science Group to redeem any or all shares of such series and, if so, the terms and conditions of such redemption;

(e)
whether the shares of such series shall be subject to the operation of a retirement or sinking fund or funds and, if so, whether such retirement or sinking fund shall be cumulative or non-cumulative, the extent and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(f)
whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities or assets and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(g)
the amount, if any, that the holders of the shares of such series shall be entitled to receive in case of a liquidation, dissolution or winding up of the corporation and the preference, if any, or relation which such amounts shall bear to the amounts payable on any shares of stock of any other class or any other series of this class;

(h)
the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by Lighting Science Group of, the common stock or shares of stock of any other class or any other series of this class;

(i)
the conditions or restriction, if any, upon the creation of indebtedness of Lighting Science Group or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

(j)	any other voting powers, designations, preferences, and relative, participating optional or other special rights, or qualifications, limitations or restrictions thereof, of the shares of such series.

The designations, voting powers, preferences and relative, participating, option or other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Dividends will accrue on the 6% convertible preferred stock from the closing date at an annual rate of 6%. Accrued dividends will be payable in cash quarterly. We will, however, have the right to pay dividends in shares of common stock; provided, however, that our right to pay dividends in shares of common stock on each dividend payment date is subject to the following conditions: (i) a registration statement covering the underlying common stock must be effective on such dividend payment date and available for use by the investors; and (ii) the number of shares issued will be based on a 15% discount to the daily volume weighted average price of the common stock for the 10 trading days immediately preceding (but not including) the applicable dividend payment date.

Shares of preferred stock will be entitled to voting rights on an “as if converted” basis.

Shares of preferred stock are convertible at the option of the holder at any time after the closing of the private placement and prior to redemption into shares of common stock, at an initial conversion price equal to $.80 per share of common stock. The initial conversion price is subject to full-ratchet anti-dilution adjustment in the event that the we issue, after May 12, 2005, common stock or common stock equivalents at a price per share less than the initial conversion price (other than (a) to a strategic investor in connection with a strategic commercial agreement or transaction as determined in good faith by the our board of directors, (b) pursuant to the acquisition of another corporation or entity by us by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization, (c) pursuant to an authorized stock option plan, or (d) to an investor in connection with a joint venture arrangement where we are a participant (including, but not limited to, the joint venture arrangement with Giuliani Capital Advisors, LLC)), and to other normal and customary anti-dilution adjustments upon certain other events (including issuances at less than current market value).

Shares of the preferred stock will be entitled to a liquidation preference over other classes of our capital stock in an amount per share equal to the purchase price of the preferred stock. The liquidation right and preference will be applicable in the event of our liquidation, a merger of our company with or into another entity (i.e., the preferred shareholders will have a preference in the cash, securities or other consideration issued in such merger) or the sale by the us of all or substantially all of our business or operating assets.

The Company may force the conversion of any or all of the preferred stock at any time after the Registration Statement is effective and available for use by the Investors, if the closing price per share of the common stock exceeds 200% of the initial conversion price for any 20 out of 30 consecutive trading days; provided, however, that the average daily trading volume of the common stock must have exceeded 50,000 shares for the 20 consecutive trading days immediately preceding (but not including) the date that the Company first notifies the Investors of the exercise of the Company’s option to force conversion.

The Company must redeem all of the preferred stock outstanding on the fifth anniversary of the closing date at a redemption price, in cash, equal to the purchase price of the preferred stock, plus all accrued but unpaid dividends.

As mentioned above, our board of directors has the ability to issue “blank check” preferred stock in series, and shares of each series will have such rights, preferences, and privileges fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. The board of directors may issue any such series of blank check preferred stock without action by the holders of the common stock. Accordingly, the issuance of blank check preferred stock may adversely affect the rights of the holders of the common stock. In addition, the issuance of blank check preferred stock may be used as an ‘‘anti-takeover’’ device without further action on the part of the holders of the common stock. The issuance of preferred stock may also dilute the voting power of the holders of common stock, in that a series of preferred stock may be granted enhanced per share voting rights and the right to vote on certain matters separately as a class, and may render more difficult the removal of current management, even if such removal may be in the stockholders’ best interest. We have no current plans to issue any additional preferred stock.

As of November 9, 2005, Lighting Science Group has 10,298,733 warrants outstanding.

On February 10, 2005, the Company agreed to issue The Equity Group two warrants to purchase an aggregate of $600,000 worth of shares of the Company’s common stock with each warrant having an exercise price based on the financing being contemplated by the Company at the time. Each warrant provides for the purchase of $300,000 worth of common stock of the Company. One of the warrants became fully vested upon the signing of the contract. The other warrant will become exercisable upon the first anniversary date of the consulting contact unless terminated earlier. Based on the $0.80 initial conversion price of the 6% Convertible Preferred Stock issued by the Company in May 2005, the terms of each warrant was determined to be 375,000 common shares at a exercise price of $0.80 per share.

The warrant issued to Giuliani Capital Advisors (“GCA”) is exercisable by GCA to purchase up to 1,650,000 shares of the Company’s common stock, subject to adjustment in certain circumstances as provided in the warrant. The warrant has a five-year term and GCA may exercise the warrant in whole or in part at any time during the five-year term. The exercise price for each share of common stock is $.60 per share or $990,000 if GCA were to exercise all 1,650,000 shares under the warrant.

As previously discussed, in 2005, certain individual members of our board of directors and members of senior management loaned Lighting Science Group an aggregate of $476,000 on a short-term basis pursuant to the terms of promissory notes from Lighting Science Group and in favor of each of the individual lenders. The board members and officers who loaned Lighting Science Group funds in this transaction are collectively referred to as the Lenders. The warrants issued to the Lenders for the purchase of 476,000 shares of our common stock are exercisable at $1.50 per share. Eight warrants for 30,000 shares of common stock and one warrant for 100,000 shares of common stock vested on the date of issuance, April 20, 2005. On April 29, 2005 and May 2, 2005, we issued warrants for 15,000 and 5,000 shares of common stock, respectively, to Mr. Lusk. On May 3, 2005, we issued a warrant for 100,000 shares of common stock to Mr. Snadon and on May 6, 2005, we issued a warrant for 16,000 shares to Mr. Harkleroad. All such warrants vested on the date of issuance. The warrants have anti-dilution and exercise price adjustment provisions for dividends and stock splits. Each warrant expires five years from the date of issuance.

In connection with the 6% Convertible Preferred Stock offering, Merriman Curhan Ford & Co. acted as placement agent for the transaction and MRM Capital LP served as a financial advisor to the Company. Warrants to purchase a total of 639,844 shares of Common Stock at an exercise price of $1.50 per share were issued to Merriman and MRM in conjunction with this transaction. The warrants have anti-dilution and exercise price adjustment provisions for dividends and stock splits. Each warrant expires five years from the date of issuance.

Warrants Issued to 6% Convertible Preferred Stock Investors
In connection with the Securities Purchase Agreement under which we issued 2,260,966 shares of 6% convertible preferred stock, the purchasers also received warrants to purchase an additional 6,782,889 shares of common stock at an exercise price of $0.96 per share (subject to adjustment pursuant to anti-dilution provisions). Each warrant will represent the right to purchase one share of common stock. The initial exercise price of the warrants will be equal to 120% of the initial conversion price. The number of shares issuable upon exercise of the warrants and the exercise price per share will be subject to full-ratchet anti-dilution adjustment in the event that we issue, after May 12, 2005, common stock or common stock equivalents at a price per share less than the initial conversion price (other than (a) to a strategic investor in connection with a strategic commercial agreement or transaction as determined in good faith by the our board of directors, (b) pursuant to the acquisition of another corporation or entity by us by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization, (c) pursuant to an authorized stock option plan, or (d) to an investor in connection with a joint venture arrangement where we are a participant (including, but not limited to, the joint venture arrangement with Giuliani Capital Advisors, LLC)), and to other normal and customary anti-dilution adjustments upon certain other events (including issuances at less than current market value).

We may force the exercise of any or all of the warrants at any time after a registration statement is effective and available for use by the investors in the preferred stock, if the closing price per share of the common stock exceeds 200% of the initial conversion price for any 20 out of 30 consecutive trading days; provided, however, that the average daily trading volume of our common stock must have exceeded 50,000 shares for the 20 consecutive trading days immediately preceding (but not including) the date that we first notify the investors of the exercise of our option to force exercise.

Each warrant will expire on the 5th anniversary of the closing date.

Effective September 1, 2005, the Company implemented the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Awards granted under the 2005 Plan may include incentive stock options, which are qualified under Section 422 of the Internal Revenue Code (the "Code"), stock options other than incentive stock options, which are not qualified under Section 422 of the Code, stock appreciation rights, restricted stock, phantom stock, bonus stock and awards in lieu of obligations, dividend equivalents and other stock-based awards. Awards may be granted to employees, members of the Board of Directors, and consultants. The maximum number of shares reserved for the 2005 Plan is 5,000,000 shares. The 2005 Plan is administered by the Compensation Committee of the Board of Directors. Vesting periods and terms for awards are determined by the plan administrator. The exercise price of each stock option or stock appreciation right is equal to or greater than the market price of the Company's stock on the date of grant and no stock option or stock appreciation right granted shall have a term in excess of ten years.

As of November 9, 2005, the Company has issued 670,000 Incentive Stock Options and 50,000 Non-Qualified Stock Options under the 2005 Plan. Such options have a term of four years and are vested one-third on the date of issuance and the subsequent two-thirds in equal parts on the first and second anniversaries thereof. Such options shall be exercisable only for cash, shall lapse if not exercised within four years following the date of issuance or, if earlier, within ninety days following the termination of employment or other affiliation with the Company, shall be vested one-third on the date of issuance, and the subsequent two-thirds in equal parts on the first and second anniversaries thereof. The date of issuance was Monday, September 19, 2005. The exercise price per share of each option is $0.87, which was the closing price of the Company’s common stock on the date of issuance.

The transfer agent for the common stock is American Stock Transfer and Trust Company of Brooklyn, New York and its telephone number is (718) 921-8208.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the preferred stock (including common stock issuable upon exercise of the of the warrants) to permit the resale of these shares of common stock by the holders of the preferred stock, and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will, however, receive the proceeds from the exercise of the warrants issued to the selling stockholders if and when they are exercised. We will bear all fees and expenses incident to our obligation to register the shares of common stock. We will not be paying any underwriting discounts or commissions in this offering.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more broker-dealers or agents. If the shares of common stock are sold through broker-dealers, the selling stockholders will be responsible for discounts or commissions relating to the sale of their securities. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions, such as:

•	sales on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	sales in the over-the-counter market;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	sales through broker-dealers who may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the preferred stock, the warrants, or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other person participating in this offering. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of our common stock pursuant to the registration rights agreement, estimated to be $163,327.39 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws. However, the selling stockholders will pay all discounts and commissions, if any, relating to the sale of their securities. We have agreed to indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

LEGAL PROCEEDINGS

Lighting Science Group is not currently involved in any material legal proceedings.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon by Patton Boggs LLP, Washington, D.C., for Lighting Science Group and is included as Exhibit 5.1. As of the date of this prospectus, Patton Boggs LLP beneficially owns 54,270 shares of our common stock, which we issued to Patton Boggs LLP to discharge our debt to Patton Boggs LLP for prior legal services rendered, pursuant to the plan of reorganization described in the "Description of Business" section of this prospectus, and which are not registered for resale. In addition, Mario V. Mirabelli, a partner of Patton Boggs LLP, beneficially owns, as of the date of this prospectus, 25,559 shares of our common stock.

EXPERTS

The financial statements as of and for the years ended December 31, 2004 and 2003 included in this prospectus have been audited by Turner Stone & Company, L.L.P., an independent registered public accounting firm, and have been included in reliance upon the report of such firm included herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to Lighting Science Group and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that Lighting Science Group has filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. Lighting Science Group also files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information, as well as the registration statement and the exhibits thereto, may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as Lighting Service Group, that file electronically with the Commission. More information about Lighting Service Group can be found at its website at www.lsgc.com.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law (the “DGCL”) generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145.

Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) a committee of such directors designated by majority vote of such directors, (c) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (d) the stockholders.

In accordance with Section 145 of the DGCL, Section 10 of Lighting Science Group’s Amended and Restated Certificate of Incorporation provides “To the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Lighting Science Group, pursuant to the foregoing provisions, or otherwise, Lighting Science Group has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OUR ACCOUNTANTS

Appointment and Ratification of Turner, Stone & Company, LLP

Our audit committee appointed the firm of Turner, Stone & Company, LLP as our independent registered public accounting firm on March 31, 2004 for the purpose of expressing an opinion on the financial statements of Lighting Science Group dated December 31, 2003. Although stockholder ratification of the appointment is not required by our bylaws or by any other applicable law, our board of directors and our audit committee submitted the appointment of Turner, Stone & Company, LLP to the stockholders for ratification as a matter of good corporate practice at the last annual stockholder meeting on August 20, 2004. Such appointment was ratified. Our audit committee submitted the appointment of Turner, Stone & Company, LLP as independent auditors of our Company for the fiscal year ending December 31, 2005 to the stockholders for ratification at our annual stockholder meeting held on August 22, 2005 and such appointment was ratified.

FINANCIAL STATEMENTS

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Lighting Science Group Corporation

We have audited the accompanying consolidated balance sheets of Lighting Science Group Corporation and subsidiaries (a development stage company) (formerly The Phoenix Group Corporation) (the Company) as of December 31, 2004 and September 26, 2003 (pre-confirmation period), and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2004, the period from September 26, 2003 through December 31, 2003, the period from September 26, 2003 through December 31, 2004 and the period from January 1, 2003 through September 25, 2003 (pre-confirmation period). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lighting Science Group Corporation and subsidiaries as of December 31, 2004 and September 26, 2003, and the consolidated results of their operations and cash flows for the periods indicated above, in conformity with United States generally accepted accounting principles.

As discussed in the “Explanatory Note to Amended Consolidated Financial Statements,” the Company emerged from bankruptcy on September 16, 2003 (effective September 26, 2003), hereafter referred to as the “post-confirmation” period, and the Company accounted for the reorganization using fresh-start accounting and reporting in accordance with Statement of Position (SOP) 90-7, “Financial Reporting Entities in Reorganization Under the Bankruptcy Code.” Accordingly, the post-confirmation financial statements are not comparable to the pre-confirmation financial statements.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Turner Stone & Company, L.L.P.
Certified Public Accountants
Dallas, Texas
February 9, 2005 (except for the pre-confirmation period and Note 12, which is dated as of April 15, 2005)

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

	December 31, 2004	September 26, 2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$987,023	$278
Accounts receivable	1,141	-
Inventory	13,770	-
Prepaid expenses	163,539	-
Total current assets	1,165,473	278

PROPERTY AND EQUIPMENT, net (Note 6)	310,475	-

OTHER ASSETS
Reorganized value in excess of amounts allocable to identifiable assets (Note 3)	2,793,224	2,793,224
Intellectual property, net (Notes 2 and 6)	1,168,883	-
Property rights agreement, net (Notes 2 and 6)	856,306	-
Goodwill (Note 2)	154,097	-
Security deposits	27,215	-
Total other assets	4,999,725	2,793,224

TOTAL ASSETS	$6,475,673	$2,793,502

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$40,636	$-
Accrued compensation	17,899	-
Accrued interest payable to related party (Note 12)	315,554	674,703
Note payable - related party (Note 12)	1,851,299	1,851,299
Current portion of note payable - related party	25,000	-
Total current liabilities	2,250,388	2,526,002

LONG-TERM DEBT
Note payable - related party	150,000	-

TOTAL LIABILITIES	2,400,388	2,526,002

STOCKHOLDERS’ EQUITY
Series A Preferred Stock, $.001 par value, 5,000,000 shares
authorized; 533,333 shares issued and outstanding (Note 9)	533	533
Common Stock, $.001 par value, 495,000,000 shares authorized,
51,297,256 shares and 16,685,446 shares issued and outstanding
at December 31, 2004 and September 26, 2003, respectively	51,297	16,685
Stock subscriptions receivable	(26,000)	-
Additional paid-in-capital	8,229,648	250,282
Accumulated deficit during the development stage	(4,180,193)	-
TOTAL STOCKHOLDERS’ EQUITY	4,075,285	267,500
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,475,673	$2,793,502

The accompanying notes are an integrated part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31, 2004
September 26, 2003 through December 31, 2003
Cumulative from September 26, 2003 through December 31, 2004
January 1, 2003 through September 25, 2003

 Revenue
$
3,404
$
-
$
3,404
$
3,524,732

 Cost of goods sold
(2,076
)
-
(2,076
)

 Cost of services
(3,048,070
)

 Gross margin
1,328
-
1,328
476,662

 Operating expenses:

 Selling, general and administrative
1,483,264
79,451
1,562,715
925,306

 Compensation and related expenses
1,148,426
208,061
1,356,487
-

 Consulting fees
624,934
-
624,934
-

 Directors fees
388,575
87,500
476,075
-

  Total operating expenses
3,645,199
375,012
4,020,211
925,306

  Operating income (loss)
(3,643,871
)
(375,012
)
(4,018,883
)
(448,644
)

 Interest income, other income and interest expense, net
(127,150
)
(34,160
)
(161,310
)
(842,613
)

 Net loss
$
(3,771,021
)
$
(409,172
)
$
(4,180,193
)
$
(1,291,257
)

 Basic net loss per weighted average common share
$
(0.12
)
$
(0.02
)
$
(0.15
)
$
(0.15
)

 Weighted average number of common shares outstanding
31,668,957
16,685,446
28,529,863
8,335,961

The accompanying notes are an integrated part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE PERIOD BEGINNING JANUARY 1, 2003 AND ENDED DECEMBER 31, 2004

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Stock Subscriptions Receivable	Additional Paid in Capital	Accumulated Deficit	Total
Balance at January 1, 2003	533,333	$533	8,301,217	$8,301	$-	$51,670,187	$(78,495,394)	$(26,816,373)

Net loss	-	-	-	-	-	-	(1,291,257)	(1,291,257)

Adjustments to conform to provisions of "Fresh Start" accounting (Note 3)	-	-	-	-	-	(51,670,187)	79,786,651	28,116,464

Issuance of common stock to creditors pursuant to plan of reorganization (Notes 3 and 12)	-	-	8,384,251	8,384	-	250,282	-	258,666

Balance at September 26, 2003	533,333	533	16,685,468	16,685	-	250,282	-	267,500

Net loss	-	-	-	-	-	-	(409,172)	(409,172)

Balance at December 31, 2003	533,333	533	16,685,468	16,685	-	250,282	(409,172)	(141,672)

Issuance of common stock in private placement (Note 10)	-	-	18,341,922	18,342	(26,000)	3,846,548	-	3,838,890

Issuance of common stock to acquire subsidiary (Note 2)	-	-	9,296,241	9,296	-	2,221,801	-	2,231,097

Issuance of common stock in payment of operating expenses	-	-	6,973,625	6,974	-	1,911,017	-	1,917,991

Net loss	-	-	-	-	-	-	(3,771,021)	(3,771,021)

Balance at December 31, 2004	533,333	$533	51,297,256	$51,297	$(26,000)	$8,229,648	$(4,180,193)	$4,075,285

The accompanying notes are an integrated part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31, 2004	September 26, 2003 through December 31, 2003	Cumulative from September 26, 2003 through December 31, 2004	January 1, 2003 through September 25, 2003
OPERATING ACTIVITIES
Net loss	$(3,771,021)	$(409,172)	$(4,180,193)	$(1,291,257)
Adjustments to reconcile net loss to net cash provided by (used by) operating activities:
Expenses paid by issuance of common stock	1,551,700	-	1,551,700	-
Depreciation and amortization	259,251	-	259,251	8,335
Changes in:
Accounts receivable	(1,141)	-	(1,141)	454,912
Prepaids	(157,956)	-	(157,956)	(3,393)
Inventory	(13,770)	-	(13,770)	6,693
Accounts payable	40,636	-	40,636	132,578
Accrued expenses and other liabilities	124,590	394,868	519,458	1,015,810
Security deposits	(27,215)	-	(27,215)	(3,159)
Net cash provided by (used by) operating activities	(1,994,926)	(14,304)	(2,009,230)	320,519

INVESTING ACTIVITIES
Cash on hand in subsidiaries at foreclosure	-	-	-	(130,171)
Cash in bank of subsidiary at date of acquisition	10,000	-	10,000	-
Purchase of property and equipment	(327,915)	-	(327,915)	(19,433)
Net cash used by investing activities	(317,915)	-	(317,915)	(149,604)

FINANCING ACTIVITIES
Loan from stockholder	29,541	50,000	79,541	-
Repayment of loan to stockholder	(78,041)	(1,500)	(79,541)	-
Notes payable	(25,000)	-	(25,000)	(122,338)
Proceeds of private placement	3,338,890	-	3,338,890	-
Net cash provided by financing activities	3,265,390	48,500	3,313,890	(122,338)

Net increase in cash	952,549	34,196	986,745	48,577
Cash at beginning of period	34,474	278	278	(48,299)
Cash at end of period	$987,023	$34,474	$987,023	$278

Interest paid	$30,152	$-	$30,152	$-

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Reduction of accrued interest on note to related party	$500,000	$-	$500,000	$-
Stock issued to pay accrued liabilities	$360,707	$-	$360,707	$-

The accompanying notes are an integrated part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Explanatory Note to Amended Consolidated Financial Statements

On February 9, 2005, Lighting Science Group Corporation (the “Company”) filed Form 10-KSB for the year ended December 31, 2004 with the Securities and Exchange Commission. Included in the comparative financial statements for prior periods were the financial statements of the Company for the period beginning September 26, 2003 through December 31, 2003. The beginning date for this period (September 26, 2003) coincided with the effective date of the confirmation of the plan of reorganization approved by the creditors of the Company and confirmed by the U.S. Bankruptcy Court for the Northern District of Texas on September 16, 2003.

It was the opinion of the Company at the time the 2004 financial statements were prepared and filed with Form 10-KSB that the inclusion of the activity from January 1 through September 25, 2003 (the “Pre-Confirmation period”) in the comparative financial statements would not enhance the overall disclosure in the filing. In fact, it was the opinion of the Company that to include the financial information for the Pre-Confirmation period might be confusing and possibly misleading. In omitting the information for the period January 1, 2003 through September 25, 2003, the Company relied upon Statement of Position (SOP) 90-7, Financial Reporting Entities in Reorganization Under the Bankruptcy Code published by the American Institute of Certified Public Accountants. The last sentence of footnote 2 of paragraph 40 thereof states, “Attempts to disclose and explain exceptions that affect comparability would likely result in reporting that is so unwieldy it would not be useful.”

Despite the language contained in SOP 90-7, certain policies of the Securities and Exchange Commission require the presentation of the full year of financial information for the preceding year. Therefore, the Company is amending its financial statements to include the period from January 1, 2003 through September 25, 2003. The financial statements for this period have been audited by the independent registered public accounting firm of Turner, Stone & Company, LLP.

In an effort to mitigate any confusion that may be caused by the inclusion of the information for the Pre-Confirmation period, the Company will employ the following conventions, visual indicators, and procedures for presenting the consolidated financial statements and the notes to the consolidated financial statements. For three of the four financial statements (Consolidated Balance Sheets, Consolidated Statements of Operations, and Consolidated Statements of Cash Flows), the information for the Pre-Confirmation period has been added to the original financial statement in the right-hand column and separated from the financial statement as originally filed by a bold, vertical line. For the fourth financial statement (Statements of Stockholders’ Equity), the information for the Pre-Confirmation period has been included at the top of the schedule in its proper chronological order.

With respect to the Notes to the Financial Statements, a bifurcated approach has been employed. The Notes to the Financial Statements for the period ended December 31, 2004 are presented without change (unless otherwise noted) in their original, numbered format at the beginning of each note. A label above each note identifies it as “Post-Confirmation” (meaning that the note relates to a time period commencing after September 25, 2003). The Notes to the Financial Statements for the period beginning January 1, 2003 and ended September 25, 2003, are presented below the Post-Confirmation note to which each Pre-Confirmation note most closely relates. The notes for the time period beginning January 1, 2003 and ended September 25, 2003 are labeled “Pre-Confirmation.” For those footnotes that provide essentially the same disclosure in both the Post-Confirmation and Pre-Confirmation periods, these labels are not used, and the disclosures are presented only once.

To further differentiate the discussion in the Notes to the Financial Statements, the following distinction has been adopted. In the notes for the Post-Confirmation period, the registrant is referred to as “Lighting Science Group Corporation” or the “Company.” In the notes for the Pre-Confirmation period, the registrant is referred to as “The Phoenix Group Corporation,” the “Corporation,” or “Phoenix.” The reason for employing this distinction is that until December 23, 2004, the name of the corporation was The Phoenix Group Corporation. On that date the Company published a press release announcing its decision to change its name to Lighting Science Group Corporation by means of a parent/subsidiary merger with its wholly owned subsidiary, Lighting Science, Inc. The Company began conducting its operations under the name Lighting Science Group Corporation on January 1, 2005. Consequently, Form 10-KSB for the year 2004 was filed with the name of the registrant shown as Lighting Science Group Corporation. The Form 10-KSB for the preceding year (the period from September 26, 2003 through December 31, 2003) was filed in the name of The Phoenix Group Corporation. Therefore, there is consistency in referring to the Company as The Phoenix Group Corporation in the notes to the financial statements for the period beginning January 1, 2003 and ended September 25, 2003.

NOTE 1: NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Post-Confirmation

Nature of Business

On December 23, 2004, The Phoenix Group Corporation announced its decision to change its name to Lighting Science Group Corporation (the “Company” or “Lighting Science”) by means of a parent/subsidiary merger with its wholly owned subsidiary, Lighting Science, Inc. Pursuant to a resolution approved by the board of directors, The Phoenix Group Corporation filed a certificate of merger with the office of the Secretary of State of Delaware on December 23, 2004 to complete the merger of Lighting Science with and into The Phoenix Group Corporation and to change the name. The Company began conducting its operations under the name Lighting Science Group Corporation on January 1, 2005.

Lighting Science is a Delaware corporation organized in June 1988. The Company’s wholly owned subsidiaries during the period or for portions of the period were Lighting Science, Inc. and Americare Management, Inc. Americare Management, Inc. had no significant operations during the periods covered by these financial statements. All intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

On or about August 20, 2002, the Company filed a voluntary petition seeking debtor-in-possession status for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The case was subsequently transferred to the U.S. Bankruptcy Court for the Northern District of Texas - Ft. Worth Division (the “Court”). The Court granted the requested status.

During the summer of 2003, the Company filed a Disclosure Statement and Plan of Reorganization (collectively the “Plan”) that was confirmed by the Court on September 16, 2003 with an effective date of September 26, 2003. Under the terms of the Plan, the holder of the Series A Preferred Stock agreed to waive its rights, including its voting and conversion rights, and the creditors of the Company received an aggregate of approximately 51% of the common stock of the restructured entity in exchange for notes, accounts payable, and other forms of debt held at the time of the filing of the petition. This feature of the Plan - the exchange of debt for greater than 50% of the equity in the restructured entity - qualified the Company to utilize the reporting guidelines of the “Fresh Start” accounting rules contained in Statement of Position (“SOP”) 90-7.

On June 1, 2004 the Company acquired 100% of the outstanding common stock of Lighting Science, Inc., a Las Vegas, Nevada-based corporation that owned certain intellectual property related to the design and development of a light bulb utilizing light emitting diodes as a source of light. Following the date of acquisition, the Company raised capital through a private placement and provided Lighting Science, Inc. with resources to develop and manufacture prototype light bulbs. Staff has been added to support the development process.

As of the date of this report, the Company continues with its plans to develop and sell products based upon the technology acquired in the acquisition of Lighting Science.

Reverse Stock Split

On August 20, 2004, the shareholders of the Company approved a proposal by management to undertake a reverse split of the shares of the Company’s common stock in the ratio of one share of new common stock for every 16 shares of old common stock. All per-share amounts in the accompanying consolidated financial statements have been retroactively adjusted for the reverse split of the Company’s shares. All other references to shares of the Company’s stock in the accompanying consolidated financial statements have been retroactively adjusted to a post reverse-split basis unless otherwise noted.

Summary of Significant Accounting Policies

Since the Chapter 11 bankruptcy filing, the Company has applied the provisions in SOP 90-7 “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.” SOP 90-7 does not change the application of generally accepted accounting principles in the preparation of financial statements. However, it does require that the financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish between transactions and events that are directly associated with the reorganization from the ongoing operations of the business.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Cash and cash equivalents

All highly liquid investments with original maturities of three months or less at date of purchase are carried at cost, which approximates fair value, and are considered to be cash equivalents.

The Company maintains cash accounts, which could exceed federally insured limits. The Company has not experienced any losses from maintaining cash accounts in excess of federally insured limits. Management believes that the Company does not have significant credit risk related to its cash accounts.

Inventories

Inventories, which consist of light bulbs designed by the Company and assembled by a third-party manufacturer, are stated at the lower of cost or market with cost being determined on a first-in, first-out basis.

Prepaid expenses

Prepaid expenses consist primarily of consulting fees of $150,000 paid to a financial consulting firm (Note 4) during the fourth quarter of 2004. Prepaid expenses will be amortized over the twelve-month period the services are estimated to be provided commencing January 1, 2005.

Property and equipment

Property and equipment are carried at depreciated cost. Depreciation is provided using the straight-line method over the estimated economic lives of the assets, which range from two to five years.

Depreciation expense was $17,440, $-0-, and $17,440 for the year ended December 31, 2004, the period beginning September 26, 2003 and ended December 31, 2003, and cumulatively for the period beginning September 26, 2003 and ended December 31, 2004, respectively.

Other assets

Other assets consist of acquisition-related intangible assets and an intangible asset arising upon the Company’s emergence from bankruptcy.

Acquisition-related intangible assets
The acquisition of the stock of Lighting Science, Inc. on June 1, 2004 necessitated an allocation of the purchase price among the assets of the acquired company. An independent valuation firm was engaged by the Company to perform this allocation. At the date of acquisition, Lighting Science owned no tangible assets. As a result, the net purchase price of $2,231,097 was allocated to current assets, three classes of intangible assets, and liabilities as follows: Cash - $10,000; Intellectual Property - $1,204,000; Proprietary Rights Agreement - $1,063,000; Goodwill - $154,097, and Notes Payable - $200,000. The acquisition of Lighting Science is described in greater detail in Note 2.

Intellectual property, which includes but is not limited to provisional patents, copyrights, intellectual assets and proprietary know-how, was recorded effective June 1, 2004 as a part of the allocation of the purchase price of Lighting Science, Inc. The intellectual property is being amortized over twenty years beginning June 1, 2004.

Amortization expense was $35,117, $-0-, and $35,117 for the year ended December 31, 2004, the period beginning September 26, 2003 and ended December 31, 2003, and cumulatively for the period beginning September 26, 2003 and ended December 31, 2004, respectively.

The proprietary rights agreement between the Company and Fredric Maxik (the Company’s chief technology officer and the developer of the technology acquired by the Company), ensures that all Intellectual Property created and/or developed by Maxik during his employment and for some period thereafter shall be assigned to the Company as well as precluding Maxik from competing with or providing services for entities in competition with Lighting Science or that have technology similar to Lighting Science for a period of time following his employment termination with Lighting Science. This Agreement was recorded effective June 1, 2004, as part of the purchase price of Lighting Science. This asset is being amortized over three years, which is the period covered by the agreement.

Amortization expense was $206,694, $-0-, and $206,694 for the year ended December 31, 2004, the period beginning September 26, 2003 and ended December 31, 2003, and cumulatively for the period beginning September 26, 2003 and ended December 31, 2004, respectively.

Reorganization Value
As a result of the terms of the Plan, $2,793,224 is reflected as reorganization value in excess of amounts allocable to identifiable assets on the consolidated balance sheet. The circumstances giving rise to this presentation were created by a provision in the Plan that preserved the secured claim of Match, Inc. (see Note 8). Match, Inc. (“Match”), an entity controlled by Ronald E. Lusk, the Company’s chairman, agreed to the reaffirmation of its debt. As a result of this reaffirmation, which is part of the confirmation of the Plan, an offsetting entry to the reorganization value was recorded. In accordance with the provisions of Financial Accounting Standard No. 142, the reorganization value is treated the same as goodwill and is not amortized.

Impairment
The Company evaluates the carrying value of its long-lived assets and identifiable intangibles when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The review includes an assessment of industry factors, contract retentions, cash flow projections and other factors the Company believes are relevant.

Based upon a review by an independent valuation firm as of December 1, 2004, the Company has determined that no impairment to the Company’s intangible assets has occurred since the date of the previous evaluation.

Revenue

Sales of product commenced during the fourth quarter of 2004 through the Company’s web site. Product sales are recorded when the products are shipped and title passes to customers. Sales to customers are made pursuant to a sales contract that provides for transfer of both title and risk of loss upon delivery to the carrier. As of December 31, 2004, no allowance for returns had been estimated. Outbound shipping charges to customers are included in “Revenue” and amounted to $374.

Income taxes

The Company employs the asset and liability method in accounting for income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109 “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and net operating loss carryforwards, and are measured using enacted tax rates and laws that are expected to be in effect when the differences are reversed.

Earnings per share

Basic earnings per share are computed based upon the weighted average number of common shares outstanding during the periods.

Pre-Confirmation

Nature of Business

The Phoenix Group Corporation (“Phoenix” or the “Corporation”) is a Delaware corporation organized in June 1988. The Corporation’s wholly owned subsidiaries during the period or for portions of the period were Lifeline Management Group, Inc., Lifeline Home Health Services, Inc. (“LHHS”), Lifeline Managed Home Care, Inc. (“LMHC”), and Americare Management, Inc. All intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

Except for a period spanning the years 2000 and 2001, Phoenix had been predominately engaged in providing healthcare management and ancillary services to the long-term care industry. On or about August 20, 2002, the Corporation filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The case was subsequently transferred to the U.S. Bankruptcy Court for the Northern District of Texas - Ft. Worth Division (the “Court”). The filing was made necessary by the actions of a creditor of the Corporation seeking to foreclose on a judgment obtained several years earlier. The Corporation lacked sufficient liquidity to satisfy the judgment and sought protection as a debtor-in-possession. The Court granted the requested status.

On or about October 15, 2002, three creditors of LHHS filed with the Court an involuntary petition under Chapter 7 of the United States Bankruptcy Code. LHHS requested the Court to convert the case to a Chapter 11 debtor-in-possession proceeding. The Court granted this request on December 2, 2002.

On or about March 7, 2003, LMHC filed for protection from creditors under Chapter 11 of the United States Bankruptcy Code. This action was necessitated by the actions of a creditor of LHHS that was claiming a security interest in the assets of LMHC. After hearing arguments by the creditor and LMHC, the Court ruled that the assets of LMHC were not subject to the security interest that the creditor held with respect to the LHHS assets.

During the summer of 2003, the Corporation filed a Disclosure Statement and Plan of Reorganization (collectively the “Plan”) that was confirmed by the Court on September 16, 2003 with an effective date of September 26, 2003. Under the terms of the Plan, the holder of the Series A Preferred Stock agreed to waive its rights, including its voting and conversion rights, and the creditors of the Corporation received or eventually received (see Note 12 “Subsequent Events”) an aggregate of approximately 51% of the common stock of the restructured entity in exchange for notes, accounts payable, and other forms of debt held at the time of the filing of the petition. This feature of the Plan - the exchange of debt for greater than 50% of the ownership in the restructured entity - qualifies the Corporation to utilize the reporting guidelines of the “Fresh Start” accounting rules contained in Statement of Position (“SOP”) 90-7 as discussed in Note 3.

As the result of actions by certain competitors, LHHS suffered considerable attrition in its professional nursing staff and its administrative staff during the latter part of the summer of 2003. On September 15, 2003, LHHS made the decision that it was in the best interest of its patients to cease operations and to discharge its patients to other home healthcare agencies. LHHS subsequently requested that the Chapter 11 bankruptcy case be converted to a proceeding under Chapter 7. The remaining assets of LHHS were liquidated by a United States Trustee under the supervision of the Court.

Concurrent with the closing of the operations of LHHS, LHMC was also forced to cease its operations because the two companies shared office space, employees, and other resources. On or about September 15, 2003, LMHC withdrew its Chapter 11 petition. The primary creditor of Lifeline Management Group, Inc. (the parent of LHHS and LMHC) was Match, Inc. (“Match”), which is a related party to the chairman of Phoenix, Ron Lusk. Match foreclosed upon the stock of Lifeline Management Group, Inc. on or about September 15, 2003.

Thus, as of the effective date of the plan of reorganization for The Phoenix Group Corporation (September 26, 2003), the Corporation had one subsidiary, Americare Management, Inc., which had no assets and no operations. As a result of having no operations at the subsidiary level or within the parent (Phoenix) itself, as of September 25, 2003, the Corporation essentially reentered the development stage.

Summary of Significant Accounting Policies

Use of Estimates
The most critical estimate in the Pre-Confirmation period relates to revenue recognition.

Revenue Recognition
Under fee-for-service agreements with patients and commercial and certain government payors, net revenues are recorded based on net realizable amounts to be received in the period in which the services and products are provided or delivered. Fee-for-service contracts with commercial payors are traditionally one year in term and renewable automatically on an annual basis, unless terminated by either party.

Under the Prospective Payment System (“PPS”) for Medicare reimbursement, net revenues are recorded based on a reimbursement rate which varies based on the severity of the patient's condition, service needs and certain other factors; revenue is recognized ratably over the period in which services are provided. Revenue is subject to adjustment during this period if there are significant changes in the patient's condition during the treatment period or if the patient is discharged but readmitted to another agency within the same 60-day episodic period. Medicare billings under PPS are initially recognized as deferred revenue and are subsequently amortized into revenue over an average patient treatment period on a daily basis. The process for recognizing revenue under the Medicare program is based on certain assumptions and judgments, including the average length of time of each treatment as compared to a standard 60-day episode, the appropriateness of the clinical assessment of each patient at the time of certification, and the level of adjustments to the fixed reimbursement rate relating to patients who receive a limited number of visits, have significant changes in condition or are subject to certain other factors during the episode. Revenue adjustments result from differences between estimated and actual reimbursement amounts, an inability to obtain appropriate billing documentation or authorizations acceptable to the payor and other reasons unrelated to credit risk. Revenue adjustments are deducted from gross accounts receivable. These revenue adjustments are based on significant assumptions and judgments, which are determined by Corporation management based on historical trends. Third party settlements resulting in recoveries are recognized as net revenues in the period in which the funds are received.

Status of Accounting Policies
As a result of: (1) the conversion of the Chapter 11 bankruptcy case of LHHS to a proceeding under Chapter 7 and the subsequent liquidation of the assets of LHHS; and (2) the foreclosure upon the stock of Lifeline Management Group, Inc. (the parent of LMHC), the Corporation effectively ceased its operations in the home healthcare business on or about September 15, 2003. Therefore, the accounting policies described above were no longer applicable as of September 26, 2003.

Reclassifications

Certain immaterial share and dollar amounts within the Consolidated Statements of Stockholders’ Equity have been reclassified from those previously reported as of December 31, 2004.

NOTE 2: ACQUISITION OF LIGHTING SCIENCE, INC.

Post-Confirmation

On June 1, 2004, the Company acquired 100% of the outstanding common stock of Lighting Science, Inc., a Las Vegas, Nevada-based corporation, which owns certain intellectual property related to the design and development of an ODLTM (Optimized Digital LightingTM) light bulb. Subsequent to its acquisition by the Company, Lighting Science, Inc. relocated its headquarters to Ft. Lauderdale, Florida. The Company’s consolidated financial statements include the results of operations of Lighting Science, Inc. since June 1, 2004.

The Company acquired all of the issued and outstanding capital stock of Lighting Science, Inc. from Phibian S Trust, Edward I. Lanier, and John Collingwood in exchange for 4,796,276 shares of the Company’s common stock and the Company’s obligation to issue up to an additional 4,499,965 shares of the Company’s common stock upon the satisfaction of certain conditions under the stock purchase agreement. Those conditions were satisfied during the third quarter of 2004, and the additional shares of common stock were issued on or about September 3, 2004.

The Company accounted for the acquisition as a purchase using the accounting standards established in Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets.

The estimated fair values, as determined by an independent valuation firm, of assets acquired and liabilities assumed at June 1, 2004 are set out in the schedule below:

Cash	$10,000
Intellectual property	1,204,000
Property rights agreement	1,063,000
Goodwill	154,097
Total assets acquired		$ 2,431,097
Note payable assumed		(200,000)
Net assets acquired		$ 2,231,097

Lighting Science, Inc. was formed on or about May 31, 2004 for the purpose of acquiring intellectual property from Phibian S Trust. There were no predecessor operations with respect to this entity, therefore, no pro forma results of operations are presented.

Intellectual Property

As of the date of acquisition, four provisional patents on the ODL technology had been submitted to the United States Patent and Trademark Office and were acquired by Lighting Science, Inc. Provisional patents are equivalent to a filing date placeholder in the United States Patent Office (“USPTO”). They provide a one-year period following submittal in which to finalize the utility patent application with respect to the particular idea, process, concept or method contained in a provisional patent.

Subsequent to its acquisition by the Company, Lighting Science, Inc. has filed four utility patent applications (thereby complying with the one-year time period mentioned above) based on the initial four provisional patents. In addition, a fifth utility patent application has also been filed to provide further protection to the ODL technology, and therefore there are currently five utility patents pending with respect to the ODL technology before the USPTO. It is anticipated that it will be about 18 months to two years from the date of filing of the utility applications before the USPTO will issue a response to the filing.  Two design patents have been filed on the appearance of the light bulb, thereby bringing the total to seven utility and design patents pending before the USPTO. Additionally, with respect to proprietary branding of Lighting Science products and services, Lighting Science has filed for federal trademark/service registrations on four marks and anticipates filing additional registrations on other marks and logos, and, as appropriate, Lighting Science has also established common law trademark protection on several marks and logos. Further, other appropriate intellectual property protection, such as copyright and trade secret, is being applied to the ODL technology and the light bulb that embodies it. It is also the policy of Lighting Science to develop an intellectual property portfolio that protects and enhances the ODL technology ideas, concepts, methods and processes. Lighting Science has also adopted intellectual property policies, procedures and practices into its business operations to facilitate its proprietary positioning with respect to its product development and commercialization.

Pre-Confirmation

Not applicable. The acquisition of Lighting Science, Inc. did not occur until June 1, 2004, which was subsequent to the end of the Pre-Confirmation period.

NOTE 3: FRESH-START ACCOUNTING

The Court confirmed the Company’s Plan (Note 1) on September 16, 2003, and the Plan became effective as of September 26, 2003. It was determined that the Company’s reorganization value, computed immediately before the effective date, was $2,793,502, which consisted of the following:

Cash	$278
Reorganized value in excess of amounts allocable to identifiable assets	2,793,224
Deferred tax assets comprised of $57,000,000 of net operating loss carry-forwards	19,400,000
Valuation allowance against above deferred tax assets	(19,400,000)
Reorganization value	$2,793,502

The Company adopted fresh-start reporting because holders of existing voting shares immediately before filing and confirmation of the Plan retained less than 50% of the voting shares of the emerging entity, and its reorganization value was less than its post-petition liabilities and allowed claims.

NOTE 4: GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company has experienced substantial net losses for the year ended December 31, 2004 and the period beginning September 26, 2003 and ended December 31, 2003 of $3.8 million and $400 thousand, respectively, as well as negative cash flows from operations during those periods. In addition, the Company has a negative working capital deficit of $1.085 million. However, 96% (approximately $2.2 million) of the Company’s current liabilities are comprised of a note and the accumulated interest thereon payable to Match, Inc., an entity controlled by Ronald E. Lusk, the Company’s chairman (see Note 8). Mr. Lusk has expressed his intention to forebear with respect to the collection of these obligations. Thus, management of the Company effectively views the working capital position of the Company to be a surplus of approximately $1.082 million at December 31, 2004.

The Company has embarked upon an aggressive design and development program to bring product to market during the second quarter of 2005. If, as management believes, the Company is successful in developing viable products, additional capital will be needed to fund the manufacturing process to generate finished goods. In the event orders are received from established retailers and distributors of lighting products, management believes that traditional lending sources will be available to provide a portion of the capital needed to cover the manufacturing and receivables cycles. However, the Company will still be required to raise additional capital to meet its obligations.

The Company has retained the services of a financial consulting firm (Note 1) to assist with strategic review and to formulate proposed plans and actions for consideration by the board of directors of the Company. Based upon its current cash on hand generated from a private placement, its anticipated product releases, and its discussions with investment bankers, management believes that it will be able to obtain the capital necessary to deliver finished products to market during the second quarter of 2005. Preliminary discussions have been held with potential investment banking firms that have expressed interest in the Company’s business model. Despite these activities, there can be no assurance that management’s efforts to sufficiently capitalize the Company will be successful.

NOTE 5: FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments.

Cash and cash equivalents, notes and accounts payable, accrued expenses and other current liabilities are carried at amounts that approximate their fair values because of the short-term maturity of these instruments.

NOTE 6: PROPERTY, EQUIPMENT AND OTHER ASSETS

Post-Confirmation

Property and equipment consists of the following:

Furniture	$58,208
Computer equipment	70,158
Telephone equipment	33,861
Test equipment	22,959
Molds	142,729
Total property and equipment	327,915
Accumulated depreciation	(17,440)
$310,475

Intellectual property consists of the following:

Intellectual property	$1,204,000
Accumulated amortization	(35,117)
$1,168,883

Property rights agreement consists of the following:

Property rights agreement	$1,063,000
Accumulated amortization	(206,694)
$856,306

The estimated amortization expense for the next five years for the intangible assets listed above is as follows:

	Amortization Expense
Year Ended	Intellectual Property	Property Rights Agreement
2005	$60,200	$354,333
2006	$60,200	$354,333
2007	$60,200	$147,640
2008	$60,200	—
2009	$60,200	—

Pre-Confirmation

Not applicable. As of September 25, 2003, the last day of the Pre-Confirmation period, the Corporation owned no property, equipment or other assets of a tangible and depreciable nature.

NOTE 7: INCOME TAXES

The Corporation accounts for corporate income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as set forth below in the period that includes the enactment date.

Other than the deferred tax asset relating to the Company’s net operating losses, which totaled approximately $20,900,000 at December 31, 2004 and $19,400,000 at September 26, 2003 and which has been fully offset by a valuation reserve, the Company does not have any other significant deferred tax assets or liabilities. The net operating loss carryforwards are available to offset future taxable income of the Company. These net operating losses expire from 2008 through 2018.

Any benefits realized in future periods from pre-confirmation net operating loss carryforwards will first reduce reorganization value in excess of amounts allocable to identifiable assets until exhausted and thereafter be credited to additional paid-in capital.

NOTE 8: NOTES PAYABLE - RELATED PARTIES

Post-Confirmation

Match Loan

The $1,851,299 note payable at December 31, 2004 is due to Match, Inc., a company owned by a revocable trust controlled by the Company’s chairman and chief executive officer. The note consists of a line-of-credit up to a maximum of $2,000,000, bears interest at prime rate plus 1% (5.25% at December 31, 2004) is due on demand and is secured by all of the assets of the Company. The accrued interest of $315,554 reflected on the accompanying consolidated balance sheet is owed to Match. See Note 12.

On October 20, 2004, the Company made a payment of $30,000 to Match in partial payment of the outstanding balance of accrued but unpaid interest on the note. On November 17, 2004, the Company reduced by $500,000 the amount that it owed to Match with respect to accrued but unpaid interest on the note. In lieu of disbursing cash in payment of the interest expense, the Company issued stock to the Ronald E. Lusk Revocable Trust (the “Trust”) the owner of Match, Inc. Mr. Lusk is the chairman of the Company and the grantor of the Trust. The Trust had contemporaneously subscribed to purchase $500,000 of stock under the terms of the private placement transaction discussed in Note 10.

Note to Phibian S Trust

The remaining balance of $175,000 in Notes Payable - Related Party is due to Phibian S Trust (the “Trust”), a revocable trust for the benefit of the children of Fredric Maxik, the chief technology officer of the Company. At the date (June 1, 2004) the Company acquired Lighting Science, Inc., Maxik was a co-trustee of the Trust. Subsequent to the acquisition, Maxik resigned his position as co-trustee. Maxik exercises no control over the Trust, nor is he a beneficiary of the Trust. The note was issued by Lighting Science, Inc. to the trust in exchange for the assignment of certain provisional patents and intellectual property that formed the basis for the acquisition of Lighting Science by the Company. Lighting Science is obligated to pay the principal by making 36 equal monthly installments beginning on the fifteenth day of the month following the first full month that the Company begins generating revenue in the amount of $10,000 or more, as determined in accordance with generally accepted accounting principles.

As an accommodation to the Trust and in anticipation of near-term sales in excess of $10,000 per month, the Company made an advance payment to the Trust on this note in the amount of $25,000 in October 2004. Based upon anticipated note payments beginning May 15, 2005, $25,000 of the note has been classified as a current liability. This note provides for no interest. However, under generally accepted accounting principles, an imputed amount of interest should be allocated. Such amount is not material.

Stockholder Loans

On November 25, 2003 Ronald E. Lusk, the chairman of the Company, advanced $50,000 to the Company for purposes of meeting general and administrative expenses. The loan bears interest at a rate of prime plus 1%. Mr. Lusk elected to forego any interest that was otherwise due with respect to the loan. No interest on the loan had previously been recorded by the Company. Any such interest would not have been material. During 2004, Mr. Lusk advanced the Company an additional $29,541 for general corporate purposes. During the third quarter of 2004, the Company repaid the outstanding balances on these advances.

Pre-Confirmation

The note payable in the amount of $1,851,299 at September 25, 2003 is due to Match, Inc., a related party. Match, Inc. is owned by a revocable trust controlled by the Corporation’s chairman and chief executive officer. The note consists of a line-of-credit up to a maximum of $2,000,000, bears interest at prime rate plus 1% (5% at September 25, 2003) on the note balance and prime plus 2% on any unpaid interest amounts, is due on demand and is unsecured. No interest payments were made on the note since its inception on November 17, 1998 through September 26, 2003. The accrued interest of $674,703 reflected on the accompanying consolidated balance sheet is owed to Match, Inc. During the period beginning January 1, 2003 and ended September 25, 2003, a total of $93,100 of interest expense was accrued on the note. This amount is included in the accrued interest balance at September 26, 2003. See Note 12.

NOTE 9: PREFERRED STOCK

Post-Confirmation

On July 25, 1994, the Company sold 533,333 shares of Series A Preferred Stock including voting rights, cumulative dividends at $.30 per annum for each share and conversion rights to common stock at the conversion price of $3.75 per share before reduction by an anti-dilution provision for certain shares of common stock issued by the Company. Under the terms of the Plan under which the Company emerged from bankruptcy, such rights were waived, including voting and conversion rights. At December 31, 2004, dividends in arrears but not declared by the Company on the Series A Preferred Stock totaled $1,640,000. The liquidation preference of each Series A Preferred share is $3.75 per share plus the undeclared dividends, which totals to $3,640,000 at December 31, 2004. See Note 12.

At the date of acquisition of Lighting Science, Inc. by the Company (June 1, 2004), Lighting Science, Inc. had 100,000 shares of preferred stock authorized with no shares issued or outstanding. As of December 31, 2004, this issue of preferred stock was still authorized, however no shares had been issued. Effective January 1, 2005, this stock was cancelled under the merger agreement between Lighting Science, Inc. and its parent company, Lighting Science Group Corporation.

Pre-Confirmation

At September 26, 2003, dividends in arrears but not declared by the Corporation on the 8% Cumulative Series A Senior Convertible Preferred Stock totaled $1,438,000. The liquidation preference of each Senior Preferred Convertible share is $3.75 per share plus the undeclared dividends, which totals to $3,438,000 at September 26, 2003. See Note 12.

NOTE 10: COMMON STOCK - PRIVATE PLACEMENT

Post-Confirmation

In connection with the acquisition of Lighting Science, Inc., the Company undertook a private placement (“Lighting Science Private Placement”) of the Company’s common stock under the exemption of Section 505 of Regulation D of the Securities Act of 1933. This exemption allows the Company to raise no more than $5,000,000 during a twelve-month period. As of the date of this report, a total of $3,864,890 had been raised through the sale of 18,341,906 shares of the Company’s common stock. The Company does not plan to issue any additional common stock under the terms of the Lighting Science Private Placement. See Note 12.

Pre-Confirmation

Not applicable. The Corporation commenced the private placement described in the preceding section subsequent to the end of the Pre-Confirmation period.

NOTE 11: COMMITMENTS AND CONTINGENCIES

Leased office space

During the periods covered by this report, the Company leased office space in Richardson, Texas for its headquarters operation. For the year ended December 31, 2004, the Company accrued rental expense on the premises in Richardson, Texas under an agreement with the owner of the building who is also a member of the Company’s board of directors. Under the agreement, the landlord agreed to accept common stock of the Company in lieu of cash payments for rent. As of December 31, 2004, the Company had issued the required amount of stock for the period of time it occupied the premises during the year 2004. No further commitment remains under this agreement, and no additional stock is required to be issued.

On November 13, 2004 the Company moved its offices from Richardson, Texas to Dallas, Texas where it occupies excess office space that is leased by an institutional shareholder of the Company. The shareholder allows the Company to occupy the space on a rent-free basis. Such free rent was not material. The shareholder also serves as a financial advisor to the Company as discussed in the following paragraph. The Company has leased office space in Ft. Lauderdale, Florida for its research and development activities for a period of one year commencing February 1, 2005 at a rate of approximately $4,200 per month. The Company also leases space in Hong Kong on a month-to-month basis at a rate of approximately $250 per month.

Rent expense was $181,287, $56,748, and $238,035 for the year ended December 31, 2004, the period beginning September 26, 2003 and ended December 31, 2003, and cumulatively for the period beginning September 26, 2003 and ended December 31, 2004, respectively.

Financial advisory services

The Company has entered into an agreement with a financial consulting firm located in Dallas, Texas to provide financial advisory services in connection with the Company’s capital structure. Under the terms of the agreement, the Company paid the advisor a retainer of $150,000 during the fourth quarter of 2004 for services anticipated to be rendered during calendar year 2005. The agreement also provides for monthly payments of $10,000 during the one-year term of the agreement.

Executive Compensation

As of December 31, 2004, the Company was obligated under the terms of employment contracts for seven of its executive officers. The terms of the contracts generally range between one and three years, and provide for annual salaries ranging between $80,000 and $250,000 per year.

On October 12, 2004, the Company announced the appointments of Mr. Stan Waldrop as president and Mr. Philip Lacerte as executive vice president of sales and marketing. The three-year employment contracts for both individuals provide for annual salaries of one dollar in the first year and $225,000 in the second and third years of the contracts. The contracts provide that Mr. Waldrop and Mr. Lacerte will receive as additional compensation an amount equal to two percent of the gross sales revenue of all street lighting contracts over the entire life of each contract. The contracts also provide that if the employment contracts are terminated by either the Company or the officers as a result of the disability of either officer, the Company will pay that officer’s compensation under the terms of the contract for twelve consecutive months after the effective date of the termination.

During the fourth quarter of 2004, the compensation committee of the board of directors and the board of directors approved amendments to the employment agreements of Ron Lusk, chairman and chief executive officer of the Company, and Fred Maxik, chief technology officer of the Company, providing additional compensation in an amount equal to two percent of the gross sales revenue of all street lighting contracts over the entire life of each contract.

The stated annual compensation for the Company’s executive officers is approximately $1,270,000 per year. However, the elections of Mr. Waldrop and Mr. Lacerte to forego their salaries for the first year of their contracts will reduce the amount from $1,270,000 to $933,000 for calendar year 2005. No deferred compensation was owed to any of the officers as of December 31, 2004.

NOTE 12: SUBSEQUENT EVENTS

Exchange of Series A Preferred Stock and Debt held by Match for Common Stock

On April 12, 2005 the Company announced that the Company and Match had negotiated the exchange of 533,333 shares of Series A Preferred Stock and the Match debt (See Notes 8 and 9) for common stock of the Company at a exchange ratio of $1.725 per share that was approximately 15% in excess of the market price of the stock at the date the exchange was proposed, resulting in fewer shares being issued to Match than would have been issued had the then current market price of the stock been used.

The preferred stock, owned by Match at the date of the exchange, carried cumulative dividends of $0.30 per annum for each share. The cumulative unpaid dividend with respect to the preferred stock was $1,670,685, producing a total liquidation preference of $3,670,685. Thus, the preferred stock owned by Match was exchanged for 2,127,933 shares of common stock.

The debt to Match of $1,851,299 plus $341,226 of accrued interest was also exchanged for common stock. Match offered to reduce the accrued interest by $250,000 and to exchange the debt at the same exchange ratio of $1.725. As a result, the total of $1,942,525 due on the line of credit was exchanged for 1,126,101 shares of common stock of the Company.

Agreement with Giuliani Capital Advisors

On February 15, 2005, the Company entered into a letter agreement with Giuliani Capital Advisors LLC (“GCA”) to engage GCA to provide financial advisory services to the Company and a to-be-formed entity (the “Joint Venture”).

As consideration for the services to be provided by GCA, the Company agreed to pay GCA the following:
•	A non-refundable deposit of $150,000 (paid on March 31, 2005); and
•	A market rate fee for all debt and/or equity capital raised for the Joint Venture; and
•	Reasonable expenses of GCA incurred in performing its services.

In addition, GCA will receive the following:
•	A financial advisory role in the Joint Venture on capital raising transactions on a case by case basis; and
•	A 20% ownership interest in the Joint Venture.

The Company also issued a warrant to GCA that is exercisable by GCA to purchase up to 1,650,000 shares of the Company’s common stock, subject to adjustment in certain circumstances as provided in the warrant. The 1,650,000 shares represented 3.2% of outstanding shares of common stock at February 15, 2005. The warrant has a five-year term and GCA may exercise the warrant in whole or in part at any time during the five-year term. The exercise price for each share of common stock is $.60 per share or $990,000 if GCA were to exercise all 1,650,000 shares under the warrant.

Consulting Contract with Equity Group, Inc.

On February 10, 2005, the Company entered into a consulting contract with Equity Group, Inc. (“Equity”) to provide financial public relations and investor relations on behalf of the Company. In connection therewith, the Company agreed to issue Equity two warrants to purchase an aggregate of $600,000 worth of shares of the Company’s common stock with each warrant having an exercise price to be determined in the future. Each warrant will provide for the purchase of $300,000 worth of common stock of the Company. One of the warrants became fully vested upon the signing of the contract. The other warrant will become exercisable upon the first anniversary date of the consulting contact unless terminated earlier. Equity will receive $5,000 per month during the term of the contract.

Loans from Certain Directors and Members of Senior Management

Certain members of the board of directors and senior management (“Lender”) of the Company agreed to loan the Company an aggregate of $340,000 on a short-term basis. Proceeds from each of the loans will fund the Company’s continuing operating expenses, ongoing expenses for salaries, legal and accounting fees, as well as for working capital and other contingencies. Under the terms of the notes issued by the Company to each Lender, the Company will: (i) pay interest to each Lender at a rate of 9.50% per annum; (ii) pay a 10% commitment fee to each Lender and (iii) issue warrants to the lenders for a total of 340,000 shares of common stock to be purchased at an exercise price of $1.50 per share. The principal and interest on the Notes are due on May 30, 2005. The notes will be repaid from proceeds of any subsequent financing arrangement to which the Company becomes a party.

Private Placement

On March 4, 2005 the Company amended its filing of Form D (Notice of Sale of Securities Pursuant to Regulation D, Section 4(6), and/or Uniform Limited Offering Exemption) to elect the exemption under Rule 506 rather than Rule 505 for the sale of the Company’s common stock. Under Rule 506, the Company can raise an unlimited amount of money from any number of “accredited” investors and up to 35 “non-accredited” investors.

Commission Agreements with Directors

Pursuant to a resolution passed by the Board of Directors on February 7, 2005, the Company is obligated to pay outside directors a commission of 3% of the contract proceeds for any Shared Savings Program or other product sales which a director is responsible for closing. During the second quarter, the Company entered into a sales commission agreement with J. Michael Poss, the chief financial officer of the Company at the time and a member of the board of directors, to pay Mr. Poss a commission of 6% of the contract proceeds for any Shared Savings Program and 3% of revenue for other product sales which he is responsible for closing.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
	September 30, 2005 (Unaudited)	December 31, 2004 (Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,452,678	$987,023
Accounts receivable	41,432	1,141
Inventory	534,386	13,770
Prepaid expenses	106,543	163,539
Total current assets	4,135,039	1,165,473

PROPERTY AND EQUIPMENT, net (Note 6)	326,826	310,475

OTHER ASSETS
Reorganized value in excess of amounts allocable to identifiable assets (Note 3)	2,793,224	2,793,224
Intellectual property, net (Notes 2 and 6)	1,123,733	1,168,883
Proprietary rights agreement, net (Notes 2 and 6)	590,555	856,306
Goodwill (Note 2)	154,097	154,097
Security deposits	4,268	27,215
Total other assets	4,665,877	4,999,725

TOTAL ASSETS	$9,127,742	$6,475,673

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$170,632	$40,636
Accrued expenses	75,515	17,899
Accrued dividend on 6% Convertible Preferred Stock	59,994	-
Accrued interest to affiliate (Note 8)	-	315,554
Note payable - related party (Note 8)	-	1,851,299
Current portion of note payable - related party (Note 8)	-	25,000
Total current liabilities	306,141	2,250,388

OTHER LIABILITIES
Note payable - related party (Note 8)	150,000	150,000
Liability under derivative contracts (Note 9)	7,189,863	-
Total other liabilities	7,339,863	150,000

TOTAL LIABILITIES	7,646,004	2,400,388

COMMITMENTS AND CONTINGENCIES (Note 12)

6% CONVERTIBLE PREFERRED STOCK, $.001 par value, 2,656,250 shares authorized, 2,260,966 and -0- shares issued and outstanding, liquidation value of $7,235,086 (Note 9)	562,949	-

STOCKHOLDERS’ EQUITY (DEFICIT)
Series A Preferred Stock, $.001 par value, 5,000,000 shares
authorized; -0- and 533,333 shares issued and outstanding (Note 9)	-	533
Common Stock, $.001 par value, 495,000,000 shares authorized,
55,060,632 and 51,414,903 shares issued and outstanding	55,061	51,297
Additional paid-in-capital (Note 9)	12,496,135	8,229,648
Stock subscriptions receivable	-	(26,000)
Deficit accumulated during the development stage (Note 9)	(11,632,407)	(4,180,193)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	918,789	4,075,285
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$9,127,742	$6,475,673

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STAEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004	Cumulative from September 26, 2003 through September 30, 2005
Revenue	$43,943	$-	$42,868	$-	$46,272
Cost of goods sold	(16,487)	-	(16,487)	-	(18,563)
Gross margin	27,456	-	26,381	-	27,709

Operating expenses
Selling, general and administrative	406,913	406,153	1,158,278	592,916	2,461,742
Compensation and related expenses	552,672	167,828	1,441,424	949,669	2,797,911
Professional fees	386,116	225,339	1,154,996	395,590	1,779,930
Directors fees	75,000	104,167	225,000	279,167	701,075
Depreciation and amortization	122,623	109,235	364,736	144,507	623,987
Total operating expenses	1,543,324	1,012,722	4,344,434	2,361,849	8,364,645

Operating loss	(1,515,868)	(1,012,722)	(4,318,053)	(2,361,849)	(8,336,936)

Other income/(expense)
Interest income	28,660	-	47,128	-	50,516
Interest expense	(1,752)	(36,146)	(77,068)	(101,466)	(248,071)
Other, net (Notes 8 and 9)	1,661,067	-	(703,554)	-	(697,249)
Total other income/(expense)	1,687,975	(36,146)	(733,494)	(101,466)	(894,804)

Net income/(loss)	172,107	(1,048,868)	(5,051,547)	(2,463,315)	(9,231,740)

Dividend on 6% Convertible Preferred Stock and
accretion of preferred stock redemption value (Note 9)	477,378	-	729,982	-	729,982

Net loss applicable to common stock	$(305,271)	$(1,048,868)	$(5,781,529)	$(2,463,315)	$(9,961,722)

Basic net loss per weighted average common share	$(0.01)	$(0.03)	$(0.10)	$(0.10)	$(0.27)

Weighted average number of common shares outstanding	54,969,055	35,979,283	55,214,668	25,896,693	36,814,103

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004	Cumulative from September 26, 2003 through September 30, 2005
OPERATING ACTIVITIES
Net loss	$(5,781,529)	$(2,463,315)	$(9,961,722)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	364,736	144,507	623,987
Loss on disposal of assets	7,917	-	7,917
Non-cash stock option compensation expense	59,691	-	59,691
Expenses paid by issuance of common stock	296,817	1,573,487	1,848,517
Non-cash accrual of interest to related party	25,672	-	25,672
Forgiveness of accrued interest due to related party	(250,000)	-	(250,000)
Fair value adjustment to liabilities under derivative contracts	(45,223)	-	(45,223)
Accretion of 6% convertible preferred stock redemption value	562,949	-	562,949
Preferred stock issuance expenses paid by issuance of warrants	290,000	-	290,000
Conversion of interest accrued to preferred stock	24,076	-	24,076
Changes in:
Accounts receivable	(40,291)	-	(41,432)
Inventory	(520,616)	(175,400)	(534,386)
Prepaid expenses	56,996	-	(100,960)
Accounts payable	129,996	50,615	170,632
Accrued expenses and other liabilities	117,610	(151,347)	637,068
Security deposits	22,947	(3,715)	(4,268)
Net cash used by operating activities	(4,678,252)	(1,025,168)	(6,687,482)

INVESTING ACTIVITIES
Purchase of property and equipment	(78,103)	(129,259)	(406,018)
Cash in bank of subsidiary at date of acquisition	-	10,000	10,000
Net cash used by investing activities	(78,103)	(119,259)	(396,018)

FINANCING ACTIVITIES
Loans from directors and officers	476,000	-	476,000
Repayment of loans from directors and officers	(200,000)	-	(200,000)
Principal payment on note payable to related party	(25,000)	-	(50,000)
Loan from stockholder	-	1,500	79,541
Repayment of loan from stockholder	-	(50,000)	(79,541)
Proceeds from issuance of 6% Convertible Preferred Stock, net of issuance costs	6,935,010	-	6,935,010
Proceeds from private placement, net of issuance costs	36,000	1,740,150	3,374,890
Net cash provided by financing activities	7,222,010	1,691,650	10,535,900

Net increase in cash	2,465,655	547,223	3,452,400
Cash at beginning of period	987,023	34,474	278
Cash at end of period	$3,452,678	$581,697	$3,452,678

Interest paid	$75,316	$-	$56,382

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Common Stock issued in settlement of note payable and accrued interest to related party	$1,942,525	$-	$2,442,525
Common Stock issued to pay accrued liabilities	$-	$-	$360,707
Conversion of loans from directors and officers to 6% Convertible Preferred Stock	$276,000	$-	$276,000
Exchange of Series A Preferred Stock for Common Stock	$3,670,685	$-	$3,670,685
Proceeds from issuance of 6% Convertible Preferred Stock to Liability under Derivative Contracts	$7,235,086	$-	$7,235,086

The accompanying notes are an integral part of the consolidated financial statements.

AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1: NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Lighting Science Group Corporation (the “Company”) is a Delaware corporation organized in June 1988. The Company’s wholly owned subsidiaries during the periods were Americare Management, Inc. and LSGC LLC, a joint venture with Giuliani Capital Advisors LLC (Note 12). Americare Management, Inc. and LSGC LLC had no significant operations during the periods covered by these financial statements. All intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

As of September 30, 2005, the Company continues to operate as a development stage company, having not had appreciable revenue during its last fiscal year or the first nine months of 2005. With its acquisition of certain intellectual property rights on June 1, 2004 (see Note 2), the Company entered the field of solid state lighting. Light emitting diode (“LED”) technology has been in use since 1962, but until recently was used only in small electronic devices. Manufacturers of LEDs have made substantial progress in the past few years, but the enabling technologies such as power conversion and thermal management have not kept pace. Consequently, the existing gap between the advancements in LED technology and their incorporation into general illumination systems has widened over the past five years.

Through the development of its Optimized Digital Lighting™ (“ODL™”) technology, the Company believes that it has begun to close the gap between the theoretical performance capability of today’s LEDs and the level of their performance in the current generation of general illumination products. The Company has developed several enabling technologies that form the basis of the intellectual property for which it has filed for patent protection.

The Company is currently designing several products for the consumer lighting market as well as commercial products for the streetlight and parking lot lighting sector. The Company has formed strategic alliances with a major parking facilities operator and a financial advisory services firm to target municipalities, public utility corporations, universities, large mall owners, parking lot owners, and other organizations as customers and partners for the Company’s products.

On or about August 20, 2002, the Company filed a voluntary petition seeking debtor-in-possession status for relief under Chapter 11 of the United States Bankruptcy Code. During the summer of 2003, the Company filed a Disclosure Statement and Plan of Reorganization (collectively, the “Plan”) that was confirmed by the U.S. Bankruptcy Court for the Northern District of Texas - Ft. Worth Division (the “Court”) on September 16, 2003 with an effective date of September 26, 2003. Under the terms of the Plan, the holder of the Series A Preferred Stock agreed to waive its rights, including its voting and conversion rights, and the creditors of the Company received an aggregate of approximately 51% of the common stock of the restructured entity in exchange for notes, accounts payable, and other forms of debt held at the time of the filing of the petition. This feature of the Plan - the exchange of debt for greater than 50% of the equity in the restructured entity - qualified the Company to utilize the reporting guidelines of the “Fresh Start” accounting rules contained in Statement of Position (“SOP”) 90-7 - Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.

Basis of Presentation of Unaudited Interim Financial Statements

The consolidated balance sheet as of September 30, 2005, the consolidated statements of operations for the three months and nine months ended September 30, 2005 and September 30, 2004 and for the period beginning September 26, 2003 and ended September 30, 2005, and the consolidated statements of cash flow for the nine months ended September 30, 2005 and September 30, 2004 and for the period beginning September 26, 2003 and ended September 30, 2005 have been prepared by the Company and have not been audited. In the opinion of management, all normal and recurring adjustments necessary to present fairly the consolidated financial position, results of operations and cash flow at September 30, 2005, and for all periods presented, have been made. The consolidated balance sheet at December 31, 2004 has been derived from the audited financial statements as of that date.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s December 31, 2004 Annual Report on Form 10-K. The results of operations for the period ended September 30, 2005 are not necessarily indicative of the operating results that may be attained for the entire year.

Summary of Significant Accounting Policies

Since the Chapter 11 bankruptcy filing, the Company has applied the provisions in SOP 90-7 which does not change the application of generally accepted accounting principles in the preparation of financial statements. However, it does require that the financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish between transactions and events that are directly associated with the reorganization from the ongoing operations of the business.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Cash and cash equivalents

All highly liquid investments with original maturities of three months or less at date of purchase are carried at cost, which approximates fair value, and are considered to be cash equivalents.

The Company maintains balances in cash accounts which could exceed federally insured limits. The Company has not experienced any losses from maintaining balances in such cash accounts in excess of federally insured limits. Management believes that the Company does not have significant credit risk related to its cash accounts.

Inventories

Inventories, which consist of components and lighting products designed by the Company and assembled by a third-party manufacturer, are stated at the lower of cost or market with cost being determined on a first-in, first-out basis. Prepayments to vendors placed with inventory orders are also classified in inventory in the balance sheets.

Prepaid expenses

Prepaid expenses consist primarily of consulting fees paid to financial consulting firms. Prepaid expenses for the consulting fees are being amortized over the twelve-month periods the services are estimated to be provided.

Property and equipment

Property and equipment are carried at depreciated cost. Depreciation is provided using the straight-line method over the estimated economic lives of the assets, which range from two to five years.

Depreciation expense was $18,990, $6,216, $53,836, $6,329, and $71,276 for the three months ended September 30, 2005 and September 30, 2004, the nine months ended September 30, 2005 and September 30, 2004 and cumulatively for the period beginning September 26, 2003 and ended September 30, 2005, respectively.

Other assets

Other assets consist of acquisition-related intangible assets and an intangible asset arising upon the Company’s emergence from bankruptcy.

Acquisition-related intangible assets
The acquisition of the stock of Lighting Science, Inc. on June 1, 2004 necessitated an allocation of the purchase price among the assets of the acquired company. An independent valuation firm was engaged by the Company to perform this allocation. At the date of acquisition, Lighting Science, Inc. owned no tangible assets. As a result, the net purchase price of $2,231,097 was allocated to current assets, three classes of intangible assets, and liabilities as follows: Cash - $10,000; Intellectual Property - $1,204,000; Proprietary Rights Agreement - $1,063,000; Goodwill - $154,097, and Notes Payable - $200,000. The acquisition of Lighting Science, Inc. is described in greater detail in Note 2.

Intellectual property, which includes, but is not limited to, provisional patents, copyrights, intellectual assets and proprietary know-how, was recorded effective June 1, 2004 as a part of the allocation of the purchase price of Lighting Science, Inc. The intellectual property is being amortized over twenty years beginning June 1, 2004.

Amortization expense related to intellectual property was $15,050, $15,158, $45,150, $20,067, and $80,267 for the three months ended September 30, 2005 and September 30, 2004, the nine months ended September 30, 2005 and September 30, 2004 and cumulatively for the period beginning September 26, 2003 and ended September 30, 2005, respectively.

The proprietary rights agreement between the Company and Fredric Maxik (the Company’s chief technology officer and the developer of the technology acquired by the Company), ensures that all intellectual property related to LED lighting created and/or developed by Maxik during his employment and for some period thereafter shall be assigned to the Company as well as precluding Maxik from competing with or providing services for entities in competition with the Company or that have technology similar to the Company for a period of time following his employment termination with the Company. This Agreement was recorded effective June 1, 2004, as part of the purchase price of Lighting Science, Inc. This asset is being amortized over three years, which is the period covered by the agreement.

Amortization expense related to the proprietary rights agreement was $88,583, $87,861, $265,750, $118,111, and $472,444 for the three months ended September 30, 2005 and September 30, 2004, the nine months ended September 30, 2005 and September 30, 2004 and cumulatively for the period beginning September 26, 2003 and ended September 30, 2005, respectively.

Reorganization Value
As a result of the terms of the Plan, $2,793,224 is reflected as reorganization value in excess of amounts allocable to identifiable assets on the consolidated balance sheets. The circumstances giving rise to this presentation were created by a provision in the Plan that preserved the secured claim of Match, Inc. (see Note 8). Match, Inc. (“Match”), an entity controlled by Ronald E. Lusk, the Company’s chairman, agreed to the reaffirmation of its debt. As a result of this reaffirmation, which is part of the confirmation of the Plan, an offsetting entry to the reorganization value was recorded. In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142 - Goodwill and Other Intangible Assets, the reorganization value is treated the same as goodwill and is not amortized.

Impairment
The Company evaluates the carrying value of its long-lived assets and identifiable intangibles when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The review includes an assessment of industry factors, contract retentions, cash flow projections and other factors the Company believes are relevant.

Based upon its internal review as of September 30, 2005, the Company has determined that no impairment to the Company’s intangible assets has occurred since the date of the previous evaluation.

Financial Instruments

The Company has issued certain preferred stock and warrants, the terms of which qualify these financial instruments under SFAS 133 - Accounting for Derivative Instruments and Hedging Activities, as derivatives. Such derivatives have not been designated as hedging instruments. Accordingly, all derivatives are recorded at fair value on the consolidated balance sheets and changes in the fair value of such derivatives are recorded in operations each period and are reported in Other Income/(Expense).

Revenue

Sales of product commenced during the fourth quarter of 2004 through the Company’s web site. Product sales are recorded when the products are shipped and title passes to customers. Sales to customers are made pursuant to a sales contract that provides for transfer of both title and risk of loss upon delivery to the carrier. Sales to date have not been significant.

As of the date of this report, the Company has no reason to believe that an allowance for material product returns is necessary.

Stock Based Compensation

On July 6, 2005, the Board of Directors of the Company adopted the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan (the "2005 Plan") and a proposal to implement this plan was approved at the annual shareholders’ meeting in August 2005. Effective with adoption of the plan, the Company adopted the fair value method of accounting for employee stock compensation cost pursuant to SFAS No. 123 (R) - Share-Based Payment. Accordingly, compensation cost is based on the fair value of options or other equity instruments measured at the date of grant and compensation cost is charged to operations over the expected service period.

Income taxes

The Company employs the asset and liability method in accounting for income taxes pursuant to SFAS No. 109 -Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and net operating loss carryforwards, and are measured using enacted tax rates and laws that are expected to be in effect when the differences are reversed.

Earnings per share

Basic earnings per share are computed based upon the weighted average number of common shares outstanding during the periods. Diluted earnings per share are based upon the weighted average number of common shares outstanding during the periods plus the number of incremental shares of common stock contingently issuable upon the conversion of the preferred stock and the exercise of warrants. No effect has been given to the assumed conversion of the preferred stock and the exercise of warrants because the effect would be anti-dilutive. See Notes 9 through 12.

NOTE 2: ACQUISITION OF LIGHTING SCIENCE, INC.

On June 1, 2004, the Company acquired 100% of the outstanding common stock of Lighting Science, Inc., a Delaware corporation based in Las Vegas, Nevada, which owned certain intellectual property related to the design and development of an ODL light bulb. The Company acquired all of the issued and outstanding capital stock of Lighting Science, Inc. from Phibian S Trust, Edward I. Lanier, and John Collingwood in exchange for 4,796,276 shares of the Company’s common stock and the Company’s obligation to issue up to an additional 4,499,965 shares of the Company’s common stock upon the satisfaction of certain conditions under the stock purchase agreement. Those conditions were satisfied during the third quarter of 2004, and the additional shares of common stock were issued on or about September 3, 2004.

The Company accounted for the acquisition as a purchase using the accounting standards established SFAS No. 141 - Business Combinations, and No. 142 - Goodwill and Other Intangible Assets.

The estimated fair values, as determined by an independent valuation firm, of assets acquired and liabilities assumed at June 1, 2004 are set out in the schedule below:

Cash	$10,000
Intellectual property	1,204,000
Proprietary rights agreement	1,063,000
Goodwill	154,097
Total assets acquired		$ 2,431,097
Note payable assumed		(200,000)
Net assets acquired		$ 2,231,097

Lighting Science, Inc. was formed on or about May 31, 2004 for the purpose of acquiring intellectual property from Phibian S Trust. There were no predecessor operations with respect to this entity, therefore, no pro forma results of operations are presented.

Intellectual Property

As of the date of acquisition, four provisional patents on the ODL technology had been submitted to the United States Patent and Trademark Office and were acquired by Lighting Science, Inc. Provisional patents are equivalent to a filing date placeholder in the United States Patent Office (“USPTO”). They provide a one-year period following submittal in which to finalize the utility patent application with respect to the particular idea, process, concept or method contained in a provisional patent.

Subsequent to the acquisition of Lighting Science, Inc., the Company filed four utility patent applications (thereby complying with the one-year time period mentioned above) based on the initial four provisional patents. Eleven additional patent applications have also been filed to provide further protection to the ODL technology. Two of such fifteen patent applications have been granted. Accordingly, there are currently thirteen utility patents pending with respect to the ODL technology before the USPTO. It is anticipated that it will be about 18 months to two years from the date of filing of the utility applications before the USPTO will issue a response to the filing. Additionally, with respect to proprietary branding of its products and services, the Company has filed for federal trademark/service registrations on certain marks and anticipates filing additional registrations on other marks and logos, and, as appropriate, the Company has also established common law trademark protection on several marks and logos. Further, other appropriate intellectual property protection, such as copyright and trade secret, is being applied to the ODL technology and the lighting products which embody it. It is also the policy of the Company to develop an intellectual property portfolio that protects and enhances the ODL technology ideas, concepts, methods and processes. The Company has also adopted intellectual property policies, procedures and practices into its business operations to facilitate its proprietary positioning with respect to its product development and commercialization.

NOTE 3: FRESH-START ACCOUNTING

The Court confirmed the Company’s Plan (Note 1) on September 16, 2003, and the Plan became effective as of September 26, 2003. It was determined that the Company’s reorganization value, computed immediately before the effective date, was $2,793,502, which consisted of the following:

Cash	$278
Reorganized value in excess of amounts allocable to identifiable assets	2,793,224
Deferred tax assets comprised of $57,000,000 of net operating loss carry-forwards	19,400,000
Valuation allowance against above deferred tax assets	(19,400,000)
Reorganization value	$2,793,502

The Company adopted fresh-start reporting because holders of existing voting shares immediately before filing and confirmation of the Plan retained less than 50% of the voting shares of the emerging entity, and its reorganization value was less than its post-petition liabilities and allowed claims.

NOTE 4: GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company has experienced substantial net losses as well as negative cash flows from operations since September 26, 2003.

The Company has embarked upon an aggressive design and development program to bring product to market during the current year. To provide the Company with adequate working capital for the design and the initial manufacture of these products, the Company recently completed a transaction with a group of institutional and accredited investors whereby the Company issued 2,260,966 shares of the Company’s 6% Convertible Preferred Stock for proceeds totaling $7,235,086 in a private placement transaction (Note 9).

Based upon the receipt of proceeds from the private placement of the Company’s 6% Convertible Preferred Stock and revenue from anticipated product releases, management believes that the Company will have sufficient capital necessary to enable it to deliver finished products to market during 2005. Despite these activities, there can be no assurance that management’s efforts to sufficiently capitalize the Company beyond the initial rollout of the Company’s product line will be successful.

NOTE 5: FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 - Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments.

Cash and cash equivalents, notes and accounts payable, accrued expenses and other current liabilities are carried at book value amounts which approximates fair value due to the short-term maturity of these instruments. As discussed in Note 9, the embedded conversion feature associated with the 6% Convertible Preferred Stock and the warrants issued to the 6% Convertible Preferred Stock purchasers have been determined to be derivative instruments and are recorded at market.

NOTE 6: PROPERTY, EQUIPMENT AND OTHER ASSETS

Property and equipment consists of the following:

Furniture	$62,693
Computer equipment	105,049
Telephone equipment	33,220
Test equipment	38,941
Molds	155,828
Total property and equipment	395,731
Accumulated depreciation	(68,905)
$326,826

Intellectual property consists of the following:

Intellectual property	$1,204,000
Accumulated amortization	(80,267)
$1,123,733

Proprietary rights agreement consists of the following:

Proprietary rights agreement	$1,063,000
Accumulated amortization	(472,445)
$590,555

The estimated amortization expense for the next five years for the intangible assets listed above is as follows:

	Amortization Expense
Year ended	Intellectual Property	Proprietary Rights Agreement
2005	$60,200	$354,333
2006	$60,200	$354,333
2007	$60,200	$147,640
2008	$60,200	—
2009	$60,200	—

NOTE 7: INCOME TAXES

The Company accounts for corporate income taxes in accordance with SFAS No. 109 - Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as set forth below in the period that includes the enactment date.

Other than the deferred tax asset relating to the Company’s net operating losses, which totaled approximately $22,300,000 at September 30, 2005, and which has been fully offset by a valuation reserve, the Company does not have any other significant deferred tax assets or liabilities. The net operating loss carryforwards are available to offset future taxable income of the Company. These net operating losses expire from 2008 through 2020.

Any benefits realized in future periods from pre-confirmation net operating loss carryforwards will first reduce reorganization value in excess of amounts allocable to identifiable assets until exhausted and thereafter be credited to additional paid-in capital.

NOTE 8: NOTES PAYABLE - RELATED PARTIES

Match Loan

We were obligated under the terms of a line of credit agreement to Match outstanding in the amount of $1,851,299 in principal and $341,226 in accrued interest at March 31, 2005. The line of credit agreement with Match, Inc. was available up to a limit of $2 million; bearing interest at prime plus 1% on the note balance and prime plus 2% on any unpaid interest amounts; was due on demand and was unsecured.

We entered into an agreement with Match on April 12, 2005, under which Match agreed to reduce the accrued interest by $250,000 and exchange the debt for common stock at the exchange ratio of $1.725 per share. On May 5, 2005, the debt to Match of $1,851,299 plus $91,226 of accrued interest was exchanged for common stock. The reduction in accrued interest was recorded in Other income/(expense) during the quarter ended June 30, 2005. As a result of these transactions, the total of $1,942,525 due on the line of credit was exchanged for 1,126,101 shares of common stock of the Company on May 5, 2005.

Note to Phibian S Trust

Upon the acquisition of Lighting Science, Inc. we owed a balance of $200,000 to Phibian S Trust of which the remaining balance of $150,000 is recorded in Notes Payable - Related Party. The Phibian S Trust is a revocable trust for the benefit of the children of Fredric Maxik, the chief technology officer of the Company. At the time of the acquisition, the trust was controlled by Mr. Maxik who was co-trustee of the trust. On July 2, 2004, Maxik resigned his position as co-trustee. Currently, Maxik exercises no control over the trust, and has informed us that he disclaims all beneficial ownership in the trust. The note was issued by Lighting Science, Inc. to the trust in exchange for the assignment of certain provisional patents and intellectual property that formed the basis for the acquisition of Lighting Science, Inc. by the Company. The Company is obligated to pay the principal by making 36 equal monthly installments beginning on the fifteenth day of the month following the first full month that the Company begins generating revenue in the amount of $10,000 or more, as determined in accordance with generally accepted accounting principles.

As an accommodation to the trust and in anticipation of near-term sales in excess of $10,000 per month, the Company made advance payments to the trust on this note in the amount of $25,000 in October 2004 and $25,000 in May 2005. This note provides for no interest. However, under generally accepted accounting principles, an amount of interest should have been imputed. Such amount was not material.

Loans from Directors and Officers

During the first and second quarters of 2005, members of the board of directors and certain officers of the Company (the “Lender” or “Lenders”) agreed to loan the Company an aggregate of $476,000 on a short-term basis, of which $220,000 was received as of March 31, 2005 and the remaining $256,000 was received in the quarter ended June 30, 2005. Proceeds from the loans funded the Company’s continuing operating expenses, ongoing expenses for salaries, legal and accounting fees, as well as for working capital and other contingencies. Under the terms of the notes issued by the Company to each Lender, the Company: (i) paid interest to each Lender at a rate of 9.50% per annum; (ii) paid a 10% commitment fee to each Lender and (iii) issued warrants to the Lenders for a total of 476,000 shares of common stock to be purchased at an exercise price of $1.50 per share. The principal and interest on the notes were due on May 30, 2005. A total of $300,086 of such loans, including accrued interest and commitment fees of $24,086, were converted to Preferred Stock in the private placement of preferred stock (Note 9) and the remaining $200,000 of such loans and accrued interest and commitment fees thereon were repaid from proceeds of the private placement.

NOTE 9: PREFERRED STOCK

At the date of acquisition of Lighting Science, Inc. by the Company (June 1, 2004), Lighting Science, Inc. had 100,000 shares of preferred stock authorized with no shares issued or outstanding. As of December 31, 2004, this issue of preferred stock was still authorized, however no shares had been issued. Effective January 1, 2005, this stock was cancelled under the merger agreement between Lighting Science, Inc. and its parent company, Lighting Science Group Corporation.

Exchange of Series A Preferred Stock held by Match for Common Stock

On July 25, 1994, Lighting Science Group sold, for proceeds of $2 million, 533,333 shares of Series A Preferred Stock with cumulative dividends of $0.30 per annum per share and conversion rights to common stock at a price of $3.75 per share. Under the terms of the Plan under which the Company emerged from bankruptcy, such rights were waived, including voting and conversion rights.

On April 12, 2005 the Company announced that the Company and Match had negotiated the exchange of the 533,333 shares of Series A Preferred Stock held by Match and the Match debt (See Note 8) into common stock of the Company at a exchange ratio of $1.725 per share that was approximately 15% in excess of the market price of the stock at the date the exchange was proposed, resulting in fewer shares being issued to Match than would have been issued had the then current market price of the stock been used.

The Series A Preferred Stock, owned by Match at the date of the exchange, carried cumulative dividends of $0.30 per annum per share. The cumulative unpaid dividend with respect to the Series A Preferred Stock was $1,680,000 as of March 31, 2005, resulting in a total liquidation preference of $3,680,000 as of that date. However, for purposes of the exchange calculation, the amount of $1,670,685 was used to reflect the unpaid dividend on the date the exchange ratio of $1.725 per share was determined. This adjustment produced the slightly smaller liquidation value of $3,670,685 and this amount was used to record the dividend as a charge to Deficit accumulated during the development stage on the balance sheets. Thus, the Series A Preferred Stock owned by Match and the accumulated dividend thereon was exchanged for 2,127,933 shares of common stock on May 5, 2005. The accumulated dividend was recorded as a reduction of retained earnings.

Private Placement with Institutional and Accredited Investors

On May 12, 2005, the Company closed on a private placement with a group of institutional and accredited investors, including certain officers and directors of the Company, for the sale of 2,260,966 shares of the Company’s 6% Convertible Preferred Stock (the “6% Convertible Preferred Stock”) along with warrants to purchase additional shares of the Company’s common stock. The 6% Convertible Preferred Stock was priced at $3.20 per share, and the Company received proceeds of $7,235,086 of which $276,000 represented conversion of officer and board member loans and $24,086 represented accrued interest and commitment fees thereon. Each share of 6% Convertible Preferred Stock is convertible at any time at the election of the holder at $0.80 per share into four shares of common stock, subject to full ratchet anti-dilution adjustments. Thus, if all of the shares of the 6% Convertible Preferred Stock were converted to common stock, an additional 9,043,864 shares of common stock would be issued.

The 6% Convertible Preferred Stock ranks ahead of the common stock of the Company upon liquidation of the Company. The 6% Convertible Preferred Stock also ranks ahead of the common stock with respect to the payment of dividends. The dividend rate on the 6% Convertible Preferred Stock is $0.192 per share per annum (6% effective yield) and such dividends are fully cumulative, accruing, without interest, from the date of original issuance of the 6% Convertible Preferred Stock through the date of redemption or conversion thereof. The Corporation must redeem any outstanding 6% Convertible Preferred Stock on May 10, 2010. In connection with the transaction, the Company filed a certificate of designation for the 6% Convertible Preferred Stock with the Delaware Secretary of State on May 10, 2005. This filing constituted an amendment to the Company's certificate of incorporation, designating the terms, rights and preferences of a new series of preferred stock of the Company.

The warrants are exercisable at the election of the holder into a total of 6,782,889 shares of common stock at an initial exercise price of $0.96 per share (also subject to adjustment pursuant to anti-dilution provisions) on either a cash or cashless exercise basis. The warrants expire five years from the date of issuance.

Pursuant to SFAS 133 and EITF Abstract No. 00-19, the embedded conversion feature associated with the 6% Convertible Preferred Stock and the warrants issued to the 6% Convertible Preferred Stock purchasers have been determined to be derivative instruments. Accordingly, the fair value of these derivative instruments has been recorded as a liability on the consolidated balance sheet with the corresponding amount recorded as a discount to the 6% Convertible Preferred Stock. Such discount is being accreted from the date of issuance to the redemption date of the 6% Convertible Preferred Stock and totaled $368,692 and $562,949 for the three months and nine months ended September 30, 2005. The change in the fair value of the liability for derivative contracts totaled $(1,666,335) and $45,224 for the three months and nine months ended September 30, 2005 and has been credited to Other income/(expense) in the consolidated statements of operations.

The Company computes fair value of these derivatives using the Black-Scholes valuation model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company’s derivative instruments have characteristics significantly different from traded options, and the input assumptions used in the model can materially affect the fair value estimate. The assumptions used in this model to estimate fair value of each derivative instrument and the resulting value of the derivative liability as of September 30, 2005 are as follows:

	Warrants	Embedded conversion feature associated with the 6% Convertible Preferred Stock
Exercise/Conversion Price	$0.96	$0.80
Fair Value of the Company’s Common Stock	$0.88	$0.88
Expected life in years	4.6	4.6
Expected volatility	75%	75%
Expected dividend yield	0.0%	0.0%
Risk free rate	3.75%	3.75%
Calculated fair value per share	$0.53	$0.56

The 6% Convertible Preferred Stock is Mandatorily Redeemable Preferred Stock as defined by SFAS 150 - Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and would also qualify as “Preferred Stocks Subject to Mandatory Redemption Requirements or Whose Redemption is Outside the Control of the Issuer” as defined by Accounting Series Release (“ASR”) No. 268 - Redeemable Preferred Stocks. The conversion feature associated with the 6% Convertible Preferred Stock is not a nonsubstantive or minimal feature and therefore the provisions of ASR No. 268 have been applied in classifying the 6% Convertible Preferred Stock separate from Stockholders’ Equity (Deficit).

The Company incurred cash expenses totaling $700,829 related to this transaction which have been charged to Other income/(expense) in the statements of operations during the three months ended June 30, 2005. Additionally, the Company issued warrants to purchase a total of 639,844 shares of the Company’s common stock at an initial exercise price of $1.50 per share (also subject to adjustment pursuant to anti-dilution provisions) to the firms which acted as the placement agent and as financial advisor for this transaction. The warrants expire five years from the date of issuance. The fair value of these warrants totaled $290,000 and such amount was charged to Other income/(expense) and credited to Additional Paid-In Capital during the three months ended June 30, 2005.

NOTE 10: STOCKHOLDERS’ EQUITY

Lighting Science Private Placement

In connection with the acquisition of Lighting Science, Inc., the Company undertook a private placement (“Lighting Science Private Placement”) of the Company’s common stock under the exemption of Section 505 of Regulation D of the Securities Act of 1933. On March 4, 2005 the Company amended its filing of Form D (Notice of Sale of Securities Pursuant to Regulation D, Section 4(6), and/or Uniform Limited Offering Exemption) to elect the exemption under Rule 506 rather than Rule 505 for the sale of the Company’s common stock. Under Rule 506, the Company can raise an unlimited amount of money from any number of “accredited” investors and up to 35 “non-accredited” investors. As of March 31, 2005, a total of $3,874,890 had been raised through the sale of 18,383,573 shares of the Company’s common stock. There have been no such sales of the Company’s stock subsequent to that date. The total of $3,874,890 includes $500,000 of accrued but unpaid interest on a note payable to Match. In lieu of disbursing cash in payment of the interest expense, the Company issued stock to the Ronald E. Lusk Revocable Trust (the “Trust”) the owner of Match. The Trust had contemporaneously subscribed to purchase $500,000 of stock under the terms of the Lighting Science Private Placement.

Issuance of Common Stock during Quarter

During the three months ended September 30, 2005, the Company issued a total of 93,968 shares of common stock, consisting of 73,768 shares of common stock issued to the six outside directors of the Company on September 30, 2005 as compensation for services rendered as board members during the quarter, and 20,000 shares of common stock issued to an employee as part of his employment agreement.

NOTE 11: EQUITY BASED COMPENSATION PLAN

Effective September 1, 2005, the Company implemented the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Awards granted under the 2005 Plan may include incentive stock options, which are qualified under Section 422 of the Internal Revenue Code (the "Code"), stock options other than incentive stock options, which are not qualified under Section 422 of the Code, stock appreciation rights, restricted stock, phantom stock, bonus stock and awards in lieu of obligations, dividend equivalents and other stock-based awards. Awards may be granted to employees, members of the Board of Directors, and consultants. The maximum number of shares reserved for the 2005 Plan is 5,000,000 shares. The 2005 Plan is administered by the Compensation Committee of the Board of Directors. Vesting periods and terms for awards are determined by the plan administrator. The exercise price of each stock option or stock appreciation right is equal to or greater than the market price of the Company's stock on the date of grant and no stock option or stock appreciation right granted shall have a term in excess of ten years.

During the three months ended September 30, 2005, the Company issued 370,000 Incentive Stock Options to employees and directors and 50,000 Non-Qualified Stock Options to a consultant under the 2005 Plan. Such options have a term of four years and are vested one-third on the date of issuance and the subsequent two-thirds in equal parts on the first and second anniversaries thereof.

The fair value of the options is determined by using a Black-Scholes pricing model that includes the following variables: 1) exercise price of the instrument, 2) fair market value of the underlying stock on date of grant, 3) expected life, 4) estimated volatility, 5) expected dividend yield and 6) the risk-free interest rate. The Company utilized the following assumptions in estimating the fair value of the options granted during the three months ended September 30, 2005:

Exercise price	$0.87
Fair market value of the underlying stock on date of grant	$0.87
Expected life in years	2.5
Estimated volatility	75%
Expected dividend yield	0.0%
Risk free rate	3.75%
Calculated fair value per share	$0.41

As noted previously, the Black-Scholes model was not developed for use in valuing employee stock options, but was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because changes in the subjective assumptions can materially affect the fair value estimate, and because employee stock options have characteristics significantly different from those of traded options, the use of the Black-Scholes option pricing model may not provide a reliable estimate of the fair value of employee stock options. For purposes of this calculation, the Company has utilized the simplified method specified in Staff Accounting Bulletin No. 107 for estimating the expected life in years of the options. Under this approach, the expected term is presumed to be the mid-point between the vesting date and the end of the contractual term. The Company has estimated volatility of its stock based on the historical volatility of the Company’s common stock. The Company has estimated the future volatility of its common stock based on the actual volatility of its common stock over the past year.

The fair value of the options issued in nine months ended September 30, 2005 totaled $172,010 of which $56,763 was recorded in operating expense in the consolidated statements of operations based on service conditions and vesting.

A summary of the option awards under the Company’s 2005 Plan as of September 30, 2005 and changes during the nine months then ended is presented below:

Stock Options	Shares	Weighted Average Exercise Price
Outstanding and exercisable, beginning of period	-	-
Granted	420,000	$0.87
Exercised	-	-
Forfeited	-	-

Outstanding and exercisable, end of period	420,000	$0.87

Options vested at end of period	140,000	$0.87

Weighted average fair value of options granted during 2005	$0.41

A summary of the status of nonvested shares under the Company’s 2005 Plan as of September 30, 2005, and changes during the nine months then ended is presented below:

Nonvested Stock Options	Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of period	-	-
Granted	420,000	$0.41
Vested	(140,000)	$0.41
Forfeited	-	-

Nonvested at end of period	280,000	$0.41

As of September 30, 2005, there was a total of $112,909 of unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 2005 Plan. That cost is expected to be recognized over a weighted-average period of 2.5 years. The total fair value of shares vested during the nine months ended September 30, 2005, was $56,763. Note that this disclosure is provided in the aggregate for all awards that vest based on service conditions. There were no grants during the periods of awards subject to performance vesting.

Subsequent to September 30, 2005, the Company granted an additional 300,000 options to members of the Board of Directors.

NOTE 12: COMMITMENTS AND CONTINGENCIES

Leased office space

The Company occupies excess office space that is leased by an institutional shareholder of the Company. The shareholder allows the Company to occupy the space on a rent-free basis. Such free rent was not material. The shareholder also serves as a financial advisor to the Company as discussed in the following paragraph. Effective with the termination of the financial advisory agreement as of September 30, 2005, the Company will pay the shareholder $10,000 per month under a month to month agreement. The Company has leased office space in Ft. Lauderdale, Florida for its research and development activities for a period of one year commencing February 1, 2005 at a rate of approximately $4,200 per month. The Company has also entered into a rental agreement related to space in the facility of one of the Company’s manufacturing suppliers. This 15 month agreement provides rental payments averaging approximately $3,000 per month. The Company also leases space in Hong Kong on a month-to-month basis at a rate of approximately $250 per month.

Financial advisory services

In 2004, the Company entered into an agreement with a financial consulting firm located in Dallas, Texas to provide financial advisory services in connection with the Company’s capital structure. Under the terms of the agreement, the Company paid the advisor a retainer of $150,000 during the fourth quarter of 2004 for services anticipated to be rendered during calendar year 2005, which was recorded in prepaid expenses. The agreement also provided for monthly payments of $10,000 during the one-year term of the agreement. This financial advisory agreement was terminated as of September 30, 2005.

Agreement with Giuliani Capital Advisors

On February 15, 2005, the Company entered into a letter agreement with Giuliani Capital Advisors LLC (“GCA”) to engage GCA to provide financial advisory services to the Company and a to-be-formed entity (the “Joint Venture”). The joint venture agreement was subsequently executed on May 4, 2005.

As consideration for the services to be provided by GCA, the Company agreed to pay GCA the following:
•	A non-refundable deposit of $150,000 (paid on March 31, 2005 and recorded in prepaid expenses);
•	A market rate fee for all debt and/or equity capital raised for the Joint Venture; and
•	Reasonable expenses of GCA incurred in performing its services.

In addition, GCA will receive the following:

•	A financial advisory role in the Joint Venture on capital raising transactions on a case by case basis; and
•	A 20% ownership interest in the Joint Venture.

The Company also issued a warrant to GCA that is exercisable by GCA to purchase up to 1,650,000 shares of the Company’s common stock, subject to adjustment in certain circumstances as provided in the warrant. The 1,650,000 shares represented 3.2% of outstanding shares of common stock at February 15, 2005. The warrant has a five-year term and GCA may exercise the warrant in whole or in part at any time during the five-year term. The exercise price for each share of common stock is $.60 per share or $990,000 if GCA were to exercise all 1,650,000 shares under the warrant.

Consulting Contract with Equity Group, Inc.

On February 10, 2005, the Company entered into a consulting contract with Equity Group, Inc. (“Equity”) to provide financial public relations and investor relations on behalf of the Company. In connection therewith, the Company agreed to issue Equity two warrants to purchase an aggregate of $600,000 worth of shares of the Company’s common stock with each warrant having an exercise price of $0.80 per share. Each warrant will provide for the purchase of $300,000 worth of common stock of the Company. One of the warrants became fully vested upon the signing of the contract. The other warrant will become exercisable upon the first anniversary date of the consulting contact unless terminated earlier. Equity will receive $5,000 per month during the term of the contract.

Executive Compensation

As of September 30, 2005, the Company was obligated under the terms of employment contracts for seven of its executives. The terms of the contracts generally range between one and three years, and provide for annual salaries ranging between $90,000 and $250,000 per year. The annual compensation for the Company’s executives under these agreements is expected to be approximately $980,000 for 2005. See Note 13.

Commission Agreements with Directors

Pursuant to a resolution passed by the Board of Directors on February 7, 2005, the Company is obligated to pay outside directors a commission of 3% of the proceeds for any Shared Savings Program contracts which a director is responsible for closing. During the second quarter or 2005, the Company entered into a sales commission agreement with J. Michael Poss, the chief financial officer of the Company at the time and a member of the board of directors, to pay Mr. Poss a commission of 6% of the contract proceeds for any Shared Savings Program and 3% of revenue for other product sales which he is responsible for closing.

Registration Rights Agreement

In connection with the issuance of 6% Convertible Preferred Stock (Note 9), the Company executed a Registration Rights Agreement with the purchasers thereof under which the Company agreed to register the common shares underlying the 6% Convertible Preferred Stock and related warrants. The Registration Rights Agreement provides for liquidated damages in the event a registration statement is not declared effective by the SEC within 150 days of the May 12, 2005 closing date or if the registration statement is not maintained effective for a period of two years following the closing date. The liquidated damages total an amount equal to two percent of the purchase price of the 6% Convertible Preferred Stock for each thirty (30) day period effectiveness of a registration statement is not maintained.

In connection therewith, on July 12, 2005, the Company filed on Form SB-2, a Registration Statement under the Securities Act of 1933, related to the sale of up to 30,727,420 shares of Lighting Science Group Corporation common stock, par value $.001 by the selling stockholders named therein. Of the common stock offered thereby, (i) 9,043,864 shares of the common stock are issuable upon conversion of $7,235,086 aggregate principal amount of our 6% Convertible Preferred Stock, (ii) 7,422,733 shares of common stock are issuable upon exercise of warrants issued in connection with the sale of the 6% Convertible Preferred Stock, and (iii) 14,260,823 shares of common stock were acquired prior to May 12, 2005 by certain selling stockholders who agreed to the terms of a lock-up agreement dated as of May 12, 2005 and which may not be sold by the selling stockholders except pursuant to the lock-up agreement. The Company will not receive any proceeds from any sales made by the selling stockholders but will pay the expenses of the offering. We will, however, receive the proceeds from the exercise of the warrants issued to the selling stockholders if and when they are exercised. This registration was declared effective by the SEC on August 23, 2005, and remains effective as of the date of this filing.

NOTE 13: SUBSEQUENT EVENTS

Executive Terminations

Subsequent to September 30, 2005, the Company’s President and Executive Vice President resigned their positions with this Company. The former President agreed to provide transition consulting for a six month period for which he was issued 50,000 shares of the Company’s common stock. In exchange for being released from his employment agreement, the Executive Vice President agreed to return 100,000 shares of common stock to the Company.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145.

Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) a committee of such directors designated by majority vote of such directors, (c) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (d) the stockholders.

In accordance with Section 145 of the DGCL, Section 10 of Lighting Science Group’s Amended and Restated Certificate of Incorporation provides “To the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered

SEC Registration fee	$3,327.29
Blue Sky fees	7,230.75
Legal fees and expenses	150,000.00
Accounting fees and expenses	5,000.00
Miscellaneous*	5,000.00

TOTAL	$170,558.04

----------------
*Estimated.

The selling stockholders will pay any expenses customarily borne by selling stockholders (including discounts, commissions and fees and expenses of counsel relating to the sale of their securities to the extent not required to be paid by us). We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, but not limited to, all registration and filing fees, listing fees and expenses of our counsel and our accountants.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we sold and issued the unregistered securities described below (figures adjusted to give effect to the 1:16 reverse split effective August 20, 2004):

1)	On September 25, 2003 and as of December 31, 2003, pursuant to a plan of reorganization, LSGC issued common shares in settlement of creditor accounts as follows:

Date	Issuee	No. of Shares	Price per Share	Total
9/22/2003	Durbin, Jim	30,911	$0.031	$954
9/22/2003	Daryl N. Snadon	247,287	0.031	7,629
9/22/2003	Sommer, Mark	30,911	0.031	954
9/25/2003	Adorno & Yoss	8,346	0.031	257
9/25/2003	ADP Investor Communications	143	0.031	4
9/25/2003	ADP Proxy Services	5,652	0.031	174
9/25/2003	Akin, Gump, Strauss, Hauer & Feld	79,077	0.031	2,440
9/25/2003	American Bank Note Company	324	0.031	10
9/25/2003	Artis & Associates	277	0.031	9
9/25/2003	Barrier Corporation (Ronald E. Lusk - CEO)	103	0.031	3
9/25/2003	Ceneur Services (Donald R. Harkleroad - Director)	312,606	0.031	9,644
9/25/2003	Christensen, Clay	9,759	0.031	301
9/25/2003	Consolidated Ordering Services	3,685	0.031	114
9/25/2003	Denitech	246	0.031	8
9/25/2003	Fourth Street Partners	44,816	0.031	1,383
9/25/2003	G & L Realty	808,909	0.031	24,956
9/25/2003	Glankler, Brown PLC	2,143	0.031	66
9/25/2003	Godwin Gruber	61,033	0.031	1,883
9/25/2003	Goulston Storrs	1,212	0.031	37
9/25/2003	K. Shane Hartman	27,412	0.031	846
9/25/2003	Hero, Barbara Jean	896	0.031	28
9/25/2003	Hodges, Doughty & Carson, PLC	1,039	0.031	32
9/25/2003	Howard & Howard	1,287	0.031	40
9/25/2003	Humberson, Gary	456,864	0.031	14,095
9/25/2003	Intercity Investments	32,102	0.031	990
9/25/2003	Jeffers, Mangel, Butler	17,261	0.031	533
9/25/2003	Jones, Mark	514,262	0.031	15,866
9/25/2003	Lamberth Bonapfel Cifelli	181	0.031	6
9/25/2003	Lentz Cantor & Massey Ltd	322	0.031	10
9/25/2003	Level 3 Management	242,210	0.031	7,473
9/25/2003	Ronald E. Lusk	9,240	0.031	285
9/25/2003	Matthews Leasing Company	8,407	0.031	259
9/25/2003	McBee, Andy	514,262	0.031	15,866
9/25/2003	McCarron, Joe	5,848	0.031	180
9/25/2003	Nixon Peabody	79,430	0.031	2,451
9/25/2003	Patton Boggs	52,715	0.031	1,626
9/25/2003	Perkins, Smith & Cohen	282	0.031	9
9/25/2003	Piedmont Ivy Association LLC	8,201	0.031	253
9/25/2003	J. Michael Poss	116,569	0.031	3,596
9/25/2003	Raindance Communications	81	0.031	2
9/25/2003	Robertson, George	6,250	0.031	193
9/25/2003	Schlinger Foundation	388,335	0.031	11,981
9/25/2003	Shares issued to trustee for distribution to creditors at 12/31/03	1,765,228	0.031	54,460
9/25/2003	Shotwell, Brown & Sperry LLP	844	0.031	26
9/25/2003	Springfield Foodservice Corp	108,252	0.031	3,340
9/25/2003	Stephen A. Sherman & Assoc.	11,362	0.031	351
9/25/2003	Total Capital	979,798	0.031	30,228
9/25/2003	Turley, James	1,096,474	0.031	33,828
9/25/2003	Wanat, Julianne	3,161	0.031	98
9/25/2003	Wayne Miller PC	2,705	0.031	83
9/25/2003	Weir & Partners, LLP	91	0.031	3
9/25/2003	Westlake Management Company (Ronald E. Lusk - CEO)	3,270	0.031	101
9/25/2003	Winstead Sechrest & Minick	75,657	0.031	2,334
9/25/2003	Robert L. Woodson, III	3,978	0.031	123
12/31/2003	Adorno & Yoss P.A.	247	0.031	8
12/31/2003	ADP Investor Communication Svc	5	0.031	0
12/31/2003	ADP Proxy Services	167	0.031	5
12/31/2003	Advantage Movers	538	0.031	17
12/31/2003	Akin Gump	2,333	0.031	72
12/31/2003	American Bank Note Company	10	0.031	0
12/31/2003	Artis & Associates	9	0.031	0
12/31/2003	Barbara Jean Hero	27	0.031	1
12/31/2003	Barrier Corporation (Ronald E. Lusk - CEO)	3	0.031	0
12/31/2003	Castleberry, Gary	113,322	0.031	3,496
12/31/2003	Ceneur Services (Donald R. Harkleroad - Director)	9,220	0.031	284
12/31/2003	Clay Christensen	288	0.031	9
12/31/2003	Consolidated Ordering Services	109	0.031	3
12/31/2003	Denitech	8	0.031	0
12/31/2003	Fine Incentives	375	0.031	12
12/31/2003	Fourth Street Partners LLC c/o Bart Houston	1,322	0.031	41
12/31/2003	G&L Realty	23,857	0.031	736
12/31/2003	Glankler Brown PLC	64	0.031	2
12/31/2003	Godwin Gruber	1,800	0.031	56
12/31/2003	Goulston & Storrs c/o Alan Goldberg	36	0.031	1
12/31/2003	Hodges, Doughty & Carson, PLC	31	0.031	1
12/31/2003	Howard & Howard	38	0.031	1
12/31/2003	J. Michael Poss	3,438	0.031	106
12/31/2003	Jeffer Mangels Butler & Marmaro	510	0.031	16
12/31/2003	Joe McCaron	173	0.031	5
12/31/2003	LCP Original Touch	426	0.031	13
12/31/2003	Lentz Cantor & Massey Ltd	10	0.031	0
12/31/2003	Level 3 Management, LLC	7,144	0.031	220
12/31/2003	Matthews Leasing Company	248	0.031	8
12/31/2003	Nixon Peabody	2,343	0.031	72
12/31/2003	Patton Boggs	1,555	0.031	48
12/31/2003	Perkins Smith & Cohen	9	0.031	0
12/31/2003	Robert L. Woodson, III	118	0.031	4
12/31/2003	Ronald E. Lusk	273	0.031	8
12/31/2003	K. Shane Hartman	809	0.031	25
12/31/2003	Shotwell Brown & Sperry LLP	25	0.031	1
12/31/2003	Stephen A. Sherman & Assoc.	336	0.031	10
12/31/2003	Total Capital	28,897	0.031	892
12/31/2003	Wayne Miller PC	80	0.031	2
12/31/2003	Weir & Partners LLP	3	0.031	0
12/31/2003	Westlake Management Company (Ronald E. Lusk - CEO)	97	0.031	3
12/31/2003	Winstead Sechrest & Minick c/o Brian Morris	2,232	0.031	69
		8,384,251		$258,667

2)
During 2004, we issued common stock to members of the board of directors in settlement of fees payable to such directors. The number of shares issued and the price per share for such shares issued during 2004 are as follows:

Date	Issuee	No. of Shares	Price per Share	Total
4/1/2004	Ronald E. Lusk Revocable Trust	69,445	$0.300	$20,833
4/1/2004	Daryl N. Snadon	69,445	0.300	20,833
4/1/2004	USGT Investors, LP (Robert E. Bachman)	69,445	0.300	20,833
4/1/2004	Robert L. Woodson, III	69,445	0.300	20,833
4/1/2004	Frank "Duke" Yetter	69,445	0.300	20,833
4/12/2004	The Bristol Company (Donald R. Harkleroad)	69,445	0.300	20,833
5/10/2004	J. Michael Poss	69,445	0.300	20,833
8/4/2004	Daryl N. Snadon	66,346	0.314	20,833
8/4/2004	Frank "Duke" Yetter	66,346	0.314	20,833
8/4/2004	J. Michael Poss	66,346	0.314	20,833
8/4/2004	Robert L. Woodson, III	66,346	0.314	20,833
8/4/2004	Ronald E. Lusk Revocable Trust	66,346	0.314	20,833
8/4/2004	The Bristol Company (Donald R. Harkleroad)	66,346	0.314	20,833
8/4/2004	USGT Investors, LP (Robert E. Bachman)	66,346	0.314	20,833
10/12/2004	The Bristol Company (Donald R. Harkleroad)	17,103	0.487	8,333
10/12/2004	Dallas Snadon (Daryl N. Snadon)	17,103	0.487	8,333
10/12/2004	J. Michael Poss	17,103	0.487	8,333
10/12/2004	John A. Collingwood	17,103	0.487	8,333
10/12/2004	Phibian S Trust (Fredric S. Maxik)	17,103	0.487	8,333
10/12/2004	Robert L. Woodson, III	17,103	0.487	8,333
10/12/2004	Robert M. McMonigle	9,894	0.530	5,242
10/12/2004	Ronald E. Lusk Revocable Trust	17,103	0.487	8,333
10/12/2004	USGT Investors, LP (Robert E. Bachman)	17,103	0.487	8,333
11/23/2004	The Bristol Company (Donald R. Harkleroad)	9,256	1.417	13,120
11/23/2004	John A. Collingwood	9,256	1.417	13,120
11/23/2004	Robert M. McMonigle	9,256	1.417	13,120
11/23/2004	Phibian S Trust (Fredric S. Maxik)	9,256	1.417	13,120
11/23/2004	J. Michael Poss	9,256	1.417	13,120
11/23/2004	Ronald E. Lusk Revocable Trust	9,256	1.417	13,120
11/23/2004	Dallas Snadon (Daryl N. Snadon)	9,256	1.417	13,120
11/23/2004	USGT Investors, LP (Robert E. Bachman)	9,256	1.417	13,120
11/23/2004	Robert L. Woodson, III	9,256	1.417	13,120
		1,180,559		$481,658

During 2005, we issued common stock to members of the board of directors in settlement of fees payable to such directors. The number of shares issued and the price per share for such shares issued during 2005 are as follows:

Date	Issuee	No. of Shares	Price per Share	Total
3/31/2005	The Bristol Company (Donald R. Harkleroad)	5,719	$2.186	$12,500
3/31/2005	John A. Collingwood	5,719	2.186	12,500
3/31/2005	Robert M. McMonigle	5,719	2.186	12,500
3/31/2005	Dallas Snadon (Daryl N. Snadon)	5,719	2.186	12,500
3/31/2005	USGT Investors, LP (Robert E. Bachman)	5,719	2.186	12,500
3/31/2005	Robert L. Woodson, III	5,719	2.186	12,500
6/30/2005	Daryl N. Snadon	9,760	1.281	12,500
6/30/2005	USGT Investors, LP (Robert E. Bachman)	9,760	1.281	12,500
6/30/2005	Robert L. Woodson, III	9,760	1.281	12,500
6/30/2005	Robert M. McMonigle	9,760	1.281	12,500
6/30/2005	The Bristol Company (Donald R. Harkleroad)	9,760	1.281	12,500
6/30/2005	John A. Collingwood	9,760	1.281	12,500
9/30/2005	Daryl N. Snadon	12,328	1.014	12,500
9/30/2005	USGT Investors, LP (Robert E. Bachman)	12,328	1.014	12,500
9/30/2005	Robert L. Woodson, III	12,328	1.014	12,500
9/30/2005	Robert M. McMonigle	12,328	1.014	12,500
9/30/2005	The Bristol Company (Donald R. Harkleroad)	12,328	1.014	12,500
9/30/2005	John A. Collingwood	12,328	1.014	12,500
		166,842		$225,000

3)	In 2004, we paid certain compensation amounts due employees using our common stock. The number of shares issued and the price per share for such shares issued during 2004 are as follows:

Individual	No. of Shares	Price per Share	Amount
Accrued as of December 31, 2003
Ronald E. Lusk	157,333	$0.419	$65,971.17
J. Michael Poss	154,627	0.415	64,238.17
K. Shane Hartman	126,307	0.415	52,363.17
Kathryn D. Fuller	61,528	0.414	25,488.16

Payment in Stock in Lieu of Cash - Q1-2004
Ronald E. Lusk	325,516	0.192	62,499.00
J. Michael Poss	325,525	0.192	62,499.00
K. Shane Hartman	264,331	0.192	50,835.00
Kathryn D. Fuller	130,213	0.192	25,003.00

Payment in Stock in Lieu of Cash - Q2-2004
Ronald E. Lusk	106,199	0.305	32,339.85
J. Michael Poss	108,939	0.304	33,106.97
K. Shane Hartman	84,894	0.305	25,905.92
Kathryn D. Fuller	39,742	0.306	12,169.62

Staying Bonus
Ronald E. Lusk	555,502	0.160	88,880.34
J. Michael Poss	365,269	0.160	58,443.00
K. Shane Hartman	400,289	0.160	64,046.20
Kathryn D. Fuller	619,479	0.160	99,116.70
Shanna Raymond	31,250	0.160	5,000.00

Employment Agreement Shares
J. Michael Poss	312,500	0.160	50,000.00

Sign-On Bonus
Fredric S. Maxik	156,250	0.240	37,500.00

Payment in Stock in Lieu of Cash - Q3-2004
Fredric S. Maxik	52,081	0.480	25,000.00
Fredric S. Maxik	15,547	0.536	8,333.33
	4,393,321		$948,738.60

In 2005, we paid starting bonuses in common stock to certain employees in conjunction with commencement of their employment with us. The number of shares issued and the price per share for such shares issued during 2005 are as follows:

Date	Issuee	No. of Shares	Price per Share	Total
5/10/2005	Kate Blackmon	229,167	$0.240	$55,000
5/10/2005	Tracy Smith	10,000	0.240	2,400
9/19/2005	Paul Garrity	20,000	1.014	20,279
		259,167		$77,679

4)
On June 1, 2004, we acquired 100% of the outstanding common stock of Lighting Science, Inc., a Las Vegas, Nevada-based corporation, which owned certain intellectual property related to the design and development of an ODL light bulb. We acquired all of the issued and outstanding capital stock of Lighting Science, Inc. from Phibian S Trust, Edward I. Lanier, and John A. Collingwood in exchange for 4,796,276 shares of our common stock and our obligation to issue up to an additional 4,499,965 shares of our common stock upon the satisfaction of certain conditions under the stock purchase agreement. Those conditions were satisfied during the third quarter of 2004, and the additional shares of common stock were issued on or about September 3, 2004. The shares issued in conjunction with this acquisition were as follows:

Date	Issuee	No. of Shares	Price per Share	Total
6/2/2004	John A. Collingwood	1,774,622	$0.240	$425,909
6/2/2004	Lanier, Ed I.	1,774,622	0.240	425,909
6/2/2004	Phibian S Trust	1,247,032	0.240	299,288
9/3/2004	Edward I. Lanier	1,664,987	0.240	399,597
9/3/2004	John A. Collingwood	1,664,987	0.240	399,597
9/3/2004	Phibian S Trust	1,169,991	0.240	280,798
		9,296,241		$2,231,097

5)
In connection with the acquisition of Lighting Science, Inc., we undertook a private placement of our common stock under Regulation D of the Securities Act of 1933. A total of $3,874,890 was raised through the sale of 18,425,244 shares of our common stock, as follows:

Date	Issuee	No. of Shares	Price per Share	Total
5/17/2004	Philip R. Lacerte	1,041,667	$0.240	$250,000
5/27/2004	Lieser, Charles D.	8,334	0.240	2,000
5/27/2004	Quince Associates, LP	416,667	0.240	100,000
5/27/2004	Schereck, William J.	41,667	0.240	10,000
5/27/2004	Terrell, Charles T.	41,667	0.240	10,000
5/27/2004	Tipton, Paul S.	62,500	0.240	15,000
5/27/2004	Unimark Insurance Company	41,667	0.240	10,000
5/27/2004	Young, George Parker	104,167	0.240	25,000
5/28/2004	Barson, Alan	20,834	0.240	5,000
5/28/2004	Barson, Alan	83,334	0.240	20,000
5/28/2004	Barson, Trust for Daniel G	10,417	0.240	2,500
5/28/2004	Barson, Trust for Sophia J.	10,417	0.240	2,500
5/28/2004	Boudreaux, Reece	20,834	0.240	5,000
5/28/2004	Christensen, Clay	25,000	0.240	6,000
5/28/2004	Christensen, Wade	20,834	0.240	5,000
5/28/2004	Mills, John A.	20,834	0.240	5,000
6/7/2004	Conner, Halden	41,667	0.240	10,000
6/7/2004	Norris, Eric	83,334	0.240	20,000
6/7/2004	Taccetta Family LTD Partnership	62,500	0.240	15,000
7/15/2004	Lieser, Charles D.	20,834	0.240	5,000
7/15/2004	Pierce, Andy G.	104,167	0.240	25,000
8/9/2004	Charles T. Terrell	41,667	0.240	10,000
8/9/2004	David Sands	83,334	0.240	20,000
8/9/2004	Elise C. Ayers	31,250	0.240	7,500
8/9/2004	Granville Merritt	938	0.240	225
8/9/2004	Jeffrey J. Ayers	938	0.240	225
8/12/2004	John A. Collingwood	83,334	0.240	20,000
8/13/2004	Edward I. Lanier	62,500	0.240	15,000
8/20/2004	Antonio C. Alamo	104,167	0.240	25,000
8/20/2004	Halden Conner	20,834	0.240	5,000
8/20/2004	Robert H. Shelton	4,167	0.240	1,000
8/20/2004	Robert M. McMonigle	104,167	0.240	25,000
8/23/2004	G. Patrick Simpkins, Jr.	104,167	0.240	25,000
8/24/2004	Charles T. Terrell	52,084	0.240	12,500
8/24/2004	Chase G. Dickinson	417	0.240	100
8/24/2004	East Park Research, Inc.	208,334	0.240	50,000
8/24/2004	J. Michael McWilliams	62,500	0.240	15,000
8/24/2004	Joan H. Gardner	20,834	0.240	5,000
8/24/2004	Phillip W. Mirabelli	62,500	0.240	15,000
8/24/2004	SGD Family Limited Partnership	62,500	0.240	15,000
8/25/2004	Barbara Ann Churchman	417	0.240	100
8/25/2004	Holly A. Davis	62,500	0.240	15,000
8/25/2004	Mary D. Beougher	62,500	0.240	15,000
8/25/2004	Max G. Garoutte & Sandra B. Garoutte	62,500	0.240	15,000
8/25/2004	The Bristol Company (Donald R. Harkleroad - Director)	62,500	0.240	15,000
8/26/2004	Eric Norris	125,000	0.240	30,000
8/26/2004	Suzanne M. Farina	83,334	0.240	20,000
8/27/2004	Allen B. Smith and Jo A. Smith	83,334	0.240	20,000
8/27/2004	Brian H. Wald	104,167	0.240	25,000
8/30/2004	Clyde Hargrove	41,667	0.240	10,000
8/30/2004	Daniel H. Bradley	104,167	0.240	25,000
8/30/2004	Fitzgerald Realty Group, Inc., PSP	150,000	0.240	36,000
8/30/2004	Lara L. Poynor	41,667	0.240	10,000
8/30/2004	Paul S. Tipton	125,000	0.240	30,000
8/30/2004	Randy Phillips	41,667	0.240	10,000
8/30/2004	USGT Investors L.P. (Robert E. Bachman - Director)	31,250	0.240	7,500
8/31/2004	Dennis Brett	62,500	0.240	15,000
8/31/2004	Thomas Bradley	104,167	0.240	25,000
9/2/2004	G. Patrick Kevlin	41,667	0.240	10,000
9/2/2004	George Parker Young	312,500	0.240	75,000
9/2/2004	Robert L. Woodson, III	41,838	0.239	10,000
9/3/2004	BLF Investments, LP	416,667	0.240	100,000
9/3/2004	D. Craig Martin	208,333	0.240	50,000
9/3/2004	Reagan K. Vidal	62,500	0.240	15,000
9/3/2004	Scott Murray	20,833	0.240	5,000
9/3/2004	Steve Bronner	62,500	0.240	15,000
9/3/2004	Stuart G. Dickinson	62,500	0.240	15,000
9/10/2004	Craig R. Hudson	175,000	0.240	42,000
9/10/2004	Daryl N. Snadon	104,167	0.240	25,000
9/10/2004	Quince Associates, LP	416,667	0.240	100,000
9/16/2004	Andrew N. Adler	208,333	0.240	50,000
9/16/2004	Tanner Gill	41,667	0.240	10,000
9/22/2004	Chris M. Gigl	41,667	0.240	10,000
9/22/2004	Steve Dulin	208,333	0.240	50,000
9/22/2004	William Arnold	83,333	0.240	20,000
10/1/2004	USGT Investors L.P. (Robert E. Bachman - Director)	129,688	0.154	20,000
10/4/2004	Amy C. Lacerte	125,000	0.160	20,000
10/4/2004	Stuart G. Dickinson	200,000	0.240	48,000
10/5/2004	Bernie Selmanson	20,000	0.240	4,800
10/5/2004	Wendy S. Berkeley	4,167	0.240	1,000
10/8/2004	Mark L. Sutton	208,333	0.240	50,000
10/20/2004	Dianne Norris	83,333	0.240	20,000
10/20/2004	Kate Blackmon	12,500	0.240	3,000
10/21/2004	Joan H. Gardner	10,417	0.240	2,500
10/22/2004	Greenfield Capital V, L.P. (Stan T. Waldrop - President)	1,504,167	0.066	100,000
10/22/2004	James E. Fitzgerald	187,500	0.240	45,000
10/22/2004	Phillip C. McGraw	416,667	0.240	100,000
10/22/2004	Robert J. Schlegel	1,000,000	0.240	240,000
11/8/2004	Donald R. Harkleroad	55,000	0.240	13,200
11/8/2004	Jill Greene	10,000	0.240	2,400
11/8/2004	K.C. White	10,000	0.240	2,400
11/8/2004	Jennifer Lim	10,000	0.240	2,400
11/8/2004	Michael Anderson	5,000	0.240	1,200
11/8/2004	Joseph McCord	5,000	0.240	1,200
11/8/2004	Tim Myers	5,000	0.240	1,200
11/8/2004	SDW Investments, Ltd. (Stan T. Waldrop - President)	196,667	0.239	47,000
11/8/2004	Stan T. Waldrop	100,000	0.240	24,000
11/8/2004	Stan T. Waldrop	150,000	0.240	36,000
11/8/2004	Stan T. Waldrop	250,000	0.240	60,000
11/8/2004	Trust for Patrick Barley	345,000	0.241	83,000
11/10/2004	Philip R. Lacerte	1,666,667	0.150	250,000
11/17/2004	Ronald E. Lusk Revocable Trust	2,083,333	0.240	500,000
11/19/2004	MRM Capital, LP	1,000,000	0.125	125,000
11/24/2004	Stan T. Waldrop	100,000	0.240	24,000
11/24/2004	Stan T. Waldrop	100,000	0.240	24,000
11/24/2004	Stan T. Waldrop	100,000	0.240	24,000
11/24/2004	Stan T. Waldrop	325,000	0.240	78,000
12/8/2004	Philip R. Lacerte	625,000	0.240	150,000
12/21/2004	Marasco, Mark	41,667	0.240	10,000
12/31/2004	Fredric S. Maxik - Family Trusts	6,000	0.240	1,440
1/18/2005	Phillips, Josh	41,666	0.240	10,000
2/3/2005	McBride, Curtis	41,667	0.240	10,000
		18,425,255		$3,874,890

On March 4, 2005, we amended our filing of Form D (Notice of Sale of Securities Pursuant to Regulation D, Section 4(6), and/or Uniform Limited Offering Exemption) to change the exemption we were relying on to Rule 506 rather than Rule 505 for the sale of our common stock. Under Rule 506, we can raise an unlimited amount of money from any number of “accredited” investors and up to 35 “non-accredited” investors.

6)	During 2004, we paid certain vendors for rent and consulting services in shares of our common stock. The number of shares issued and the price per share for such shares issued are as follows:

Date	Issuee	No. of Shares	Price per Share	Total	In Payment of:
4/6/2004	Durbin, Jim	37,750	$0.320	$12,080	Rent
4/6/2004	Daryl N. Snadon	302,000	0.320	96,639	Rent
4/6/2004	Sommer, Mark	37,750	0.320	12,080	Rent
4/15/2004	Philip R. Lacerte	125,000	0.160	20,000	Consulting
5/11/2004	MRM Capital, LP	187,500	0.160	30,000	Consulting
5/20/2004	Phillip W. Offill, Jr. Trustee	20,800	0.016	333	Consulting
5/27/2004	International Management	125,000	0.160	20,000	Consulting
5/27/2004	Oliver, Debra	25,000	0.160	4,000	Consulting
5/27/2004	Young, George Parker	25,000	0.160	4,000	Consulting
6/22/2004	Barron, Charles & Karen	31,250	0.160	5,000	Consulting
7/15/2004	Lowe, George L.	62,500	0.320	20,000	Consulting
7/15/2004	T&T Jeary Family, Ltd.	93,750	0.320	30,000	Consulting
8/6/2004	Daryl N. Snadon	69,903	0.385	26,893	Rent
8/6/2004	Jim Durbin	8,738	0.385	3,362	Rent
8/6/2004	Mark Sommer	8,738	0.385	3,362	Rent
9/28/2004	T & T Jeary Family, Ltd.	100,000	0.540	54,000	Consulting
12/1/2004	Ed Hammer	34,483	1.450	50,000	Consulting
12/8/2004	David A. Reed	25,000	1.440	36,000	Consulting
12/27/2004	Durbin, Jim	7,937	0.754	5,985	Rent
12/27/2004	Daryl N. Snadon	63,494	0.754	47,877	Rent
12/27/2004	Sommer, Mark	7,937	0.754	5,985	Rent
		1,399,530		$487,594

7)
As discussed in the Certain Relationships and Related Transactions section of this prospectus, we were obligated under the terms of a line of credit agreement to Match, Inc. outstanding in the amount of $1,851,299 principal balance and $315,554 in accrued interest at December 31, 2004. Ronald E. Lusk, our chairman, controls Match, Inc. as Trustee of the Ronald E. Lusk Revocable Trust. Additionally, on July 25, 1994, we sold, for proceeds of $2 million, 533,333 shares of 8% cumulative Series A Senior Convertible Preferred Stock with cumulative dividends of $0.30 per annum for each share and conversion rights to common stock at a price of $3.75 per share. Under the terms of the Plan under which we emerged from bankruptcy, Match, Inc., the holder of the Series A Preferred Stock, waived such rights, including voting and conversion rights. No dividends had been paid with respect to this class of stock. At the date of the agreement, the cumulative unpaid dividend with respect to the preferred stock was $1,670,685. Thus, the total liquidation preference of the preferred stock was $3,670,685 as of March 31, 2005.

In contemplation of our private placement of the 6% Convertible Preferred Stock which was completed in May 2005, the placement agent recommended and our board of directors concurred that the Match, Inc. debt and Series “A” Preferred Stock would preclude us from successfully completing the financing transaction. A special committee of independent directors consisting of Directors Robert E. Bachman, Donald R. Harkleroad, and Robert L. Woodson, III (the “Special Committee”) was formed on March 14, 2005 to negotiate with Mr. Lusk the exchange of the Series A Preferred Stock and the Match, Inc. debt for shares of our common stock.

The board of directors (with Mr. Lusk abstaining and one director absent) reviewed the analysis prepared by the Special Committee. Based upon the exchange ratio of $1.725 per share offered by Mr. Lusk with respect to both the preferred stock and the debt, as well as the proposal by Mr. Lusk to reduce the accrued interest on the line of credit by $250,000, the board concluded that the offer was fair to us and voted to approve the transactions contained in the proposal from Mr. Lusk. The common shares issued in exchange for the Series A Preferred Stock and the amount due under the credit agreement totaled 3,254,034 shares, which were issued on May 5, 2005 as follows:

Date	Issuee	No. of Shares	Price per Share	Total
5/5/2005	2 Boys AB Revocable Trust	1,627,017	$1.725	$2,806,604
5/5/2005	Ronald E. Lusk Revocable Trust	1,627,017	1.725	2,806,604
		3,254,034		$5,613,209

8)
On February 10, 2005, we entered into a consulting contract with Equity Group, Inc. (“Equity”) to provide financial public relations and investor relations on behalf of us. In connection therewith, we agreed to issue Equity two warrants to purchase an aggregate of $600,000 worth of shares of our common stock with each warrant having an exercise price to be determined in the future. Such exercise price has been determined to be $0.80 per share. Each warrant will provide for the purchase of $300,000 worth of our common stock. One of the warrants became fully vested upon the signing of the contract. The other warrant will become exercisable upon the first anniversary date of the consulting contract unless terminated earlier.

9)
On February 15, 2005, we entered into a letter agreement with Giuliani Capital Advisors LLC (“GCA”) to engage GCA to provide financial advisory services to us and a to-be-formed entity. The intent of the Joint Venture is to own streetlights and related lighting infrastructure targeting municipalities, public utility corporations, universities, large mall owners, parking lot owners, and other organizations as partners/customers. We issued a warrant to GCA that is exercisable by GCA to purchase up to 1,650,000 shares of our common stock, subject to adjustment in certain circumstances as provided in the warrant. The 1,650,000 shares represented 3.1% of outstanding shares of common stock at February 15, 2005. The warrant has a five-year term and GCA may exercise the warrant in whole or in part at any time during the five-year term. The exercise price for each share of common stock is $.60 per share or $990,000 if GCA were to exercise all 1,650,000 shares under the warrant.

10)
At a meeting of our board of directors held on March 30, 2005, certain individual members of our board of directors and members of senior management agreed to loan us an aggregate of $340,000 on a short-term basis pursuant to the terms of promissory notes from Lighting Science Group and in favor of each of the individual lenders. The members of the board and senior management who agreed to loan us funds and the amounts loaned by each individual are as follows: John A. Collingwood - $100,000, Ronald E. Lusk - $30,000, Stan T. Waldrop - $30,000, Philip N. Lacerte - $30,000, Robert E. Bachman (through USGT Investors L.P.) - $30,000, Donald R. Harkleroad (through the Bristol Company) - $30,000, Robert L. Woodson, III - $30,000, Daryl N. Snadon - $30,000, and the Fredric S. Maxik (through the Phibian S Trust) - $30,000. Mr. Lusk loaned us an additional $15,000 on April 29, 2005 and $5,000 on May 2, 2005. Mr. Snadon loaned us an additional $100,000 on May 3, 2005 and Mr. Harkleroad loaned us an additional $16,000 on May 6, 2005. The board members and officers who loaned us funds in this transaction are collectively referred to as the Lenders. Proceeds from each of the loans were used to fund our continuing operating expenses, including salaries, legal and accounting fees and for working capital purposes and other contingencies. Pursuant to the terms of the notes issued by us to each Lender, eight warrants for 30,000 shares of common stock and one warrant for 100,000 shares of common stock vested on the date of issuance, April 20, 2005. On April 29, 2005 and May 2, 2005, respectively, we issued warrants for 15,000 and 5,000 shares of common stock to Mr. Lusk. On May 3, 2005, we issued a warrant for 100,000 shares of common stock to Mr. Snadon and on May 6, 2005, we issued a warrant for 16,000 shares of common stock to Mr. Harkleroad. All such warrants vested on the date of issuance. The warrants have anti-dilution and exercise price adjustment provisions for dividends and stock splits. Each warrant expires five years from the date of issuance.

11)
On May 12, 2005, we entered into a definitive Securities Purchase Agreement (the “Securities Purchase Agreement”) with Western Reserve Hedged Equity, LP, AG Domestic Convertibles, L.P., A.G. Offshore Convertibles, Ltd., the Gryphon Master Fund, L.P., the GSSF Master Fund, L.P., Xerion Partners I LLC, Xerion Partners II Master Fund Limited, Telemark Asset Management, LLC and certain other accredited investors (collectively referred to as the “Purchasers”) for the private placement of our 6% Convertible Preferred Stock, $.001 par value, pursuant to which the Purchasers have agreed to purchase 2,260,966 shares of the preferred stock at $3.20 per share for an aggregate purchase price of $7,235,086. The Securities Purchase Agreement was executed on May 12, 2005. Additionally, we entered into and executed warrants, a registration rights agreement and lock-up agreements with affiliates and certain stockholders. A certificate of designation that sets forth the rights, preferences, terms and conditions of the preferred stock was filed with the Secretary of State of the State of Delaware on May 10, 2005.

The preferred stock may be converted into shares of common stock. The preferred stock will have an initial conversion price of $0.80 per share of common stock subject to full ratchet anti-dilution provisions. The Purchasers also received warrants to purchase an additional 6,782,889 shares of common stock at an exercise price of $0.96 per share (subject to adjustment pursuant to anti-dilution provisions). The warrants have a term of five years from the closing date. Merriman Curhan Ford & Co. and MRM Capital LP acted as placement agents for this transaction. Warrants to purchase a total of 639,844 shares of common stock at an exercise price of $1.50 per share (subject to adjustment pursuant to anti-dilution provisions) were issued to Merriman and MRM in conjunction with this transaction.

The preferred shares issued in conjunction with this Securities Purchase Agreement are as follows:

Date	Issuee	No. of Shares	Price per Share	Total
5/12/2005	Western Reserve Hedged Equity, LP	178,125	$3.200	$570,000
5/12/2005	Western Reserve Hedged Equity Offshore, Ltd.	196,875	3.200	630,000
5/12/2005	Gryphon Master Fund, L.P.	406,250	3.200	1,300,000
5/12/2005	GSSF Master Fund, LP	218,750	3.200	700,000
5/12/2005	AG Domestic Convertibles, L.P.	281,250	3.200	900,000
5/12/2005	AG Offshore Convertibles, Ltd.	656,250	3.200	2,100,000
5/12/2005	Xerion Partners I LLC	78,125	3.200	250,000
5/12/2005	Xerion Partners II Master Fund Limited	78,125	3.200	250,000
5/12/2005	Telemark Asset Management, LLC	39,063	3.200	125,000
5/12/2005	Jerome Hill Amy Hill JTWRS	18,750	3.200	60,000
5/12/2005	George L. Lowe	7,813	3.200	25,000
5/12/2005	2 Boys AB Revocable Trust	7,813	3.200	25,001
5/12/2005	The Bristol Company (Donald R. Harkleroad - Director)	15,625	3.200	50,000
5/12/2005	Daryl N. Snadon	29,238	3.200	93,565
5/12/2005	Trust for Cole Snadon	7,813	3.200	25,000
5/12/2005	Trust for Kendall Snadon	7,813	3.200	25,000
5/12/2005	USGT Investors L.P. (Robert E. Bachman - Director)	10,413	3.200	33,322
5/12/2005	John A. Collingwood	4,688	3.200	15,001
5/12/2005	Philip R. Lacerte	10,374	3.200	33,197
5/12/2005	Edward I. Lanier	7,813	3.200	25,000

Total Shares		2,260,966		$7,235,086

The warrants issued in conjunction with this Securities Purchase Agreement are as follows:

Date	Issuee	No. of Shares	Exercise Price per Share	Total
5/12/2005	Western Reserve Hedged Equity, LP	534,375	$0.960	$513,000
5/12/2005	Western Reserve Hedged Equity Offshore, Ltd.	590,625	0.960	567,000
5/12/2005	Gryphon Master Fund, L.P.	1,218,750	0.960	1,170,000
5/12/2005	GSSF Master Fund, LP	656,250	0.960	630,000
5/12/2005	AG Domestic Convertibles, L.P.	843,750	0.960	810,000
5/12/2005	AG Offshore Convertibles, Ltd.	1,968,750	0.960	1,890,000
5/12/2005	Xerion Partners I LLC	234,375	0.960	225,000
5/12/2005	Xerion Partners II Master Fund Limited	234,375	0.960	225,000
5/12/2005	Telemark Asset Management, LLC	117,188	0.960	112,500
5/12/2005	Jerome Hill Amy Hill JTWRS	56,250	0.960	54,000
5/12/2005	George L. Lowe	23,437	0.960	22,500
5/12/2005	2 Boys AB Revocable Trust	23,438	0.960	22,500
5/12/2005	Merriman Curhan & Ford	575,860	1.500	863,790
5/12/2005	MRM Capital, LP (Aspen Advisors)	63,984	1.500	95,976
5/12/2005	The Bristol Company (Donald R. Harkleroad - Director)	46,876	0.960	45,001
5/12/2005	Daryl N. Snadon	87,715	0.960	84,206
5/12/2005	Trust for Cole Snadon	23,437	0.960	22,500
5/12/2005	Trust for Kendall Snadon	23,437	0.960	22,500
5/12/2005	USGT Investors L.P. (Robert E. Bachman - Director)	31,239	0.960	29,989
5/12/2005	John A. Collingwood	14,063	0.960	13,500
5/12/2005	Philip R. Lacerte	31,122	0.960	29,877
5/12/2006	Ed Lanier	23,437	0.960	22,500

Total Securities Purchase Agreement Warrants		7,422,733		$7,471,339

12)
On July 6, 2005, our board of directors adopted the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan and a proposal to implement this plan was approved at the annual shareholders’ meeting in August 2005. . A total of 5,000,000 shares of common stock have been reserved under this plan. The following options have been granted under this plan in 2005. These have a four year life and vest one-third upon grant, one-third after one year from grant and one-third after two years from grant.

Date	Issuee	No. of Shares	Exercise Price per Share	Total
9/19/2005	Mike Lavey	100,000	$0.870	$87,000
9/19/2005	Paul Garrity	30,000	0.870	26,100
9/19/2005	Cande Smiley	40,000	0.870	34,800
9/19/2005	Bob Bachman	50,000	0.870	43,500
9/19/2005	Don Harkleroad	150,000	0.870	130,500
9/19/2005	Chester Britt	50,000	0.870	43,500
10/31/2005	Bob Bachman	50,000	0.530	26,500
10/31/2005	Don Harkleroad	50,000	0.530	26,500
10/31/2005	Bob McMonigle	50,000	0.530	26,500
10/31/2005	Rob Woodson	50,000	0.530	26,500
10/31/2005	Daryl Snadon	50,000	0.530	26,500
10/31/2005	John Collingwood	50,000	0.530	26,500

Total Stock Options		720,000		$524,400

13)
On October 5, 2005, the Company terminated an agreement with Curtis McBride and Ron Froom to provide strategic account management relating to the sale of the Company’s products. In connection therewith, we issued each of these individuals 100,000 shares of common stock at value of $0.89 per share.

14)
On October 18, 2005, Stan T. Waldrop, the Company’s president at the time, resigned from his position to pursue other business opportunities. Mr. Waldrop will continue to serve the Company in an advisory capacity for six months, assisting in the transition. In conjunction therewith, the Company issued to Mr. Waldrop 50,000 shares of common stock at a value of $0.52 per share.

ITEM 27. EXHIBITS

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Lighting Science Group Corporation *
3.2	Amended and Restated By-laws of Lighting Science Group Corporation *
4.1	Stock Purchase Agreement of Lighting Science Inc. (1)
4.2	Preferred Stock Securities Purchase Agreement (2)
4.3	Form of Warrant (2)
4.4	Registration Rights Agreement (2)
4.5	Form of Lock-Up Agreement (Affiliates) (2)
4.6	Form of Lock-Up Agreement (Non-Affiliates) (2)
4.7	Certificate of Designation (2)
4.8	Form of Subscription Agreement for 2004 Private Placement *
4.9	Purchaser List for 2004 Private Placement *
4.10	Warrants Issued to Giuliani Capital Advisors (3)
5.1	Opinion on legality from Patton Boggs LLP *
10.1	Letter Agreement with Giuliani Capital Advisors for services (3)
102	Consulting Agreement with Equity Group (4)
10.3	Employment Agreement with Ronald E. Lusk (5)
10.4	Employment Agreement with Philip R. Lacerte (6)
10.5	Employment Agreement with Fredric S. Maxik (1)
10.6	Employment Agreement with K. Shane Hartman (5)
10.7	Employment Agreement with Kathryn D. Fuller (5)
10.8	Employment Agreement with J. Michael Poss (5)
10.9	Employment Agreement with Stan T. Waldrop (6)
23.1	Consent of Turner, Stone & Company, LLP
23.2	Consent of Patton Boggs LLP **
24	Power of attorney *

* Previously filed
** Incorporated in Opinion on legality from Patton Boggs LLP (Exhibit 5.1)

1.	Incorporated by reference to the Registrant's currenet report on Form 8-K filed with the Securities and Exchange Commssion on June 15, 2004
2.	Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2005.
3.	Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2005.
4.	Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2005.
5.	Incorporated by reference to the Registrant's quarterly report on Form 10-QSB filed with the Securities and Exchange Commission on August 16, 2004.
6.	Incorporated by reference to the Registrant's quarterly report on Form 10-QSB filed with the Securities and Exchange Commission on November 16, 2004.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales of our securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on August 19, 2005.

LIGHTING SCIENCE GROUP CORPORATION

By: /s/ Ronald E. Lusk

Ronald E. Lusk
Chairman of the Board and
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ronald E. Lusk Ronald E. Lusk	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 18, 2005
/s/ Stephen A. Hamilton Stephen A. Hamilton	Chief Financial Officer (Principal Financial and Accounting Officer)	November 18, 2005
/s/ Robert E. Bachman (by Ronald E. Lusk, Attorney-in-Fact*) Robert E. Bachman	Director	November 18, 2005
/s/ John A. Collingwood (by Ronald E. Lusk, Attorney-in-Fact*) John A. Collingwood	Director	November 18, 2005
/s/ Donald R. Harkleroad (by Ronald E. Lusk, Attorney-in-Fact*) Donald R. Harkleroad	Director	November 18, 2005
/s/ Fredric S. Maxik (by Ronald E. Lusk, Attorney-in-Fact*) Fredric S. Maxik	Director	November 18, 2005
/s/ Robert McMonigle (by Ronald E. Lusk, Attorney-in-Fact*) Robert McMonigle	Director	November 18, 2005
/s/ Daryl N. Snadon (by Ronald E. Lusk, Attorney-in-Fact*) Daryl N. Snadon	Director	November 18, 2005
/s/ Robert L. Woodson, III (by Ronald E. Lusk, Attorney-in-Fact*) Robert L. Woodson, III	Director	November 18, 2005

* pursuant to a Power of Attorney previously filed with the SEC